Exhibit 99.3

PRO FORMA VALUATION REPORT MUTUAL HOLDING COMPANY STOCK OFFERNG Narragansett Bancorp, Inc. Swansea, Massachusetts HOLDING COMPANY FOR: BayCoast Bank Swansea, Massachusetts 1311-A Dolley Madison Boulevard Suite 2A McLean, Virginia 22101 703.528.1700 rpfinancial.com

May 4, 2026

Board of Trustees

Narragansett Financial Corporation

Boards of Directors

Narragansett Bancorp, Inc.

BayCoast Bank

330 Swansea Mall Drive

Swansea, Massachusetts 02777

Members of the Boards of Trustees and Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the stock issuance transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Commissioner of Banks (the “Commissioner”), and applicable regulatory interpretations thereof.

Description of Plan of Reorganization and Stock Issuance

On June 8, 2026, the Board of Trustees Narragansett Financial Corporation, or the “MHC”, and the Board of Directors BayCoast Bank, or the “Bank”, adopted the plan of holding company reorganization and plan of stock Issuance (the “Plan”). Pursuant to the Plan, BayCoast Bank will reorganize into the “two-tier” mutual holding company form of organization whereby Narragansett Bancorp, Inc. (“Narragansett Bancorp” or the “Company”) will become the mid-tier stock holding company of BayCoast Bank and Narragansett Financial Corporation will become the top-tier mutual holding company. Narragansett Bancorp will issue a majority of its common stock to the MHC and sell a minority of its common stock to the public. Concurrent with the completion of the public stock offering, BayCoast Bank will receive at least 50.0% of the net stock proceeds and the balance will be retained by Narragansett Bancorp. The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank’s outstanding stock. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Narragansett Bancorp or the Company.

Narragansett Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including BayCoast Bank’s employee stock ownership plan (the “ESOP”), and Employees, Officers, Directors, Trustees and Corporators of BayCoast Bank or Narragansett Financial Corporation as terms are defined in the Plan for purposes of applicable regulatory guidelines governing stock offerings by mutual institutions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated offering.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Trustees

Board of Directors

May 4, 2026

At this time, no new additional activities are contemplated for the Company other than funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Narragansett Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The Plan provides for the establishment of a new charitable foundation, BayCoast Bank Charitable Foundation, Inc. (the “Foundation”). The Foundation’s contribution will be funded with 2.0% of the outstanding shares of Narragansett Bancorp common stock at the completion of the offering, including shares issued to the MHC, and $600,000 of cash funded by the net proceeds retained by the Company. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which BayCoast Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of BayCoast Bank, the Company, the MHC and the other parties engaged by BayCoast Bank, the Company or the MHC to assist in the minority stock offering process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB, the FDIC, the Commissioner and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2021 through December 31, 2025, unaudited financial statements as of and for the three months ended March 31, 2026, a review of various unaudited information and internal financial reports through March 31, 2026. We have conducted due diligence related discussions with the Company’s management; Wolf & Company, P.C., the Company’s independent auditor; Luse Gorman, PC, the Company’s counsel for the stock issuance and Piper Sandler & Co., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Board of Trustees

Board of Directors

May 4, 2026

We have investigated the competitive environment within which Narragansett Bancorp operates and have assessed its relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Narragansett Bancorp and the industry as a whole. We have analyzed the potential effects of the stock offering on Narragansett Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of the Company. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Narragansett Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues and initial public offerings by thrifts and thrift holding companies. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Narragansett Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by Narragansett Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Narragansett Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Narragansett Bancorpo. The valuation considers the Company only as a going concern and should not be considered as an indication of Narragansett Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Narragansett Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Narragansett Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Narragansett Bancorp following completion of the stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Narragansett Bancorp’s common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 4, 2026, the estimated aggregate pro forma market value of the shares to be issued immediately following the minority stock offering, both shares issued publicly as well as to the MHC, equaled $160,000,000 at the midpoint, equal to 16,000,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $136,000,000 and a maximum value of $184,000,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 13,600,000 at the

Board of Trustees

Board of Directors

May 4, 2026

minimum and 18,400,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $211,600,000 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 21,160,000. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 43.0% ownership interest prior to the issuance of shares to the Foundation. Accordingly, the offering to the public of the minority stock will equal $58,480,000 at the minimum, $68,800,000 at the midpoint, $79,120,000 at the maximum and $90,988,000 at the super maximum of the valuation range. Based on the $10.00 offering price per share, the shares offered in the public offering are 5,848,000 at the minimum, 6,880,000 at the midpoint, 7,912,000 at the maximum and 9,098,800 at the super maximum. The number of shares issued to the Foundation are 272,000 at the minimum, 320,000 at the midpoint, 368,000 at the maximum and 423,200 at the super maximum. Based on the public offering range and inclusive of the shares issued to the Foundation, equal to 2.0% of the shares issued in the stock issuance, the public ownership of shares will represent 45.0% of the shares issued throughout the valuation range.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the stock offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Narragansett Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the stock offering.

RP Financial’s valuation was based on the financial condition and operations of Narragansett Bancorp as of March 31, 2026, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Narragansett Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for

Board of Trustees

Board of Directors

May 4, 2026

financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Narragansett Bancorp’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

Ronald S. Riggins
Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

NARRAGANSETT BANCORP, INC.

BAYCOAST BANK

Swansea, Massachusetts

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Reorganization and Stock Issuance		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.4
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.12
Asset Quality		I.14
Funding Composition and Strategy		I.15
Subsidiary Activities		1.16
Legal Proceedings		I.18

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.5
Regional Economy		II.7
Unemployment Trends		II.8
Market Area Deposit Characteristics and Competition		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.13
Credit Risk		III.13
Summary		III.16

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

NARRAGANSETT BANCORP, INC.

BAYCOAST BANK

Swansea, Massachusetts

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.3
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.6
5. Dividends		IV.8
6. Liquidity of the Shares		IV.8
7. Marketing of the Issue		IV.9
A. The Public Market		IV.9
B. The New Issue Market		IV.14
C. The Acquisition Market		IV.15
8. Management		IV.17
9. Effect of Government Regulation and Regulatory Reform		IV.18
Summary of Adjustments		IV.18
Valuation Approaches: Fully-Converted Basis		IV.18
Basis of Valuation- Fully-Converted and MHC Pricing Ratios		IV.20
1. Price-to-Earnings (“P/E”)		IV.20
2. Price-to-Book (“P/B”)		IV.24
3. Price-to-Assets (“P/A”)		IV.25
Comparison to Publicly-Traded MHCs		IV.25
Comparison to Recent MHC Offerings		IV.29
Valuation Conclusion – Fully-Converted Basis		IV.30
Minority Stock Issuance Offering Range		IV.30

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

NARRAGANSETT BANCORP, INC.

BAYCOAST BANK

Swansea, Massachusetts

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheet Data	I.5
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.8
2.3	Unemployment Trends	II.9
2.4	Deposit Summary	II.10
2.5	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.16
4.3	Fully-Converted Market Pricing Versus Peer Group	IV.22
4.4	MHC Market Pricing Versus Peer Group	IV.23
4.5	Calculation of Implied Per Share Data - Incorporating MHC Second Step Conversion	IV.27
4.6	MHC Institutions Implied Pricing Ratios, Full Conversion Basis	IV.28

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

BayCoast Bank (the “Bank”), established in 1851, is a Massachusetts chartered stock savings bank headquartered in Swansea, Massachusetts. In 1998, BayCoast Bank reorganized into the mutual holding company structure, forming Narragansett Financial Corporation, a Massachusetts chartered mutual holding company (the “MHC”). Since its formation, the MHC’s primary purpose has been to act as the holding company for BayCoast Bank.

BayCoast Bank serves the Southcoast of Massachusetts and the state of Rhode Island through the main office, 25 full service branch banking offices and two loan production offices. A map of BayCoast Bank’s branch office locations is provided in Exhibit I-1. BayCoast Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of March 31, 2026, Narragansett Financial Corporation had consolidated total assets of $2.9 billion, total deposits of $2.5 billion and total equity of $186.6 million equal to 6.44% of total assets. The Company’s audited financial statements are included by reference as Exhibit I-2.

Plan of Reorganization and Stock Issuance

On June 8, 2026, the Board of Trustees of the MHC and the Board of Directors of BayCoast Bank adopted a plan of holding company reorganization and plan of stock issuance (the “Plan”). Pursuant to the Plan, BayCoast Bank will reorganize into the “two-tier” mutual holding company form of organization whereby Narragansett Bancorp, Inc. (“Narragansett Bancorp” or the “Company”) will become the mid-tier stock holding company of BayCoast Bank and Narragansett Financial Corporation will become the top-tier mutual holding company. Narragansett Bancorp will issue a majority of its common stock to the MHC and sell a minority of its common stock to the public. Concurrent with the completion of the public stock offering, the Bank will receive at least 50.0% of the net stock proceeds and the balance will be retained by Narragansett Bancorp. The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Narragansett Bancorp or the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

Narragansett Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including BayCoast Bank’s employee stock ownership plan (the “ESOP”), and Employees, Officers, Directors, Trustees and Corporators of the Bank or the MHC, as such terms are defined in the Plan for purposes of applicable federal regulatory guidelines governing stock offerings by mutual institutions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated offering.

At this time, no new additional activities are contemplated for the Company other than funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Narragansett Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The Plan provides for the establishment of a new charitable foundation, BayCoast Bank Charitable Foundation, Inc. (the “Foundation”). The Foundation contribution will be funded with 2.0% of the outstanding shares of Narragansett Bancorp common stock at the completion of the offering, including shares issued to the MHC, and $600,000 in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which the Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Strategic Overview

Narragansett Bancorp maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. In addition to offering traditional community bank products and services, the Company provides a variety of financial services to more effectively address the full range of banking needs required by its customer base. Financial products and services offered through the Bank’s subsidiary activities include insurance agency services, investment services for non-deposit investment products, investment management and trust services, and the origination and sale of residential mortgage loans. The Bank’s subsidiary activities also include manufactured and mobile home financing and providing data integration and automation solutions to organizations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Loans constitute the major portion of the Company’s composition of interest-earning assets, with commercial real estate and multi-family loans comprising the largest concentration followed by 1-4 family residential mortgage loans. Investments supplement the Company’s lending activities. The investment portfolio composition is indicative of the Company’s low risk investment philosophy, as U.S. Government bonds and federal agency obligations guaranteed by government sponsored enterprises (“GSEs”) comprise the largest concentration of the investment portfolio.

Deposits have consistently served as the primary funding source for the Company, supplemented with borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk. Additionally, the Company has conducted three private placement offerings of subordinated debt, whereby the proceeds were down streamed into the Bank for purposes of increasing regulatory capital to support continued growth and revenue diversification. Core deposits, consisting of transaction and savings account deposits, constitute the largest portion of the Company’s deposit base. The Company has used FHLB advances to support its lending and investment activities and for liquidity purposes.

Narragansett Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. Recent trends show that following a downward trend in the net interest margin from 2021 through 2024, the net interest margin has increased during the past one and one-quarter years. The increase in the net interest margin was facilitated by interest rate spread expansion, which was primarily realized through a decrease in the average cost of interest-bearing liabilities. Following four years of maintaining relatively stable operating expenses, the Company’s operating expenses increased in 2025 and the first quarter of 2026 which provided for some de-leveraging of the operating expense ratio. The increase in operating expense was primarily due to an increase in compensation expense, which was largely related to an employee retention tax credit that offset payroll tax expense in 2024. In general, operating expense to average assets ratios have been elevated, reflecting the Company’s strategic initiatives to significantly diversify revenue through an emphasis on generating non-interest income through offering fee and commission-based products and services. Over the past five and one-quarter years, credit loss provisions and non-operating gains and losses have had a varied impact on the Company’s earnings.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

The Company’s post-offering business plan is expected to continue to focus on implementing strategic initiatives to develop and grow a full service community banking franchise. A key component of the Company’s business plan is to raise equity through a minority stock offering while retaining its emphasis on mutuality. The equity capital will increase the Company’s operating flexibility, capacity for continued growth and diversification, and risk management, and reduce the reliance on previously issued subordinated debt. Further, the stock offering proceeds will supplement the funding with deposits and borrowings and may reduce overall funding costs. The additional capital may enable market expansion through establishing or acquiring branches in the current geographic footprint and entering nearby markets that are complementary to the existing branch network. The Company will also be in a better position to pursue growth through additional acquisitions of other financial service providers following the stock offering, given its strengthened capital position. The projected uses of proceeds at the Company and Bank levels are highlighted below.

•

Company. The Company is expected to retain not more than 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP and the cash contribution to the Foundation, are expected to be initially primarily invested initially into liquid funds held as a deposit at the Bank. A portion of the net proceeds retained by the Company may also be invested in U.S. government bonds and U.S. government-sponsored enterprise securities. Over time, the funds may be utilized for various corporate purposes, including repayment of subordinated debt and, to a lesser extent, acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•

Bank. At least 50% of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue controlled growth and revenue diversification that will serve to increase returns, while continuing to emphasize management of the overall risk.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five and one-quarter years. From yearend 2021 through March 31, 2026, Narragansett Bancorp’s assets increased at a 5.81% annual rate. Asset growth was largely driven by loan growth and was funded by a combination of deposit growth and increased utilization of borrowings. A summary of Narragansett Bancorp’s key operating ratios for the past two and one-quarter fiscal years is presented in Exhibit I-3.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Table 1.1

Narragansett Bancorp, Inc.

Historical Balance Sheet Data

													12/31/21- 3/31/26 Annual Growth Rate

	At December 31,										At March 31,
	2021		2022		2023		2024		2025		2026
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$2,278,252	100.00%	$2,843,730	100.00%	$2,901,161	100.00%	$2,934,403	100.00%	$2,858,576	100.00%	$2,896,855	100.00%	5.81%
Cash and cash equivalents	29,166	1.28%	42,893	1.51%	34,256	1.18%	75,957	2.59%	38,519	1.35%	79,147	2.73%	26.48%
Investment securities	334,129	14.67%	286,579	10.08%	251,268	8.66%	289,412	9.86%	344,480	12.05%	347,915	12.01%	0.96%
Loans held for sale	13,623	0.60%	3,505	0.12%	9,647	0.33%	8,945	0.30%	21,262	0.74%	14,854	0.51%	11.04%
Loans receivable, net	1,717,998	75.41%	2,289,193	80.50%	2,390,025	82.38%	2,333,986	79.54%	2,236,274	78.23%	2,239,623	77.31%	6.44%
FHLB stock	1,674	0.07%	3,668	0.13%	10,545	0.36%	12,634	0.43%	5,787	0.20%	5,469	0.19%	32.12%
Bank-owned life insurance	30,777	1.35%	32,823	1.15%	34,815	1.20%	37,597	1.28%	40,962	1.43%	41,530	1.43%	7.31%
Goodwill and other intangible assets	22,476	0.99%	29,936	1.05%	29,486	1.02%	29,097	0.99%	28,186	0.99%	28,024	0.97%	5.47%
Deposits	$2,006,127	88.06%	$2,447,568	86.07%	$2,352,759	81.10%	$2,325,880	79.26%	$2,423,306	84.77%	$2,466,761	85.15%	4.98%
Borrowings	83,751	3.68%	196,116	6.90%	333,874	11.51%	379,801	12.94%	192,641	6.74%	190,184	6.57%	21.29%
Equity	$157,561	6.92%	$139,708	4.91%	$156,434	5.39%	$170,611	5.81%	$186,846	6.54%	$186,644	6.44%	4.07%
Tangible equity	135,085	5.93%	109,772	3.86%	126,948	4.38%	141,514	4.82%	158,660	5.55%	158,620	5.48%	3.86%
Loans/Deposits		85.64%		93.53%		101.58%		100.35%		92.28%		90.79%

(1)	Ratios are as a percent of ending assets.

Sources: Narragansett Bancorp’s prospectus, audited financial statements, and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Narragansett Bancorp’s loans receivable portfolio increased at a 6.44% annual rate from yearend 2021 through March 31, 2026, in which most of the loan growth was realized in 2022. After peaking at $2.4 billion at yearend 2023, the loans receivable balance declined to $2.2 billion as of March 31, 2026. The Company’s slightly higher loan growth rate compared to its asset growth rate provided for an increase the loans-to-assets ratio from 75.41% at yearend 2021 to 77.31% at March 31, 2026.

Trends in the Company’s loan portfolio composition over the past two and one-quarter years show that overall composition of the loan portfolio has reflected a decline in the concentration of 1-4 family loans and that was primarily offset by increases in the concentrations of commercial real estate loans and home equity loans and line of credit. Commercial real estate loans, including multi-family loans, comprise the largest concentration of the loan portfolio and increased from 46.03% of total loans at yearend 2024 to 47.92% of total loans at March 31, 2026. Comparatively, from yearend 2024 to March 31, 2026, 1-4 family residential mortgage loans decreased from 25.20% of total loans to 20.47% of total loans. Over the same time period, the relative concentrations of commercial business loans increased from 8.52% of total loans to 8.83% of total loans, home equity loans and lines of credit increased from 7.57% of total loans to 9.40% of total loans, construction loans increased from 7.26% of total loans to 8.10% of total loans and consumer and other loans decreased from 5.42% of total loans to 5.27% of total loans.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Narragansett Bancorp’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will initially be invested into liquid funds held as a deposit at the Bank. Since yearend 2021, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 10.21% of assets at yearend 2023 to a high of 16.02% of assets at yearend 2021. As of March 31, 2026, cash and investments equaled 14.93% of assets. U.S. Government bonds and U.S. Government sponsored agency obligations totaling $279.7 million comprised the most significant component of the Company’s investment portfolio at March 31, 2026. Other investments held by the Company at March 31, 2026 consisted of municipal bonds ($33.3 million), corporate bonds and other debt securities ($32.7 million) and equity securities ($2.2 million). As of March 31, 2026, investment securities designated as available for sale totaled $345.7 million and reflected a net unrealized loss of $5.0 million. Exhibit I-4 provides historical detail of the Company’s investment portfolio as of March 31, 2026. As of March 31, 2026, the Company also held $79.1 million of cash and cash equivalents and $5.5 million of FHLB stock.

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The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which covers the lives of certain executive officers and directors of the Company. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of March 31, 2026, the cash surrender value of the Company’s BOLI equaled $41.5 million or 1.43% of assets.

Since yearend 2021, Narragansett Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From yearend 2021 through March 31, 2026, the Company’s deposits increased at a 4.98% annual rate. Following a year of strong deposit growth during 2022, the balance of deposits has remained relatively stable and equaled $2.467 billion or 85.15% of assets at March 31, 2026. Deposit growth trends since yearend 2024 reflect that deposit growth was realized through an increase transaction and savings account deposits, which provided for an increase in the concentration of transaction and savings account deposits comprising total deposits. Transaction and savings account deposits comprised 76.09% of total deposits at December 31, 2024, versus 80.13% of total deposits at March 31, 2026.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. Additionally, the Company has had three issuances of subordinated debt, in which the net proceeds were down streamed into BayCoast Bank for purposes of increasing regulatory capital. From year end 2021 through March 31, 2026, borrowings increased from $83.8 million or 3.68% of assets to $190.2 million or 6.57% of assets. Borrowings held by the Company at March 31, 2026 consisted of $95.5 million of FHLB advances and $94.7 million of subordinated debt.

The Company’s equity increased at a 4.07% annual rate from yearend 2021 through March 31, 2026. Slightly stronger asset growth relative to equity growth provided for a decrease in the Company’s equity-to-assets from 6.92% at December 31, 2021 to 6.44% at March 31, 2026. Similarly, the Company’s tangible equity-to-assets ratio decreased from 5.93% at December 31, 2021 to 5.48% at March 31, 2026. Goodwill and other intangibles totaled $28.0 million or 0.97% of assets at March 31, 2026. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2026. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities.

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Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five years and for the twelve months ended March 31, 2026. The Company’s reported earnings ranged from a net loss of $2.4 million or 0.08% of average assets during 2022 to net income of $22.2 million or 1.01% of average asset during 2021. For the twelve months ended March 31, 2026, the Company reported net income of $7.4 million or 0.25% of average assets. Net interest income and operating expenses represent the primary components of the Company’s earnings, while non-interest operating income is also a significant contributor to the Company’s earnings. Credit loss provisions and non-operating gains and losses have had a varied impact on the Company’s earnings over the past five and one-quarter years.

Over the past five and one-quarter years, the Company’s net interest income to average assets ratio ranged from 2.23% during 2024 to 3.10% during 2021 and equaled 2.71% during the twelve months ended March 31, 2026. The increase in the Company’s net interest income ratio during the past one and one-quarter years was facilitated by higher interest rate spreads, which was primarily driven by a lower cost of interest-bearing liabilities. The Company’s net interest rate spreads and yields and costs for the past two and one-quarter years are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a strong contributor to the Company’s earnings over the past five and one-quarter years. Throughout the period shown in Table 1.2, non-interest operating income ranged from 1.29% of average assets for 2022 to 2.44% of average assets for 2021. The sharp decrease in non-operating income during 2022 was primarily related to a decrease in mortgage banking income. For the twelve months ended March 31, 2026, non-interest operating income totaled $52.6 million or 1.81% of average assets. Mortgage banking income accounted for the Company’s largest source of non-interest operating income for the twelve months ended March 31, 2026, amounting to 37% of non-interest operating income for the twelve-month period. Other significant sources of non-interest operating income include insurance and brokerage commissions, customer service fees and trust department fees.

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Table 1.2

Narragansett Bancorp, Inc.

Historical Income Statements

	For the Year Ended December 31,										For the 12 Months
	2021		2022		2023		2024		2025		Ended 03/31/2026
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$78,908	3.59%	$96,043	3.34%	$130,533	4.47%	$141,759	4.84%	$143,310	4.90%	$142,539	4.90%
Interest expense	(10,728)	-0.49%	(18,036)	-0.63%	(62,483)	-2.14%	(76,400)	-2.61%	(67,186)	-2.30%	(63,778)	-2.19%

Net interest income	$68,180	3.10%	$78,007	2.72%	$68,050	2.33%	$65,359	2.23%	$76,124	2.61%	$78,761	2.71%
Provision for credit losses	(6,200)	-0.28%	(4,350)	-0.15%	(2,145)	-0.07%	(7,520)	-0.26%	(7,360)	-0.25%	(7,170)	-0.25%

Net interest income after provisions	$61,980	2.82%	$73,657	2.56%	$65,905	2.26%	$57,839	1.97%	$68,764	2.35%	$71,591	2.46%
Non-interest operating income	$25,807	1.17%	$24,576	0.86%	$28,501	0.98%	$30,339	1.04%	$33,711	1.15%	$33,089	1.14%
Mortgage banking income	27,954	1.27%	12,209	0.43%	17,517	0.60%	17,046	0.58%	18,540	0.63%	19,547	0.67%
Operating expense	(102,375)	-4.65%	(99,908)	-3.48%	(103,476)	-3.55%	(98,916)	-3.38%	(113,898)	-3.90%	(116,019)	-3.99%

Net operating income	$13,366	0.61%	$10,534	0.37%	$8,447	0.29%	$6,308	0.22%	$7,117	0.24%	$8,208	0.28%
Non-Operating Income/(Losses)
Gain (loss) on securities	$13,288	0.60%	($12,375)	-0.43%	($1,681)	-0.06%	$580	0.02%	$103	0.00%	$380	0.01%
Gain (loss) on sales of portfolio loans	3,012	0.14%	(2,103)	-0.07%	(185)	-0.01%	(430)	-0.01%	(2,052)	-0.07%	(1,678)	-0.06%

Net non-operating income(losses)	$16,300	0.74%	($14,478)	-0.50%	($1,866)	-0.06%	$150	0.01%	($1,949)	-0.07%	($1,298)	-0.04%
Net income before tax	$29,666	1.35%	($3,944)	-0.14%	$6,581	0.23%	$6,458	0.22%	$5,168	0.18%	$6,910	0.24%
Income tax provision	(7,424)	-0.34%	1,540	0.05%	(1,219)	-0.04%	(1,149)	-0.04%	831	0.03%	460	0.02%

Net income (loss)	$22,242	1.01%	($2,404)	-0.08%	$5,362	0.18%	$5,309	0.18%	$5,999	0.21%	$7,370	0.25%
Net income attributed to non-controlling interest	$191	0.01%	$107	0.00%	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%

Net income (loss) attributed to Narragansett Fin.	$22,051	1.00%	($2,511)	-0.09%	$5,362	0.18%	$5,309	0.18%	$5,999	0.21%	$7,370	0.25%
Adjusted Earnings
Net income	$22,051	1.00%	($2,511)	-0.09%	$5,362	0.18%	$5,309	0.18%	$5,999	0.21%	$7,370	0.25%
Add(Deduct): Non-operating income	(16,300)	-0.74%	14,478	0.50%	1,866	0.06%	(150)	-0.01%	1,949	0.07%	1,298	0.04%
Tax effect (2)	4,075	0.19%	(3,620)	-0.13%	(467)	-0.02%	38	0.00%	(487)	-0.02%	(325)	-0.01%

Adjusted earnings	$9,826	0.45%	$8,348	0.29%	$6,762	0.23%	$5,197	0.18%	$7,461	0.26%	$8,344	0.29%
Expense Coverage Ratio (3)	0.67x		0.78x		0.66x		0.66x		0.67x		0.68x
Efficiency Ratio (4)	83.94%		86.78%		90.79%		87.79%		88.84%		88.27%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 25.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources: Narragansett Bancorp’s prospectus, audited financial statements and RP Financial calculations.

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Operating expenses represent the other major component of the Company’s earnings, which have been maintained at a relatively high ratio as a percent of average assets. The Company’s relatively high operating expense ratios have been largely attributable to the significance of operational areas that are largely off-balance sheet activities, which include the Company’s mortgage banking operations, insurance activities, business and wealth management services and trust services. Notably, as the result of the significance of the Company’s off-balance sheet activities, the Company maintains a relatively low ratio of assets per employee. Recent trends reflect some de-leveraging of operating expenses, which was attributable to limited asset growth and an increase in operating expenses. Most of the increase in operating expenses during 2025 was due to an increase in compensation costs, which was mostly attributable to an employee retention tax credit that offset the payroll tax expense in 2024. The increase in compensation expense during 2025 was also due to higher incentive compensation resulting from an increase in loan volume. Overall, the Company’s operating expenses to average assets ratio ranged from 3.38% during 2024 to 4.65% during 2021. For the twelve months ended March 31, 2026, operating expenses totaled $116.0 million or 3.99% of average assets.

Overall, the general trends in the Company’s net interest income and operating expense ratios over the past five and one-quarter fiscal years reflect relatively stable core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses). Narragansett Bancorp’s expense coverage ratio equaled 0.67x for 2021 and 0.68x for the twelve months ended March 31, 2026. Comparatively, the Company’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) reflected a slight downward trend in core earnings since 2021, based on efficiency ratios of 83.94% for 2021 and 88.27% for the twelve months ended March 31, 2026.

During the period covered in Table 1.2, the amount of credit loss provisions recorded by the Company ranged from 0.07% of average assets during 2023 to 0.28% of average assets during 2021. For the twelve months ended March 31, 2026, credit loss provisions were $7.2 million or 0.25% of average assets. As of March 31, 2026, the Company maintained credit loss allowances of $29.7 million, equal to 1.31% of total loans and 84.99% of non-performing loans. Exhibit I-6 sets forth the Company’s credit loss allowance activity during the past two and one-quarter years.

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Non-operating gains and losses have had a varied impact on the Bank’s earnings during the period covered in Table 1.2, consisting of gains and losses on securities and sales of portfolio loans. Over the past five and one-quarter years, non-operating gains and losses ranged from a net non-operating loss of 0.50% of average assets during 2022 to net non-operating gains of 0.74% of average assets during 2021. For the twelve months ended March 31, 2026, the Company reported a net non-operating loss of $1.3 million or 0.04% of average assets which consisted of $380,000 gains on securities and a $1.7 million loss on sales of portfolio loans.

Over the past five and one-quarter years, the Company’s effective tax rate ranged from 25.03% during 2021 to a tax benefit of 39.05% during 2022. For the twelve months ended March 31, 2026, the Company’s effective tax rate equaled a tax benefit of 6.66%. The tax benefit recorded for the twelve months ended March 31, 2026 was due primarily to tax credits of $2.1 million recorded during the year ended December 31, 2025, which was related to a low-income affordable housing project. As set forth in the prospectus, the Company’s effective marginal tax rate is 25.0%.

Interest Rate Risk Management

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through maintaining the investment securities portfolio as available for sale, investing in short- to medium-term repricing and/or maturing investment securities, maintaining prudent levels of liquidity, selling originations of 1-4 family fixed rate loans to the secondary market and emphasizing lending diversification which consist primarily of adjustable rate or shorter term fixed rate loans. As of March 31, 2026, of the Company’s total loans due after March 31, 2027, adjustable rate loans comprised 75.29% of total loans receivable (see Exhibit I-7). On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits.

Management of the Company’s interest rate risk is also facilitated by growing sources of non-interest operating income, fixing interest income on loans and other floating-rate assets and using derivative instruments such as mortgage banking derivatives and, to a lesser extent, loan level hedging and interest rate swaps.

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The Company’s interest rate risk analysis indicated that as of April 30, 2026, in the event of a 200 basis point immediate and parallel increase across the Treasury yield curve, the Company’s net interest income would decrease by 3.2% in a 1-year period. Comparatively, as of April 30, 2026, in the event of a 200 basis point immediate and parallel decrease across the Treasury yield curve, the Company’s net interest income would increase by 1.0% in a one year period (see Exhibit I-8).

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

The Company is pursuing a diversified lending strategy with a current focus on commercial real estate, multi-family and commercial business loans as the primary areas of targeted loan growth. Other areas of lending for the Company include 1-4 family permanent mortgage loans, construction loans, home equity loans and lines of credit and other consumer loans. Exhibit I-9 provides historical detail of Narragansett Bancorp’s loan portfolio composition for the past two and one-quarter years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of March 31, 2026.

Commercial Real Estate and Multi-Family Loans. Commercial real estate and multi-family loans consist largely of loans originated by the Company, which are generally collateralized by properties in the Company’s regional lending area. On a limited basis, the Company supplements originations of commercial real estate and multi-family loans with purchased loan participations from local banks. Loan participations are subject to the same underwriting criteria and loan approvals as applied to loans originated by the Company. Narraganset Bancorp generally originates commercial real estate and multi-family loans up to a loan-to-value (“LTV”) ratio of 75% and generally requires a minimum debt-coverage ratio of 1.2 times. Commercial real estate and multi-family loans are generally originated for terms of up to 25 years and are originated with rates that adjust after an initial fixed-rate period of five to seven years. Commercial real estate and multi-family loans are typically indexed to the applicable FHLB classic advance rate plus a margin. Properties securing the commercial real estate and multi-family loan portfolio consist primarily of apartments, leisure and hospitality, office, retail and industrial. At March 31, 2026, the Company’s largest commercial real estate loan had an

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I.13

outstanding balance of $15.2 million and was secured by a building used for laboratory and office space. At March 31, 2026, this loan was performing in accordance with its original terms. At March 31, 2026, the Company’s largest multi-family loan had an outstanding balance of $28.5 million and was secured by 179-unit apartment complex. At March 31, 2026, this loan was performing in accordance with its original terms. As of March 31, 2026, the Company’s outstanding balance of commercial real estate and multi-family loans totaled $1.1 billion equal to 47.92% of total loans outstanding.

1-4 Family Residential Loans. Narragansett Bancorp offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans with terms of up to 30 years, which are substantially secured by properties in the Company’s market area. Loans are generally underwritten to secondary market guidelines, so as to allow for the sale of such loans if such a strategy is warranted for purposes of interest rate risk management. Historically, the Company’s practice has been to generally sell conforming fixed rate loans, with servicing retained by the Company. Adjustable rate loans offered by the Company generally have initial repricing terms of three, five, seven or ten years and then reprice thereafter for periods of between one and five years. As of March 31, 2026, the Company’s outstanding balance of 1-4 family residential mortgage loans totaled $465.3 million equal to 20.47% of total loans outstanding.

Home Equity Loans and Lines of Credit. The Company’s 1-4 family lending activities include home equity loans and line of credit. Home equity loans are offered as fixed rate loans with terms of up to 15 years. Home equity lines of credit are offered with terms of up to 20 years with a draw period of up to 10 ten years followed by up to a 10 year repayment term. The Company will generally originate home equity loans up to a maximum LTV ratio of 80% on owner occupied homes, 70% on second homes and condominiums and 60% on investment properties, inclusive of other liens on the property. The Company will generally originate home equity lines of credit up to a maximum LTV ratio of 80% on owner occupied homes and 70% on second homes, inclusive of other liens on the property. As of March 31, 2026, the Company’s outstanding balance of home equity loans and lines of credit totaled $213.7 million equal to 9.40% of total loans outstanding.

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Construction Loans The Company’s construction lending activities consist substantially of loans for commercial development projects. Construction loans are structured as straight construction loans or construction/permanent loans where after the initial construction period the loan converts to a permanent mortgage loan. Construction loans are interest-only loans during the construction phase and may be originated up to a maximum LTV ratio of 75% of the estimated appraised market value upon completion of the project. At March 31, 2026, the Company’s largest construction loan totaled $22.5 million and was secured by an industrial building. At March 31, 2026, this loan was performing in accordance with its original terms. As of March 31, 2026, Narragansett Bancorp’s outstanding balance of construction loans totaled $184.2 million equal to 8.10% of total loans outstanding.

Commercial Business Loans. The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Expansion of commercial business lending activities is a desired area of loan growth for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. The Company offers a variety of commercial business loans that include term loans and revolving lines of credit. Commercial business loans are generally offered up to a maximum LTV ratio of 90%. At March 31, 2026, the Company’s largest commercial business loan totaled $15.0 million and was secured by a solar farm. At March 31, 2026, this loan was performing in accordance with its original terms; however, it has been granted debt service coverage covenant waivers. As of March 31, 2026, the Company’s outstanding balance of commercial business loans totaled $200.8 million equal to 8.83% of total loans outstanding.

Consumer Loans. The consumer loan portfolio consists primarily of manufactured home loans originated nationwide through the Bank’s subsidiary, with the balance of the consumer loan portfolio consisting primarily of personal loans. As of March 31, 2026, the Company’s consumer loan portfolio totaled $119.7 million equal to 5.27% of total loans outstanding, with manufactured home loans totaling $72.3 million at March 31, 2026.

Asset Quality

The Company experienced an increase in non-performing assets during 2025 and the first quarter of 2026, which was primarily due to a decrease in non-performing commercial real estate loans. Narragansett Bancorp’s balance of non-performing assets increased from $5.4 million or 0.19% of assets at December 31, 2024 to $44.9 million or 1.55% of assets at March 31, 2026. As shown in Exhibit I-11, except for $20,000 of foreclosed and repossessed assets, the entire balance of non-performing assets at March 31, 2026 consisted of non-accruing loans. Non-accruing loans currently held by the Company consist mostly of commercial real estate loans, which totaled $37.2 million at March 31, 2026.

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To track the Company’s asset quality and the adequacy of valuation allowances, Narragansett Bancorp has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed on a regular basis by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of March 31, 2026, the Company maintained credit loss allowances of $29.7 million, equal to 1.31% of total loans receivable and 66.15% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at March 31, 2026 deposits accounted for 92.84% of Narragansett Bancorp’s combined balance of deposits and borrowings. Exhibit I-12 sets forth the Company’s deposit composition for the past two and one-quarter years. Transaction and savings account deposits comprised 80.13% of total deposits at March 31, 2026, as compared to 76.09% of total deposits at December 31, 2024. The increase in the concentration of core deposits comprising total deposits since yearend 2024 was due to growth of core deposits and a decrease in certificates of deposit (“CDs”). Money market deposits comprise the largest concentration of the Company’s core deposits, totaling $869.2 million or 43.97% of total core deposits at March 31, 2026.

The balance of the Company’s deposits consists of CDs, which equaled 19.87% of total deposits at March 31, 2026 compared to 23.91% of total deposits at December 31, 2024. As of March 31, 2026, the CD portfolio totaled $490.2 million of which $197.2 million or 40.22% consisted of CDs with balances greater than $250,000. The Company did not hold any brokered CDs at March 31, 2026.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk Additionally, the Company has had three issuances of subordinated debt, in which most of the funds were down streamed into BayCoast Bank to increase regulatory capital. Borrowings totaled $190.2 million at March 31, 2026 and consisted of $95.5 million of FHLB advances and $94.7 million of subordinated debt. For the three months ended March 31, 2026, the FHLB advances had a weighted average interest rate of 4.19% and the subordinated debt had a weighted average interest rate of 6.67%.

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Subsidiary Activities

BayCoast Bank’s active subsidiaries are BayCoast Mortgage Company, LLC (“BayCoast Mortgage”), which originates and sells conforming and jumbo residential mortgages; Plimoth Trust Company, LLC, d/b/a Plimoth Investment Advisors (“Plimoth Investment Advisors”), which provides investment management and trust services; BayCoast Insurance, LLC (“BayCoast Insurance”), an indirect subsidiary of BayCoast Bank, which provides insurance products to consumers and businesses; Priority Funding, LLC (“Priority Funding”), which originates and sells manufactured home loans; and Teamwork Funding, LLC (“Teamwork Funding”), a wholly owned subsidiary of Priority Funding, which provides broker lender services for manufactured home loans and primarily conducts business in Arizona; Troy Security Corporation and B.F.R. Corp., which buy, hold, and sell securities on their own behalf; Stack Ally, which has been established to provide data integration and automation solutions to organizations; BCBOZ Investment, LLC, which holds real estate property; and 1851 Corporation, which is authorized to hold investments and real estate property.

BayCoast Mortgage, a Massachusetts limited liability company, is a wholly owned subsidiary of BayCoast Bank. BayCoast Mortgage originates and sells conforming and jumbo residential mortgage loans and operates in 11 states. For the three months ended March 31, 2026 and the year ended December 31, 2025, BayCoast Mortgage sold $181.5 million and $556.9 million of mortgage loans, respectively, generating $4.0 million and $12.7 million of mortgage banking revenue for those periods. For the three months ended March 31, 2026 and the year ended December 31, 2025, BayCoast Mortgage had net income of $1.1 million and $2.2 million, respectively.

Plimoth Investment Advisors, a Maine limited liability company, is a wholly owned subsidiary of BayCoast Bank. Its sole activity is to provide investment management and trust services to customers and businesses. At March 31, 2026, Plimoth Investment Advisors had approximately $1.07 billion in assets under management. For the three months ended March 31, 2026 and the year ended December 31, 2025, Plimoth Investment Advisors had net income of $317,000 and $1.1 million, respectively.

BayCoast Insurance, a Delaware limited liability company, is an indirect subsidiary of BayCoast Bank. It provides insurance products to consumers and businesses. For the three months ended March 31, 2026 and the year ended December 31, 2025, BayCoast Insurance generated $2.7 million and $10.8 million of insurance commissions, and had net income of $1.1 million and $2.2 million, respectively.

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I.17

Priority Funding, a Massachusetts limited liability company, is a wholly owned subsidiary of BayCoast Bank, and Teamwork Funding, an Arizona corporation, is a wholly owned subsidiary of Priority Funding. Priority Funding originates and sells manufactured home loans, primarily with respect to homes located in manufactured housing communities and other leased-land settings, in 21 states, and Teamwork Funding provides broker lender services for manufactured home loans and primarily conducts business in Arizona. For the three months ended March 31, 2026 and the year ended December 31, 2025, on a combined basis, Priority Funding and Teamwork Funding had loan sales of $23.7 million and $129.6 million, generating $1.6 million and $9.0 million of gains on loan sales, revenue, respectively. For the three months ended March 31, 2026 and the year ended December 31, 2025, on a combined basis, Priority Funding and Teamwork Funding had loan fees of $170,000 and $1.0 million, and had net income of $219,000 and $4.3 million, respectively.

Troy Security Corporation and B.F.R. Corp. are Massachusetts securities corporations, which buy, hold, and sell securities on their own behalf. At March 31, 2026, on a combined basis, Troy Security Corporation and B.F.R. Corp. had assets of $75.0 million.

Stack Ally, a Delaware limited liability company, is a wholly owned subsidiary of BayCoast Bank. Stack Ally was formed in 2025, and has been established to provide data integration and automation solutions to organizations. Its platform enables system integration across multiple platforms supports workflow orchestration and automation, and incorporates embedded analytics and artificial intelligence capabilities. Because Stack Ally’s products are deployed within client environments, the customer maintains control over data, infrastructure, and security, including with respect to regulatory and compliance requirements. For the three months ended March 31, 2026, Stack Ally had a net loss of $27,000. There was no activity as of December 31, 2025.

BCBOZ Investment, LLC, a Massachusetts limited liability company, is a wholly owned subsidiary of BayCoast Bank. BCBOZ Investment, LLC was organized as an Opportunity Zone Fund and owns a building as an investment and has invested in improvements to the building. At March 31, 2026, BCBOZ Investment, LLC had assets of $5.9 million.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.18

1851 Corporation, a Massachusetts corporation, is a wholly owned subsidiary of BayCoast Bank. 1851 Corporation is authorized to hold investments and real estate property, but at March 31, 2026, its only asset was $11.0 million in cash.

Legal Proceedings

At March 31, 2026, Narragansett Bancorp was not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by the Company’s management to be immaterial to the Company’s financial condition, results of operations and cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Narragansett Bancorp is headquartered in Swansea, Massachusetts and currently serves the Southcoast of Massachusetts and the state of Rhode Island through 25 full service offices. The branches are located in the Massachusetts counties of Bristol (18 offices including the main office) and Norfolk (one branch) and the Rhode Island counties of Newport (three branches), Providence (two branches) and Bristol (one branch). Details regarding the Company’s office properties are set forth in Exhibit II-1.

With operations in major metropolitan areas, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Company. The metropolitan areas served by the Company’s branches have a highly developed economy, with a relatively high concentration of highly skilled workers who are employed in a number of different industry clusters including healthcare, financial services, technology and education.

Future growth opportunities for Narragansett Bancorp depend on the future growth and stability of the local and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national economic trends. Job growth slowed in July 2025, as the U.S. economy added 73,000 jobs in July and the July unemployment rate increased to 4.2%. Manufacturing activity contracted for a fifth straight month in July with an index reading of 48.0, while service sector activity for July increased to an index reading of 50.1. A slight easing in mortgage rates provided for a 2.0% increase in July existing home sales, while new homes sales for July were down 0.6%. Both manufacturing activity and service sector activity increased in August, with respective index readings of 48.7 and 52.0. Only 22,000 jobs were added in August and the

RP® Financial, LC.	MARKET AREA
II.2

August unemployment rate increased to 4.3%. August retail sales increased 0.6%, which was higher than expected. While existing home sales slipped 0.2% in August, new home sales for August jumped 20.5%. September manufacturing activity edged up to an index reading of 49.1, while service sector activity for September slowed to an index reading of 50.0. The U.S. economy added 119,000 jobs in September and the September unemployment rate edged up to 4.4%. Existing home sales for September increased 1.5%, as lower mortgage rates boosted activity. Comparatively, new home sales for September were down 5.1%. Retail sales for September showed a slight increase of 0.2%. Third quarter GDP growth exceeded expectations, with a 4.3% annualized growth rate.

Manufacturing activity for October slowed to an index reading of 48.7, versus service sector activity for October accelerating to an index reading of 52.4. October existing home sales increased 1.2%, as slightly lower mortgage rates helped sales reach an eight-month high. Retail sales of October were unchanged. November manufacturing activity slowed to an index reading of 48.2, for a ninth consecutive month of contraction. In contrast, service sector activity for November edged up to an index reading of 52.6. The U.S. economy added 64,000 jobs in November and the November unemployment rate crept up to 4.6%. Lower mortgage rates contributed to existing home sales increasing 0.5% in November, which was the third consecutive month of rising sales, while new home sales for November jumped 15.5%. Manufacturing activity for December slowed to an index reading of 47.9, while December service sector activity accelerated to an index reading of 54.4. Job growth slowed slightly in December with the U.S. economy adding 50,000 jobs, while the December unemployment rate edged lower to 4.4%. While existing home sales increased 5.1% in December, as a whole 2025 ranked as one of the worst slumps for home sales in years. Comparatively, new home sales for December declined 1.7%. Reflecting the impact of a record long government shutdown, fourth quarter GDP slowed to an annual growth rate of 1.4%.

January 2026 manufacturing activity accelerated to an index reading of 52.6, which was the highest reading since August 2022. Service sector activity for January also edged up with an index reading of 52.7. January’s employment report showed 130,000 jobs were added to the U.S. economy, which was the strongest job growth in more than a year. The January unemployment rate declined slightly to 4.3%. An 8.4% decline in existing home sales for January provided for the lowest level of existing home sales in more than two years. Similarly, January new home sales declined by 17.6%. Manufacturing activity for February continued to expand with an index reading of 52.4, while February service sector activity accelerated to a

RP® Financial, LC.	MARKET AREA
II.3

more than a three and one-half year high to an index reading of 56.1. February’s employment report showed the U.S. economy lost 92,000 jobs and the unemployment rate edged up to 4.4%. Existing home sales for February were up 1.7%. Manufacturing activity for March expanded for a third consecutive month with an index reading of 52.7, while March service sector activity increased at a slower pace with an index reading of 54.0. Job growth resumed in March with U.S. employers adding 178,000 jobs and the March unemployment rate dipped slightly to 4.3%. Existing home sales for March fell 3.6%. First quarter GDP expanded at a 2.0% annual rate, as businesses invested heavily in artificial intelligence.

In terms of interest rates trends over the past few quarters, renewed trade tensions pushed Treasury yields higher at the start of the third quarter of 2025, reflecting concerns that the pending implementation of reciprocal tariffs would lead to higher inflation. An uptick in inflation, as indicated by the 2.7% increase in the June CPI, sustained the upward trend in long-term Treasury yields through mid-July. Some announced tariff deals with the U.S. and signs of progress with other trade partners provided for slightly lower interest rates in the second half of July. The Federal Reserve concluded its end of July meeting holding interest rates steady. Signs of a slowing economy, as reflected in the July reports for employment and service sector activity, translated into long-term Treasury yields declining in early-August. A 2.7% increase in the July CPI provided for a slight upward trend in long-term Treasury yields through mid-August, which was followed by long-term Treasury yields drifting lower through the end of August. The weak employment report for September sustained the rally in Treasury bonds through the first two weeks of September. Long-term Treasury yields edged higher through the balance of September, as markets reacted to inflation edging higher with a 2.9% in the August CPI and the Federal Reserve approving a mid-September 0.25% interest rate cut.

A slight downward trend in long-term Treasury yields prevailed through the first half of October 2025, with the 10-year Treasury stabilizing around 4.0% going into late-October. A 3.0% increase in the September CPI, along with the Federal Reserve tempering expectations of further rate cuts following its second consecutive 0.25% rate-cut in late-October, resulted in the 10-year Treasury yield trending up to 4.15% in mid-November. After edging down to 4.0% in late-November, the 10-year Treasury yield trended slightly higher ahead of the Federal Reserve’s December meeting. The Federal Reserve concluded its December meeting with a third consecutive 0.25% rate-cut, while signaling a pause in further rate cuts. Long-term Treasury yields stabilized through balance of 2025, as a 2.7% increase in the November CPI provided an indication of a slower pace of inflation.

RP® Financial, LC.	MARKET AREA
II.4

A stable interest rate environment continued to prevail during the first couple of weeks of January 2026, with the December CPI showing no change from the 2.7% increase in the November CPI. Treasury yields edged higher in the second half of January, as President Trump’s threat to apply new restrictions on trade with Europe sparked a selloff in Treasury bonds. The late-January meeting of the Federal Reserve concluded with holding its benchmark rate steady and signaling little urgency to resume cutting rates further. A weaker-than-expected report for December retail sales and a 2.4% increase in January’s CPI showing a slower pace of inflation facilitated a decline in long-term Treasury during yield during the first half of February. With the fourth quarter GDP report showing a slowing U.S. economy, interest rates continued to trend lower in the second half of February. At the end of February, 30-year mortgage rates fell below 6% for the first time in three years and the 10-year Treasury yield dropped below 4%. Interest rates reversed course and increased through most of March, as the prospect of war-fueled inflation pushed Treasury yields higher. In a similar vein, the Federal Reserve concluded its March meeting holding interest rates steady, as higher energy prices from the Iran war threatened to prolong the fight against inflation. Mortgage rates hit a six-month high in late March.

A slight downward trend in long-term Treasury yields that started at the end of the first quarter of 2026 continued into early-April, as financial markets considered the deadline for Iran to strike a deal followed by the April 8th announcement of a two-week cease-fire between the U.S. and Iran. While higher gas prices translated into the March CPI surging to a two-year high of 3.3%, the 10-year Treasury yield stabilized around 4.30% through mid-April. The Federal Reserve’s late-April policy meeting concluded with leaving its target rate unchanged and continuation of signaling that the next move in its target rate was more likely to be down than up. In step with the conclusion of the Federal Reserve’s late-April meeting, inflationary pressures from rising oil prices pushed long-term Treasury yields higher at the end of April and the beginning of May. As of May 4, 2026, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 3.78% and 4.45%, respectively, versus comparable year ago yields of 4.00% and 4.33%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in April 2026, GDP was projected to increase 2.0% in 2026 and then edge up to a 2.2% annual growth rate in 2027. The U.S. unemployment rate was forecasted to equal 4.5% in December 2026 and 4.4% in June 2027. An average of 45,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted the federal funds rate would equal 3.38% in December 2026 and 3.26% in June 2027. On average, the economists forecasted that the 10-year Treasury yield would equal 4.22% in December 2026 and 4.18% in June 2027.

RP® Financial, LC.	MARKET AREA
II.5

The April 2026 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2026 existing home sales to increase by 3.6% from 2025 sales, while 2026 new home sales were forecasted to increase by 4.1% from sales in 2025. The 2026 median sale prices for existing and new homes were forecasted to show respective decreases of 2.7% and 3.6%. Total mortgage production was forecasted to increase in 2026 to $2.187 trillion, compared to $2.050 trillion in 2025. The forecasted increase in 2026 originations was based on a 4.6% increase in purchase volume and a 10.8% increase in refinancing volume. Purchase mortgage originations were forecasted to total $1.418 trillion in 2026, versus refinancing volume totaling $769 billion. Housing starts for 2026 were projected to decrease by 1.0% to total 1.344 million.

Market Area Demographics

Demographic and economic data and growth trends, measured by population, number of households, age distribution and income, provide key insight into the health of the market area served by Narragansett Bancorp. Demographic data for the Massachusetts counties of Bristol and Norfolk and the Rhode Island counties of Newport, Providence and Bristol, as well as for Massachusetts and Rhode Island, and the U.S., is provided in Table 2.1.

Population and household data indicate that the market area served by the Company’s branches is a mix of urban and suburban markets. Norfolk County is the most populous county in the Company’s market area with a total population of 746,000, while Bristol County in Rhode Island has the smallest population with a total population of 50,000. For the 2021 to 2026 period, Providence County recorded the strongest population growth with an annual growth rate of 1.3%. For the 2021 to 2026 period, Bristol County in Massachusetts and Norfolk County also recorded stronger population growth rates relative to the comparable 0.7% annual growth recorded for both Massachusetts and the U.S. Comparatively, Newport County’s annual population growth rate of 0.2% was the lowest among the primary market area counties.

Household growth rates for the primary market area counties generally paralleled population growth trends, with Providence County and Newport County displaying the respective highest and lowest household growth rates over the past five years. For the next five years, population and household growth rates for the primary market area counties are generally projected to show slower growth, with Newport County and Bristol County in Rhode Island projected to experience declines in population and households.

RP® Financial, LC.	MARKET AREA
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Table 2.1

Narragansett Bancorp, Inc.

Summary Demographic Data

	Year			Growth Rate
	2021	2026	2031	2021-2026	2026-2031
				(%)	(%)
Population (000)
USA	330,946	342,966	351,802	0.7%	0.5%
Massachusetts	6,928	7,180	7,308	0.7%	0.4%
Rhode Island	1,060	1,117	1,133	1.0%	0.3%
Bristol, MA	568	591	599	0.8%	0.3%
Norfolk, MA	711	746	763	1.0%	0.4%
Newport, RI	82	82	80	0.2%	-0.6%
Providence, RI	641	682	701	1.3%	0.5%
Bristol, RI	48	50	49	0.6%	-0.4%
Households (000)
USA	125,733	131,761	135,556	0.9%	0.6%
Massachusetts	2,721	2,808	2,862	0.6%	0.4%
Rhode Island	421	454	463	1.5%	0.4%
Bristol, MA	223	235	239	1.0%	0.3%
Norfolk, MA	275	286	293	0.8%	0.4%
Newport, RI	35	35	34	0.0%	-0.6%
Providence, RI	248	272	281	1.8%	0.7%
Bristol, RI	19	20	19	0.7%	-0.3%
Median Household Income ($)
USA	67,761	86,867	96,684	5.1%	2.2%
Massachusetts	87,126	109,065	121,125	4.6%	2.1%
Rhode Island	69,418	93,626	104,830	6.2%	2.3%
Bristol, MA	72,891	88,044	95,186	3.8%	1.6%
Norfolk, MA	108,468	137,903	155,993	4.9%	2.5%
Newport, RI	91,412	112,192	124,326	4.2%	2.1%
Providence, RI	60,916	85,029	94,972	6.9%	2.2%
Bristol, RI	85,859	125,630	138,717	7.9%	2.0%
Per Capita Income ($)
USA	37,689	48,879	54,670	5.3%	2.3%
Massachusetts	37,689	64,764	71,354	11.4%	2.0%
Rhode Island	37,689	54,364	61,227	7.6%	2.4%
Bristol, MA	37,689	50,057	54,600	5.8%	1.8%
Norfolk, MA	37,689	79,145	86,566	16.0%	1.8%
Newport, RI	37,689	68,891	76,285	12.8%	2.1%
Providence, RI	37,689	47,386	53,732	4.7%	2.5%
Bristol, RI	37,689	75,038	82,100	14.8%	1.8%

2026 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	17.3	26.3	25.4	18.0	13.0
Massachusetts	15.2	26.7	25.3	19.2	13.6
Rhode Island	14.9	26.2	25.0	19.8	14.1
Bristol, MA	15.9	24.8	25.7	20.0	13.5
Norfolk, MA	16.0	24.7	26.2	19.6	13.5
Newport, RI	12.2	23.2	22.3	22.4	20.0
Providence, RI	16.1	27.3	26.0	18.2	12.3
Bristol, RI	12.9	24.9	23.9	22.1	16.1

2026 HH Income Dist. (%)	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
USA	13.6	15.8	27.1	43.5
Massachusetts	12.9	12.0	21.8	53.4
Rhode Island	14.0	13.1	26.1	46.8
Bristol, MA	15.6	15.4	24.6	44.4
Norfolk, MA	10.2	9.1	18.0	62.8
Newport, RI	13.7	9.8	21.4	55.2
Providence, RI	15.8	14.3	27.9	41.9
Bristol, RI	9.5	9.0	20.6	60.9

Source: S&P Global Market Intelligence.

RP® Financial, LC.	MARKET AREA
II.7

Income measures show that the counties of Norfolk, Newport and Bristol in Rhode Island are relatively affluent markets, with household and per capita income measures that were somewhat above the comparable state and U.S. measures. Household and per capita income measures for Bristol County in Massachusetts also exceeded the U.S. measures but were slightly below the Massachusetts measures. Providence County’s household and per capita income were lower than the U.S. and Rhode Island measures. Over the past five years, median household income annual growth rates ranged from a low of 3.8% for Bristol County in Massachusetts to a high of 7.9% for Bristol County in Rhode Island. Household and per capita income growth rates are projected to be lower over the next five years for all of the primary counties as well as for the U.S., Massachusetts and Rhode Island. Over the next five years, projected median household income annual growth rates ranged from a low of 1.6% for Bristol County in Massachusetts to a high of 2.5% for Norfolk County.

A comparison of household income distribution measures provides another indication of the relative affluence of Norfolk County, Newport County and Bristol County in Rhode Island. Comparatively, Providence County was the only primary market area county that maintained a lower percentage of households with incomes above $100,000 compared to the U.S. Age distribution measures for the primary market area counties were fairly similar to the comparable U.S. and state measures, although Newport County and Bristol County in Rhode Island had relatively older populations.

Regional Economy

Comparative employment data shown in Table 2.2 shows that, except for Newport County, employment in education/healthcare/social services followed by services were the largest and second largest employment sectors for all of the primary market area counties, as well as Rhode Island. Service jobs constituted the largest employment sector for Newport County followed by employment in education/healthcare/social services, while Massachusetts had same percentage of jobs in services and education/healthcare/social services. Wholesale/retail trade jobs were the third largest employment sector for Bristol County in Massachusetts, Newport County and Providence County, as well as for Massachusetts and Rhode Island. Jobs in finance/insurance/real estate were third largest employment sector for Norfolk County and jobs in manufacturing were the third largest employment sector for Bristol County in Rhode Island. Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment.

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Table 2.2

Narragansett Bancorp, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	Massachusetts	Rhode Island	Bristol, MA County	Norfolk, MA County	Newport, RI County	Providence, RI County	Bristol, RI County
	(%)	(%)					(%)
Services	27.9%	25.1%	23.4%	28.2%	31.8%	24.9%	25.4%
Education, Healthcare, Soc. Serv.	27.9%	26.4%	26.1%	29.5%	26.5%	26.4%	31.5%
Government	3.9%	4.5%	4.4%	3.5%	5.4%	4.1%	5.2%
Wholesale/Retail Trade	11.3%	13.4%	15.1%	9.7%	10.4%	13.9%	9.5%
Finance/Insurance/Real Estate	7.3%	6.9%	5.9%	10.8%	5.8%	6.5%	8.5%
Manufacturing	8.9%	10.8%	10.6%	6.9%	6.4%	10.8%	10.0%
Construction	6.4%	6.2%	8.4%	5.4%	8.6%	5.9%	5.4%
Information	1.9%	1.2%	1.2%	2.4%	1.1%	1.2%	1.5%
Transportation/Utility	4.1%	4.9%	4.3%	3.5%	2.6%	5.7%	2.5%
Agriculture	0.4%	0.7%	0.6%	0.1%	1.5%	0.5%	0.5%

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence.

The market area served by the Company, characterized primarily as the Boston and Providence MSAs, has a highly developed and diverse economy, with the regions’ many colleges and universities serving to attract industries in need of a highly skilled and educated workforce. Healthcare, manufacturing, technology and financial services companies constitute major sources of employment in the Company’s regional market area, as well as the colleges and universities that populate the Boston and Providences MSAs. Tourism also is a prominent component of Boston MSA economy, as Boston annually ranks as one of the nation’s top tourist destinations.

Unemployment Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S., Massachusetts and Rhode Island, are shown in Table 2.3. February 2026 unemployment rates for the primary market area counties ranged from a low of 4.5% for Norfolk County to a high of 6.2% for Bristol County in Massachusetts and Providence County. Comparative unemployment rates for the U.S., Massachusetts and Rhode Island equaled 4.7%, 5.1% and 5.8%, respectively. In contrast to the national and state trends which showed higher unemployment rates for February 2026 compared to year ago, Norfolk County was the only primary market area county that reported higher a unemployment rate for February 2026 compared to a year ago.

RP® Financial, LC.	MARKET AREA
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Table 2.3

Narragansett Bancorp, Inc.

Unemployment Trends

Region	February 2025 Unemployment	February 2026 Unemployment
USA	4.5%	4.7%
Massachusetts	4.8%	5.1%
Rhode Island	5.6%	5.8%
Bristol, MA	6.2%	6.2%
Norfolk, MA	4.4%	4.5%
Newport, RI	6.1%	5.5%
Providence, RI	6.7%	6.2%
Bristol, RI	5.2%	4.9%

Source: S&P Global Market Intelligence.

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of the Boston and Providence MSAs and, in particular, the areas that are nearby to one of Narragansett Bancorp’s branches. Table 2.4 displays deposit market trends from June 30, 2020 through June 30, 2025 for all commercial bank and savings institution branches located in the market area counties, as well as Massachusetts and Rhode Island. Consistent with Massachusetts and Rhode Island, commercial banks maintained a larger market share of deposits than savings institutions in all the primary market area counties with the exception of Newport County. Overall, from June 30, 2020 to June 30, 2025, bank and thrift deposits increased in all of the primary market area counties.

The Company maintains its largest balance of deposits in Bristol County in Massachusetts, where the Company is headquartered and maintains its largest branch presence. Based on June 30, 2025 deposit data, Narragansett Bancorp’s $2.1 billion of deposits provided for a 12.9% market share of bank and thrift deposits in Bristol County. The Company’s deposit market share in the primary market area counties ranged from 0.2% in Norfolk County to 12.9% in Bristol County. During the five-year period covered in Table 2.4, Narragansett Bancorp gained deposit market share in all of the primary market area counties served by its branches.

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Table 2.4

Narragansett Bancorp, Inc.

Deposit Summary

	As of June 30,
	2020			2025			Deposit
	Deposits	Market Share	No. of Branches	Deposits	Market Share	No. of Branches	Growth Rate 2020-2025
	(Dollars in Millions)						(%)
Massachusetts	$497,675	100.0%	2,119	$602,761	100.0%	1,887	3.9%
Commercial Banks	409,030	82.2%	1,293	524,313	87.0%	1,280	5.1%
Savings Institutions	88,646	17.8%	826	78,449	13.0%	607	-2.4%
Rhode Island	$37,318	100.0%	249	$44,515	100.0%	244	3.6%
Commercial Banks	33,381	89.5%	201	39,661	89.1%	198	3.5%
Savings Institutions	3,937	10.5%	48	4,855	10.9%	46	4.3%
Bristol County, MA	$13,662	100.0%	145	$16,394	100.0%	125	3.7%
Commercial Banks	6,825	50.0%	71	10,845	66.2%	73	9.7%
Savings Institutions	6,837	50.0%	74	5,549	33.8%	52	-4.1%
Narragansett Financial Corp.	1,607	11.8%	18	2,107	12.9%	18	5.6%
Norfolk County, MA	$33,064	100.0%	249	$36,313	100.0%	220	1.9%
Commercial Banks	22,818	69.0%	159	24,505	67.5%	148	1.4%
Savings Institutions	10,247	31.0%	90	11,808	32.5%	72	2.9%
Narragansett Financial Corp.	3	0.0%	1	67	0.2%	1	87.0%
Newport County, RI	$2,032	100.0%	22	$2,653	100.0%	24	5.5%
Commercial Banks	938	46.2%	15	1,089	41.0%	14	3.0%
Savings Institutions	1,094	53.8%	7	1,564	59.0%	10	7.4%
Narragansett Financial Corp.	76	3.8%	1	164	6.2%	3	16.6%
Providence County, RI	$24,613	100.0%	134	$29,059	100.0%	129	3.4%
Commercial Banks	23,798	96.7%	118	28,326	97.5%	115	3.5%
Savings Institutions	815	3.3%	16	733	2.5%	14	-2.1%
Narragansett Financial Corp.	46	0.2%	2	94	0.3%	2	15.6%
Bristol County, RI	$1,444	100.0%	14	$1,694	100.0%	16	3.2%
Commercial Banks	1,155	80.0%	10	1,330	78.5%	11	2.9%
Savings Institutions	289	20.0%	4	365	21.5%	5	4.8%
Narragansett Financial Corp.	0	0.0%	0	20	1.2%	1	NA

Source: FDIC.

Competition among financial institutions in the market area is significant. Financial institution competitors in the primary market area include other locally-based thrifts, banks and credit unions, as well as regional, super-regional and money center banks. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies and independent mortgage brokers in originating mortgage loans. Table 2.5 lists the Company’s largest competitors in the primary market area counties, based on deposit market share as noted parenthetically.

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Table 2.5

Narragansett Bancorp, Inc.

Market Area Deposit Competitors

		Market
Location	Name	Share	Rank
		(%)
Bristol County, MA	Bank of America Corporation (NC)	13.95
	Beacon Bancorp (MA)	13.80
	Narragansett Financial Corp. (MA)	12.85	3 out of 15
	Banco Santander S.A.	9.70
	Independent Bank Corp. (MA)	9.53
Norfolk County, MA	Bank of America Corporation (NC)	20.94
	Citizens Financial Group Inc. (RI)	13.95
	Charlesbridge MHC (MA)	9.70
	NB Bancorp (MA)	8.86
	Independent Bank Corp. (MA)	6.79
	Narragansett Financial Corp. (MA)	0.18	34 out of 35
Newport County, RI	OceanPoint Financial Ptnrs MHC (RI)	51.46
	Citizens Financial Group Inc. (RI)	15.01
	Bank of America Corporation (NC)	8.80
	Beacon Financial Corp. (MA)	8.48
	Narragansett Financial Corp. (MA)	6.20	5 out of 10
Providence County, RI	Citizens Financial Group Inc. (RI)	46.99
	Bank of America Corporation (NC)	25.54
	Banco Santander S.A.	6.73
	Beacon Financial Corp. (MA)	6.23
	Washington Trust Bancorp Inc. (RI)	4.07
	Narragansett Financial Corp. (MA)	0.32	14 out of 15
Bristol County, RI	Citizens Financial Group Inc. (RI)	37.91
	OceanPoint Financial Ptnrs MHC (RI)	18.24
	Bank of America Corporation (NC)	15.93
	The Toronto-Dominion Bank	8.14
	Banco Santander S.A.	7.58
	Narragansett Financial Corp. (MA)	1.20	10 out of 10

Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Narragansett Bancorp’s operations versus a group of comparable publicly-traded savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of the Company is derived from the pricing ratios of the Peer Group, incorporating valuation adjustments to account for key differences between the Company and the Peer Group. Since no Peer Group can be exactly comparable to the Company, key areas examined for differences (consistent with the regulatory valuation guidelines) include: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

To comply with the regulatory valuation guidelines, the Peer Group must include at least ten members. While a Peer Group comprised of publicly-traded MHCs with reasonably similar resources, strategies, and financial characteristics may be seen as desirable, this is not practical since (1) there are currently only eight publicly-traded MHCs, two of which are in the process of completing second-step offerings to full public ownership structure, and (2) the characteristics of the publicly-traded MHCs and public ownership ratios are considered less comparable to the Company. Accordingly, the selected Peer Group are fully-converted

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

companies with reasonably similar resources, strategies, and financial characteristics. To recognize the differences in ownership structure relative to the “fully-converted” structure of the Peer Group companies, we apply valuation adjustments in the Chapter IV analysis. To further highlight the difference in ownership structure between publicly-traded MHCs and fully-converted thrifts, we include in Chapter IV a pricing analysis of the publicly-traded MHCs on a fully-converted basis; that is, we assume that they complete a second-step conversion at the current trading price with standard second-step conversion deal characteristics (e.g., offering expenses, stock benefit plans, and after-tax reinvestment rate).

We selected ten full stock thrift institutions with characteristics reasonably similar to those of Narragansett Bancorp. In the selection process, we applied one “screen” to the universe of all public companies that were eligible for consideration:

•

Screen #1 Publicly-traded thrifts with assets between $1.5 billion and $8.0 billion and positive reported and/or core earnings. Twelve companies met the criteria for Screen #1 and ten were included in the Peer Group: ECB Bancorp, Inc. of Massachusetts, FS Bancorp, Inc. of Washington, Hingham Institution for Savings of Massachusetts, Kearny Financial Corp. of New Jersey, Northeast Community Bancorp, Inc. of New York, Riverview Bancorp, Inc. of Washington, Timberland Bancorp, Inc. of Washington, TrustCo Bank Corp of New York, Waterstone Financial, Inc. of Wisconsin and Western New England Bancorp, Inc. of Massachusetts. Northfield Bancorp, Inc. of New Jersey met the selection criteria, but was excluded from consideration as the result of being the target of an announced acquisition. Triumph Financial, Inc. of Texas met the selection criteria but was excluded based on operating characteristics that were not consistent with the Company’s community banking strategy. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrift institutions.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Narragansett Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Narragansett Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk, and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well. A summary description of the key comparable characteristics of each of the Peer Group companies relative to Narragansett Bancorp’s characteristics is detailed below.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of March 31, 2026 or the Most Recent Date Available

								As of
								May 4, 2026
						Total		Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Price	Value
						($Mil)		($)	($Mil)
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,650	3	$18.07	$159
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$3,204	37	$40.30	$298
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,548	9	$278.97	$612
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,608	41	$7.97	$501
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$2,025	12	$23.73	$324
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,464	17	$5.14	$106
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$2,046	24	$40.26	$315
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,508	133	$47.53	$832
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,251	16	$17.90	$310
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,765	27	$13.85	$278

Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•

ECB Bancorp, Inc. of Massachusetts. Comparable due to Boston market area, similar concentration of assets maintained in cash and investments and lending emphasis on commercial real estate and multi-family loans.

•

FS Bancorp, Inc. of Washington. Comparable due to similar asset size, similar concentrations of deposits and borrowings funding assets, similar impact of credit loss provisions on earnings, relatively high operating expense to average assets ratio and similar concentration of 1-4 family loans as a percent of assets.

•

Hingham Institution for Savings of Massachusetts. Comparable due to Boston market area, similar concentration of assets maintained in cash and investments, lending emphasis on multi-family and commercial real estate loans and similar concentration of 1-4 family loans as a percent of assets.

•

Kearny Financial Corp. of New Jersey. Comparable due to similar interest-earning asset composition, lending emphasis on multi-family and commercial real estate loans and similar concentration of 1-4 family loans as a percent of assets.

•	Northeast Community Bancorp, Inc. of New York. Comparable due to similar concentration of deposits funding assets.

•

Riverview Bancorp, Inc. of Washington. Comparable due to similar interest-earning asset composition, similar concentration of deposits funding assets, similar net interest income to average assets ratio, relatively high operating expense to average assets ratio and lending emphasis on commercial real estate and multi-family loans.

•

Timberland Bancorp, Inc. of Washington. Comparable due to similar size of branch network, similar concentration of deposits funding assets and lending emphasis on commercial real estate and multi-family loans.

•	TrustCo Bank Corp of New York. Comparable due to similar interest-earning asset composition, similar concentration of deposits funding assets and similar net interest income to average assets ratio.

•

Waterstone Financial, Inc. of Wisconsin. Comparable due to similar interest-earning asset composition, similar net interest income to average assets ratio, relatively high earnings contribution from sources of non-interest operating income, relatively high operating expense to average assets ratio and lending emphasis on multi-family and commercial real estate loans.

•

Western New England Bancorp, Inc. of Massachusetts. Comparable due to similar asset size, similar size of branch network, similar interest-earning asset composition, similar concentration of deposits funding assets, similar net interest income to average assets ratio and lending emphasis on commercial real estate and multi-family loans.

In aggregate, the Peer Group companies maintained a lower level of tangible equity as the industry average (11.16% of assets versus 14.76% for all public companies), generated higher earnings as a percent of average assets (1.00% core ROAA versus 0.75% for all public companies), and earned a higher ROE (8.15% core ROE versus 5.95% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were similar to and slightly lower compared to the respective averages for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

	All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$6,998	$3,407
Market capitalization ($Mil)	$774	$370
Tangible equity/assets (%)	14.76%	11.16%
Core return on average assets (%)	0.75	1.00
Core return on average equity (%)	5.95	8.15
Pricing Ratios (Averages) (1)
Core price/earnings (x)	14.49x	13.67x
Price/tangible book (%)	106.93%	104.02%
Price/assets (%)	13.69	11.55

(1)	Based on market prices as of May 4, 2026.

Ideally, the Peer Group companies would be comparable to Narragansett Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were reasonably similar to the Company, as will be highlighted in the following comparative analysis. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Narragansett Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of March 31, 2026, unless indicated otherwise for the Peer Group companies. Narragansett Bancorp’s equity-to-assets ratio of 6.44% was lower than the Peer Group’s average net worth ratio of 11.66%. With the infusion of the net proceeds, the Company’s pro forma equity-to-assets ratio will increase but remain lower than the Peer Group’s equity-to-assets ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 5.48% and 11.16%, respectively. The increase in Narragansett Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. Both the Bank’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2026 or the Most Recent Date Available

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash & Equival.	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity	Assets	MBS, Cash Invests	Loans	Deposits	Borrows. &Subdebt	Total Equity	Tangible Equity	Tier 1 Leverage	Tier 1 Risk- Based	Risk- Based Capital
Narragansett Bancorp, Inc.		MA
March 31, 2026			2.73%	12.20%	1.43%	77.83%	85.15%	3.30%	3.27%	6.44%	0.97%	5.48%	-1.03%	11.29%	-3.04%	4.80%	-43.77%	7.41%	9.49%	8.22%	10.69%	11.94%
All Public Non-MHC Thrifts
Averages			6.08%	13.62%	1.97%	74.64%	76.48%	6.54%	0.36%	14.89%	0.72%	14.76%	3.71%	5.81%	3.64%	4.06%	-13.81%	10.16%	11.71%	12.24%	14.10%	15.97%
Medians			5.07%	12.10%	1.64%	75.66%	76.54%	4.61%	0.00%	12.28%	0.07%	10.64%	3.55%	1.31%	2.78%	2.54%	-7.06%	4.36%	4.10%	10.09%	14.00%	15.59%
Comparable Group
Averages			6.10%	8.83%	1.75%	80.36%	77.56%	9.39%	0.41%	11.66%	0.51%	11.16%	3.26%	-2.20%	4.54%	3.73%	4.53%	3.29%	3.41%	11.43%	15.02%	16.02%
Medians			5.60%	10.14%	1.23%	80.46%	81.32%	4.45%	0.00%	10.46%	0.22%	10.46%	3.08%	-3.75%	3.13%	2.41%	4.34%	4.37%	4.59%	10.65%	14.27%	15.33%
Comparable Group
ECBK	ECB Bancorp, Inc.	MA	7.44%	6.05%	0.94%	84.32%	72.68%	15.80%	0.00%	10.66%	0.00%	10.66%	13.64%	-7.33%	18.16%	15.70%	11.46%	4.36%	4.36%	9.83%	13.60%	14.55%
FSBW	FS Bancorp, Inc.	WA	1.21%	9.77%	1.14%	83.67%	82.33%	5.40%	1.55%	9.80%	0.42%	9.38%	4.48%	-5.16%	5.85%	0.86%	80.11%	5.02%	6.42%	11.16%	12.59%	13.81%
HIFS	Hingham Institution for Savings	MA	8.51%	4.60%	0.32%	85.67%	57.24%	31.08%	0.00%	10.61%	0.00%	10.61%	0.54%	8.79%	-0.72%	1.15%	-3.95%	10.31%	10.31%	10.69%	14.28%	15.14%
KRNY	Kearny Financial Corp.	NJ	1.63%	15.11%	4.10%	75.54%	75.31%	13.93%	0.00%	10.03%	1.51%	8.52%	-1.62%	-3.28%	-1.05%	0.38%	-12.68%	1.99%	2.44%	8.92%	13.70%	14.64%
NECB	Northeast Community Bancorp, Inc.	NY	3.77%	2.27%	1.31%	90.06%	80.30%	1.24%	0.00%	17.59%	0.00%	17.59%	4.75%	-4.23%	6.01%	2.54%	NM	8.89%	8.89%	16.76%	15.47%	15.73%
RVSB	Riverview Bancorp, Inc.	WA	7.98%	10.68%	2.38%	73.59%	85.68%	1.24%	1.86%	9.95%	1.85%	8.09%	-3.27%	-23.30%	2.88%	1.77%	-58.84%	-8.99%	-10.76%	10.60%	14.37%	15.62%
TSBK	Timberland Bancorp, Inc.	WA	14.69%	10.51%	1.08%	70.98%	85.18%	1.12%	0.00%	13.25%	0.75%	12.50%	5.88%	19.51%	2.20%	5.60%	7.05%	7.35%	7.90%	12.85%	20.26%	21.52%
TRST	TrustCo Bank Corp NY	NY	11.80%	4.79%	0.00%	80.47%	86.85%	2.29%	0.00%	10.31%	0.01%	10.30%	2.67%	-1.16%	3.39%	2.83%	23.43%	-2.46%	-2.46%	8.24%	14.26%	15.51%
WSBF	Waterstone Financial, Inc.	WI	1.98%	11.36%	3.46%	80.44%	63.91%	18.35%	0.00%	15.47%	0.03%	15.44%	3.49%	9.15%	2.78%	4.17%	4.34%	2.01%	2.21%	15.85%	19.24%	20.26%
WNEB	Western New England Bancorp, Inc.	MA	2.03%	13.20%	2.81%	78.87%	86.16%	3.50%	0.72%	8.97%	0.49%	8.49%	2.04%	-15.03%	5.86%	2.28%	-10.16%	4.38%	4.82%	9.36%	12.44%	13.46%

(1)	Includes loans held for sale.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Narragansett Bancorp and the Peer Group. The Company’s loans-to-assets ratio of 77.83% was slightly lower than the comparable Peer Group ratio of 80.36%. Comparatively, the Company’s cash and investments-to-assets ratio of 14.93% matched the comparable Peer Group ratio of 14.93%. Overall, Narragansett Bancorp’s interest-earning assets amounted to 92.76% of assets, which was lower than the comparable Peer Group ratio of 95.29%. The Peer Group’s non-interest earning assets included BOLI equal to 1.75% of assets and goodwill/intangibles equal to 0.51% of assets, while the Company maintained BOLI equal to 1.43% of assets and goodwill/intangibles equal to 0.97% of assets.

Narragansett Bancorp’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 85.15% of assets, which was above the Peer Group’s ratio of 77.56%. Comparatively, the Company maintained a lower level of borrowings to fund assets, as indicated by total borrowings-to-assets ratios of 6.57% and 9.80% for Narragansett Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 91.72% and 87.36%, respectively.

A key measure of balance sheet strength for a thrift institution is its interest-earnings assets/interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 101.13% and 109.08%, respectively. The additional capital realized from stock proceeds should serve to narrow the difference between the Company’s and the Peer Group’s IEA/IBL ratios, as the increase in capital provided by the infusion of stock proceeds will serve to lower the Company’s level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Narragansett Bancorp’s growth rates are based on annualized growth for the fifteen months ended March 31, 2026, while the Peer Group’s growth rates are based on growth for the twelve months ended March 31, 2026, or the most recent twelve-month period available. Narragansett Bancorp recorded a 1.03% decrease in assets, versus asset growth of 3.26% recorded by the Peer Group. The decrease in the Company’s assets was primarily due to a 3.04% decrease in loans, which was somewhat offset by an 11.29% increase in cash and investments. Comparatively, asset growth for the Peer Group was driven by a 4.54% increase in loans, which in part was funded by 2.20% decrease in cash and investments.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Asset shrinkage and a 4.80% increase in deposits funded a 43.77% reduction in the Company’s borrowings. Asset growth for the Peer Group was funded through deposit growth of 3.73% and a 4.53% increase in borrowings. The Company’s tangible capital growth rate equaled 9.49%, which was attributable to retention of earnings and a reduction in the accumulated other comprehensive loss. Comparatively, the Peer Group’s tangible capital growth rate equaled 3.41%. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additionally, implementation of any stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended March 31, 2026, unless indicated otherwise for the Peer Group companies. Narragansett Bancorp and the Peer Group reported net income to average assets ratios of 0.25% and 0.96%, respectively. The Peer Group’s higher return was realized through a higher ratio for net interest income and lower ratios for operating expenses and credit loss provisions, which were partially offset by the Company’s higher ratio for non-interest operating income.

The Peer Group’s higher net interest income to average assets ratio was realized through both a higher interest income ratio and a lower interest expense ratio. The Peer Group’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (5.34% versus 5.26% for the Company), as well as maintaining a higher ratio of interest-earning assets as a percent of assets (95.29% versus 92.76% for the Company). Comparatively, the Peer Group’s lower interest expense ratio was facilitated by maintaining a lower level of interest-bearing liabilities funding assets (87.36% versus 91.72% for the Company), which was partially offset by the Company’s lower cost of interest-bearing liabilities (2.81% versus 2.94% for the Peer Group). Overall, Narragansett Bancorp and the Peer Group reported net interest income to average assets ratios of 2.71% and 2.96%, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2026 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
			Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense	Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Narragansett Bancorp, Inc.		MA
March 31, 2026			0.25%	4.90%	2.19%	2.71%	0.25%	2.46%	0.67%	1.14%	3.99%	-0.04%	0.00%	-0.02%	5.26%	2.81%	2.45%	$5,445	-6.66%
All Public Non-MHC Thrifts
Averages			0.69%	5.07%	1.90%	3.14%	0.05%	3.10%	0.05%	0.40%	2.70%	-0.02%	-0.01%	0.23%	5.38%	2.73%	2.69%	$10,811	20.98%
Medians			0.73%	5.03%	1.72%	2.98%	0.03%	2.93%	0.01%	0.30%	2.56%	0.00%	0.00%	0.19%	5.33%	2.58%	2.67%	$8,598	21.85%
Comparable Group
Averages			0.96%	5.12%	2.16%	2.96%	0.06%	2.90%	0.40%	0.34%	2.36%	-0.03%	0.00%	0.30%	5.34%	2.94%	2.40%	$14,283	23.04%
Medians			1.02%	4.95%	2.20%	2.69%	0.04%	2.69%	0.01%	0.28%	2.22%	0.00%	0.00%	0.29%	5.06%	2.98%	2.29%	$8,634	22.85%
Comparable Group
ECBK	ECB Bancorp, Inc.	MA	0.62%	5.30%	3.04%	2.26%	0.10%	2.16%	0.01%	0.08%	1.41%	0.00%	0.00%	0.21%	5.39%	3.71%	1.68%	$25,084	25.72%
FSBW	FS Bancorp, Inc.	WA	1.04%	6.29%	2.14%	4.15%	0.32%	3.84%	0.28%	0.39%	3.22%	0.03%	0.00%	0.26%	6.56%	3.10%	3.46%	$5,511	20.21%
HIFS	Hingham Institution for Savings	MA	1.12%	4.65%	2.86%	1.79%	0.04%	1.75%	0.00%	0.03%	0.68%	0.39%	0.00%	0.38%	4.74%	3.57%	1.17%	$48,381	25.13%
KRNY	Kearny Financial Corp.	NJ	0.47%	4.25%	2.27%	1.99%	0.04%	1.95%	0.01%	0.26%	1.65%	0.02%	0.00%	0.11%	4.52%	2.86%	1.66%	$14,488	19.49%
NECB	Northeast Community Bancorp, Inc.	NY	2.18%	7.55%	2.55%	5.00%	-0.02%	5.02%	0.00%	0.17%	2.13%	0.01%	0.00%	0.89%	7.89%	3.93%	3.96%	$14,397	28.98%
RVSB	Riverview Bancorp, Inc.	WA	-0.29%	4.12%	1.44%	2.68%	0.08%	2.60%	0.00%	0.94%	3.17%	-0.75%	0.00%	-0.10%	4.39%	2.01%	2.38%	$6,239	NM
TSBK	Timberland Bancorp, Inc.	WA	1.55%	5.28%	1.61%	3.67%	0.06%	3.61%	0.03%	0.54%	2.32%	0.00%	0.00%	0.38%	5.49%	2.49%	3.00%	$7,655	19.51%
TRST	TrustCo Bank Corp NY	NY	0.99%	4.13%	1.41%	2.72%	0.03%	2.69%	0.00%	0.30%	1.67%	0.00%	0.00%	0.32%	4.23%	1.89%	2.34%	$8,669	24.57%
WSBF	Waterstone Financial, Inc.	WI	1.32%	5.26%	2.59%	2.67%	-0.01%	2.69%	3.69%	0.26%	4.99%	0.00%	0.00%	0.35%	5.52%	3.29%	2.23%	$3,812	20.89%
WNEB	Western New England Bancorp, Inc.	MA	0.65%	4.43%	1.73%	2.70%	0.01%	2.69%	0.00%	0.46%	2.33%	0.03%	0.00%	0.19%	4.72%	2.58%	2.14%	$8,598	22.85%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

In another key area of core earnings strength, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 3.99% and 2.36%, respectively. The Company’s higher operating expense ratio is indicative of its relatively high degree of diversification into products and services which generate sources of non-interest operating income and are largely off-balance sheet activities. Consistent with the Company’s higher operating expense ratio, Narragansett Bancorp maintained a comparatively higher number of employees relative to its asset size. Assets per full-time equivalent employee equaled $5.4 million for the Company, versus a comparable measure of $14.3 million for the Peer Group. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Narragansett Bancorp’s capacity to leverage operating expenses will increase following the increase in capital that will be realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were less favorable than the Peer Group’s. Expense coverage ratios for Narragansett Bancorp and the Peer Group equaled 0.68x and 1.25x, respectively.

Sources of non-interest operating income provided a larger contribution to the Company’s earnings, with such income amounting to 1.81% and 0.74% of Narragansett Bancorp’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Narragansett Bancorp’s efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 88.27% was less favorable than the Peer Group’s efficiency ratio of 63.78%.

Credit loss provisions had a larger impact on the Company’s earnings, with credit loss provisions established by the Company equaling 0.25% of average assets. Comparatively, the Peer Group recorded credit loss provisions equal to 0.06% of average assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Non-operating gains and losses equaled a net non-operating loss of 0.04% of average assets for the Company, versus a net non-operating loss of 0.03% of average assets for the Peer Group. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes had a less significant impact on the Company’s earnings, as the Company recorded an effective tax benefit of 6.66% and the Peer Group recorded an effective tax rate of 23.04%. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 25.00%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a lower combined concentration of 1-4 family loans and mortgage-backed securities in comparison to the Peer Group (23.44% of assets versus 32.67% for the Peer Group), as the Peer Group maintained higher concentrations of both 1-4 family loans and mortgage-backed securities. Loan servicing intangibles amounted to $14.5 million for the Company, which was well above the Peer Group average of $1.1 million.

Overall, diversification into higher risk and higher yielding types of lending was similar for the Company and the Peer Group. Commercial real estate loans constituted the most significant area of lending diversification for the Company (27.53% of assets), followed by multi-family loans (10.08% of assets), commercial business loans (6.93% of assets), construction/land loans (6.36% of assets) and consumer loans (4.13% of assets). Similarly, commercial real estate loans comprised the most significant area of lending diversification for the Peer Group (19.00% of assets), followed by multi-family loans (17.65% of assets), construction/land loans (10.80% of assets), commercial business loans (4.62% of assets), and consumer loans (2.11% of assets). In total, construction/land, commercial real estate, multi-family, commercial business, and consumer loans comprised 55.03% and 54.18% of the Company’s and the Peer Group’s assets, respectively.

Overall, the Company’s risk weighted assets/assets ratio of 75.94% approximated the Peer Group average of 75.57%.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of March 31, 2026 or the Most Recent Data Available

			Portfolio Composition as a Percent of Assets
				1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Narragansett Bancorp, Inc.		MA
March 31, 2026			0.00%	23.44%	6.36%	10.08%	27.53%	6.93%	4.13%	75.94%	$14,464
All Public Non-MHC Thrifts
Averages			8.99%	28.33%	6.13%	12.70%	18.31%	8.08%	1.56%	79.95%	$1,416
Medians			8.73%	27.77%	3.29%	7.93%	14.61%	5.19%	0.16%	83.46%	$108
Comparable Group
Averages			5.91%	26.76%	10.80%	17.65%	19.00%	4.62%	2.11%	75.57%	$1,059
Medians			5.70%	24.41%	4.42%	13.38%	17.49%	4.25%	0.07%	74.60%	$0
Comparable Group
ECBK	ECB Bancorp, Inc.	MA	3.28%	31.73%	5.35%	25.77%	20.38%	0.48%	0.05%	70.52%	$0
FSBW	FS Bancorp, Inc.	WA	5.42%	25.07%	12.38%	8.22%	11.60%	8.34%	18.63%	88.57%	$8,608
HIFS	Hingham Institution for Savings	MA	0.00%	21.23%	4.94%	33.84%	26.28%	0.01%	0.00%	74.31%	$0
KRNY	Kearny Financial Corp.	NJ	8.73%	23.75%	2.38%	34.39%	12.96%	2.23%	0.03%	64.39%	$0
NECB	Northeast Community Bancorp, Inc.	NY	0.25%	0.15%	65.84%	16.38%	1.90%	7.43%	0.00%	107.89%	$0
RVSB	Riverview Bancorp, Inc.	WA	12.88%	10.29%	2.36%	6.31%	41.94%	11.21%	2.01%	74.89%	$0
TSBK	Timberland Bancorp, Inc.	WA	5.99%	18.67%	7.29%	10.38%	29.91%	6.28%	0.09%	61.97%	$678
TRST	TrustCo Bank Corp NY	NY	3.24%	76.81%	0.67%	0.67%	2.09%	0.28%	0.18%	57.18%	$0
WSBF	Waterstone Financial, Inc.	WI	7.51%	28.05%	2.93%	34.20%	14.61%	1.51%	0.03%	81.08%	$983
WNEB	Western New England Bancorp, Inc.	MA	11.84%	31.88%	3.89%	6.36%	28.33%	8.42%	0.10%	74.93%	$318

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Narragansett Bancorp’s interest rate risk characteristics were considered to be less favorable than the comparable measures for the Peer Group. Notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were lower than the comparable Peer Group ratios. Likewise, the Peer Group maintained an advantage with respect its lower ratio of non-interest earning assets as a percent of assets. On a pro forma basis, the infusion of stock proceeds should serve to narrow the differences between the Company’s and the Peer Group’s balance sheet interest rate risk characteristics.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Narragansett Bancorp and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that a slightly greater degree of interest rate risk was associated with the Company’s net interest margin, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Narragansett Bancorp’s assets and the proceeds realized from the minority stock offering will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be greater than the Peer Group’s implied credit risk exposure. As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans, which include troubled debt restructurings that are in compliance with their modified terms, equaled 1.65% and 2.11%, respectively, versus comparable measures of 0.53% and 0.66% for the Peer Group. Loss reserves maintained as percent of loans receivable and non-performing loans equaled 1.31% and 61.95% for the Company, respectively, versus comparable measures of 0.94% and 249.97% for the Peer Group. Net loan charge-offs were a larger factor for the Company, as net loan charge-offs for the Company equaled 0.22% of loans versus 0.05% loans for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of March 31, 2026 or the Most Recent Date Available

			Balance Sheet Measures
			Tangible		Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	IBL	Assets	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Narragansett Bancorp, Inc.		MA
March 31, 2026			5.5%	101.1%	7.2%	-6	15	15	16	-2	11
All Public Non-MHC Thrifts
Average			14.8%	113.1%	5.7%	-4	6	8	11	3	-1
Median			10.6%	114.4%	7.2%	-1	8	9	9	3	1
Comparable Group
Average			11.2%	109.2%	4.7%	-2	5	9	15	1	3
Median			10.5%	109.7%	4.6%	0	6	8	15	3	5
Comparable Group
ECBK	ECB Bancorp, Inc.	MA	10.7%	110.5%	2.2%	11	14	13	20	-9	8
FSBW	FS Bancorp, Inc.	WA	9.4%	106.0%	5.4%	-13	-3	11	4	-7	-6
HIFS	Hingham Institution for Savings	MA	10.6%	111.8%	1.2%	10	14	9	17	22	16
KRNY	Kearny Financial Corp.	NJ	8.5%	103.4%	7.7%	7	3	10	9	7	2
NECB	Northeast Community Bancorp, Inc.	NY	17.6%	117.9%	3.9%	-19	-18	5	22	-18	-37
RVSB	Riverview Bancorp, Inc.	WA	8.1%	103.9%	7.7%	-9	18	0	16	-1	13
TSBK	Timberland Bancorp, Inc.	WA	12.5%	111.4%	3.8%	-12	3	7	4	7	7
TRST	TrustCo Bank Corp NY	NY	10.3%	108.9%	2.9%	3	3	7	7	5	-1
WSBF	Waterstone Financial, Inc.	WI	15.4%	114.0%	6.2%	1	12	19	15	3	24
WNEB	Western New England Bancorp, Inc.	MA	8.5%	104.1%	5.9%	-1	8	4	31	3	2

NA=Change is greater than 100 basis points during the quarter.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31, 2026 or the Most Recent Date Available

			REO/ Assets	NPAs & 90+Del/ Assets (1)	NPLs/ Loans (2)	Rsrves/ Loans HFI	Rsrves/ NPLs (2)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (3)		NLCs/ Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)
Narragansett Bancorp, Inc.		MA
March 31, 2026			0.00%	1.65%	2.11%	1.31%	61.95%	61.93%		$5,102	0.22%
All Public Non-MHC Thrifts
Averages			0.03%	0.68%	0.80%	0.95%	256.10%	235.01%		$14,374	0.08%
Medians			0.01%	0.47%	0.56%	0.92%	195.21%	192.28%		$58	0.00%
Comparable Group
Averages			0.01%	0.53%	0.66%	0.94%	249.97%	247.13%		$1,227	0.05%
Medians			0.00%	0.55%	0.70%	0.97%	160.40%	160.40%		$2	0.00%
Comparable Group
ECBK	ECB Bancorp, Inc.	MA	0.00%	0.07%	0.09%	0.74%	846.50%	846.50%		$4	0.00%
FSBW	FS Bancorp, Inc.	WA	0.00%	0.63%	0.75%	1.22%	160.40%	160.40%		$9,309	0.35%
HIFS	Hingham Institution for Savings	MA	0.03%	0.87%	0.97%	0.74%	76.03%	73.12%		$0	0.00%
KRNY	Kearny Financial Corp.	NJ	0.00%	1.06%	1.38%	0.77%	55.77%	55.77%		$2,393	0.04%
NECB	Northeast Community Bancorp, Inc.	NY	0.00%	0.00%	0.00%	0.25%	NM	NM		$88	0.00%
RVSB	Riverview Bancorp, Inc.	WA	0.00%	1.04%	1.40%	1.40%	100.02%	100.02%		$1,298	0.12%
TSBK	Timberland Bancorp, Inc.	WA	0.01%	0.47%	0.64%	1.27%	198.28%	193.12%	-$	20	0.00%
TRST	TrustCo Bank Corp NY	NY	0.02%	0.35%	0.41%	1.00%	246.90%	232.14%	-$	238	0.00%
WSBF	Waterstone Financial, Inc.	WI	0.01%	0.64%	0.78%	1.05%	124.80%	122.06%	-$	121	-0.01%
WNEB	Western New England Bancorp, Inc.	MA	0.00%	0.17%	0.21%	0.93%	441.04%	441.04%	-$	446	-0.02%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(3)	Net loan chargeoffs are shown on a last twelve month basis.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality, and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory valuation guidelines, and the valuation adjustments and assumptions incorporated in the determination of the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s minority stock offering.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the OCC, the FDIC, and state banking agencies, including the Commissioner, specify the pro forma market value methodology for determining the pro forma market value of a converting mutual institution. Pursuant to this methodology: (1) a peer group of comparable publicly-traded thrifts is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to determine key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences relative to the selected peer group. In addition, the pricing characteristics of recent conversions, both at the time of conversion and in the aftermarket, must be considered. Given the unique differences in the pricing characteristics of publicly-traded MHCs relative to fully-converted thrift stocks, we have also reviewed the pro forma pricing characteristics of publicly-traded MHCs on a fully-converted basis assuming they complete a second-step conversion to a full stock company based on their current stock price and standard offering assumptions.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed conversions and pro forma pricing of public MHCs on a fully-converted basis. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the application phase and stock issuance process, RP Financial will: (1) review changes in the Company’s operations and financial condition; (2) monitor the Company’s operations and financial condition relative to the Peer Group to identify key fundamental changes; (3) monitor external factors that may impact value including, but not limited to, local and national economic conditions, interest rates and the stock market environment, including the market for bank and thrift stocks and the selected Peer Group; and (4) monitor pending conversion offerings and the pro forma pricing of public MHCs on a fully-converted basis. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering regarding the range of value and the proposed closing value.

The appraised value determined herein is based on the current market and operating environment for the Company and for all banks and thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, accounting and income taxes, the stock market, interest rates and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all bank and thrift stocks, the selected Peer Group, pending conversion offerings and public MHCs, including the pro forma market value of Narragansett Bancorp. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

A fundamental analysis identifying similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Consistent with the regulatory valuation guidelines, key differences have been evaluated in the following areas: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and the effect of government regulations and/or regulatory reform. We have also considered the market for bank and thrift stocks, including new issues and the pro forma pricing of public MHCs on a fully-converted basis, to assess the impact on value of Narragansett Bancorp coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1. Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as overall asset/liability (“A/L”) composition, credit quality, balance sheet liquidity, funding liabilities, and capital, in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. Loans funded by retail deposits were the primary components of both Narragansett Bancorp’s and the Peer Group’s balance sheets. Based on reported financials, the Company’s IEA composition exhibited a slightly lower concentration of loans and a similar concentration of cash and investments. The Company and the Peer Group exhibited a similar degree of diversification into higher risk types of loans. Overall, the Company’s asset composition provided for a slightly lower yield earned on IEA. Narragansett Bancorp’s funding composition reflected a higher level of deposits and a lower level of borrowings in comparison to the Peer Group averages, which provided the Company with a slightly lower cost of funds. Overall, as a percent of assets, the Company maintained a lower level of IEAs and a higher level of IBLs relative to the Peer Group averages, which translated into a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio is expected to be more comparable to the Peer Group’s ratio. On balance, RP Financial concluded that A/L composition was a neutral factor in our adjustment for financial condition.

•

Credit Quality. The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were higher than the comparable ratios for the Peer Group. In comparison to the Peer Group, the Company maintained lower loss reserves as a percent of non-performing loans and higher reserves as a percent of loans. Net loan charge-offs as a percent of loans were higher for the Company. Overall, RP Financial concluded that credit quality was a moderate negative factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. The Company maintained a similar level of cash and investment securities as the Peer Group. Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase. Net proceeds retained at the mid-tier holding company level will be deposited into the Bank. The Company’s borrowing capacity appears to be slightly greater than the Peer Group’s borrowing capacity, based on the Company’s lower level of borrowings and the net offering proceeds should initially reduce the need for borrowings to support balance sheet liquidity. Overall, RP Financial concluded that balance sheet liquidity was a slight positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

•

Funding Liabilities. The Company’s funding liabilities mix reflected higher deposits and lower borrowings relative to the comparable Peer Group averages, which translated into a slightly lower cost of funds for the Company. The Company’s ratio of total IBL as a percent of assets was above the Peer Group’s average. Following the stock offering, the increase in the Company’s capital will reduce the level of IBL funding assets. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

•

Capital. The Company currently operates with a lower tangible equity-to-assets ratio than the Peer Group. Following the stock offering, Narragansett Bancorp’s pro forma tangible capital position will remain lower than the Peer Group’s tangible equity-to-assets ratio. On balance, RP Financial concluded that capital strength was a moderate negative factor in our adjustment for financial condition.

On balance, Narragansett Bancorp’s pro forma balance sheet strength was considered to be less favorable than the Peer Group’s balance sheet strength, and thus, a slight downward adjustment was applied for the Company’s financial condition.

2. Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and prospects to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The comparative summary for profitability, growth and viability of earnings of the Company and the Peer Group appears below.

•

Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis. The Peer Group maintained earning advantages with respect to net interest income, credit loss provisions and operating expense, which were partially offset by the Company’s more favorable ratio for non-interest operating income. The Company’s reinvestment of stock proceeds will increase interest income; however, this benefit will be partially mitigated by the increase in operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Company’s reported earnings were considered to be less favorable than the Peer Group’s reported earnings and, thus, RP Financial concluded that this was a moderate negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. The Company operated with a lower net interest income ratio, a higher operating expense ratio and a higher level of non-interest operating income. The Company’s lower net interest income ratio and higher operating expense ratio translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.68x versus 1.25x for the Peer Group). Similarly, the Company’s efficiency ratio of 88.27% was less favorable than the Peer Group’s efficiency ratio of 63.78%. Credit loss provisions had a larger

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

impact on the Company’s earnings. The Company’s pro forma earnings on a core basis – incorporating the reinvestment of the proceeds in short- to intermediate-term investments and the increased operating expenses from being a public company with stock benefit plans – are expected to remain less favorable relative to the Peer Group. Therefore, RP Financial concluded that this was a moderate negative factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that a slightly greater similar degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital, IEA/IBL and non-interest earning assets ratios were more favorable for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to narrow the differences between the Company’s and Peer Group’s equity-to-assets and IEA/ILB ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slight negative factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. In terms of future exposure to credit quality-related losses, the Company maintained a slightly lower concentration of assets in loans, while the Company’s and the Peer Group’s loan compositions reflected a similar degree of diversification into higher risk types of loans. Credit loss provisions were a larger factor in the Company’s earnings, net loan charge-offs as a percent of loans were higher for the Company and non-performing loans as a percent of loans were higher for the Company. Overall, RP Financial concluded that credit risk was a moderate negative factor in the adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Peer Group currently maintains a higher net interest margin than the Company, which would tend to facilitate continuation of a stronger net interest margin going forward for the Peer Group. Second, with the infusion of stock proceeds, the Company’s growth potential through leverage will remain less than the Peer Group’s. Third, the Company’s higher ratio of non-interest operating income and the Peer Group’s lower operating expense ratio were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slight negative factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Company’s core ROE is lower than the Peer Group’s core ROE. Accordingly, as the result of the increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return on equity on a core earnings basis will continue be less than the Peer Group’s return on equity ratio. Therefore, this was a moderate negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, a moderate downward has been applied for profitability, growth and viability of earnings.

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IV.6

3. Asset Growth

Comparative asset growth rates for the Company and the Peer Group showed a 1.03% decrease in the Company’s assets, versus a 3.26% increase in the Peer Group’s assets. Asset shrinkage for the Company was primarily due to a 3.04% decrease in loans, which was largely offset by an 11.29% increase in cash and investments. The Peer Group’s asset growth was primarily sustained by a 4.54% increase in loans, which was partially offset by a 2.20% decrease in cash and investments. Overall, the Company’s recent asset growth trends would tend to be viewed as less favorable relative to the Peer Group’s asset growth trends in terms of supporting future earnings growth. On a pro forma basis, the Company’s tangible equity-to-assets ratio will remain lower than the Peer Group’s tangible equity-to-assets ratio and, thus, the Company’s capacity to grow assets through leverage will remain less than the Peer Group’s. On balance, a slight downward adjustment was applied for asset growth.

4. Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Narragansett Bancorp serves the Southcoast of Massachusetts and the state of Rhode Island through 25 full service branch offices. Operating in markets that are generally densely populated provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Narragansett Bancorp.

The Peer Group companies operate in markets with a wide range of populations, which on average were slightly larger compared to Bristol County. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were equal to Bristol County’s five-year historical growth rate and slightly stronger than Bristol County’s projected five-year population growth rate. Bristol County has a lower per capita income compared to the Peer Group’s average per capita income and, on average, the Peer Group’s primary market area counties were more affluent markets within their respective states compared to Bristol County’s per capita income as a percent of Massachusetts’ per capita

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income (94.3% for the Peer Group versus 77.3% for Bristol County). The average and median deposit market shares maintained by the Peer Group companies were lower than the Company’s market share of deposits in Bristol County. Overall, the degree of competition faced by the Peer Group companies was viewed to be similar to or slightly greater than the Company’s competitive environment in Bristol County, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be slightly more favorable than provided by the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was lower than the unemployment rate reflected for Bristol County. On balance, we concluded that no adjustment was appropriate for the Company’s market area.

Table 4.1

Headquarters Market Area Unemployment Rates

Narragansett Bancorp, Inc. and the Peer Group Companies (1)

	County	February 2026 Unemployment
Narragansett Bancorp, Inc. - MA	Bristol	6.2%
Peer Group Average		5.3
The Peer Group
ECB Bancorp, Inc. - MA	Middlesex	4.5
FS Bancorp, Inc. – WA	Snohomish	5.7
Hingham Institution for Savings – MA	Plymouth	5.3
Kearny Financial Corp. – NJ	Essex	6.2
Northeast Community Bancorp, Inc. - NY	Westchester	4.1
Riverview Bancorp, Inc. - WA	Clark	5.3
Timberland Bancorp, Inc. – WA	Grays Harbor	6.5
TrustCo Bank Corp - NY	Schenectady	4.5
Waterstone Financial, Inc. – WI	Milwaukee	5.0
Western New England Bancorp, Inc. – MA Hampden		6.2

(1)	Unemployment rates are not seasonally adjusted.

Source: S&P Global Market Intelligence.

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IV.8

5. Dividends

At this time, the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics, and general economic conditions.

Nine of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.90% to 5.52%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.61% as of May 4, 2026. Comparatively, as of May 4, 2026, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.19%.

Our valuation adjustment for dividends for Narragansett Bancorp also considered the regulatory policy with regard to payment of dividends to the MHC. Under current FRB and FDIC policy, any dividends declared by the Company would be required to be paid to all shareholders – including public shareholders and the MHC with its majority ownership position. Accordingly, dividends paid by the Company would increase the amount of assets held by the MHC, after adjusting for applicable income taxes, and, thereby, increase the implied dilution incurred by the minority shareholders in a second-step conversion pursuant to the calculation to account for net assets held by the MHC in a second-step offering.

Overall, while the Company has not established a definitive dividend policy prior to its stock offering, the Company’s capacity to pay a dividend comparable to the Peer Group’s average dividend yield is viewed to be not as strong based on the Company’s lower pro forma earnings and lower pro forma equity-to-assets ratio. Furthermore, dividend payments retained by the MHC would increase the implied dilution to minority shareholders in a second-step offering. On balance, we concluded that a slight downward adjustment was warranted for purposes of the Company’s dividend policy.

6. Liquidity of the Shares

The Peer Group is by definition comprised of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides some indication of the liquidity in a particular stock. The market capitalization of the Peer Group companies ranged from

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IV.9

$105.7 million to $832.1 million as of May 4, 2026, with average and median market values of $370.5 million and $304.1 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.2 million to 64.7 million, with average and median shares outstanding of 18.1 million and 15.7 million, respectively. The Company’s stock offering is expected to have a pro forma public market value that is below the Peer Group’s range of market values and shares outstanding that is in the lower half of the Peer Group’s range of shares outstanding. Like the Peer Group companies, the Company’s stock is expected to be quoted on NASDAQ following the stock offering. Overall, we anticipate that the Company’s public stock will have a similar trading market compared to the stocks of the Peer Group companies and, therefore, concluded no adjustment was necessary for this factor.

7. Marketing of the Issue

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the bank and thrift acquisition market. Each of these markets has been considered in the valuation of the Company’s to-be-issued stock.

A. The Public Market

The value of publicly-traded bank and thrift stocks is easily measurable and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, bank and thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues, and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of May 4, 2026.

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IV.10

In terms of assessing general stock market conditions, the performance of the overall stock market has generally been positive in recent quarters. Stocks traded unevenly at the start of the third quarter of 2025, as trade tensions moved to the forefront with President Trump setting an August 1 deadline for targeted nations to avoid the U.S. imposing reciprocal tariffs. NASDAQ closed at a record high in the second week of July, which was facilitated by Nividia becoming the first company to reach a market value of $4 trillion. New tariff threats and June’s CPI showing an acceleration of inflation pressured stocks lower in mid-July. The S&P 500 and the NASDAQ closed at record highs going into the second half of July, as upbeat earnings reports from some major companies lifted investor optimism that corporate earnings could weather uncertainty in the market regarding U.S. tariff negotiations. A U.S.-Japan tariff deal and signs of progress with other trade partners lifted stocks heading into the final week of July, with the S&P 500 and NASDAQ extending a run of record high closes into the last week of July. Stocks ended July closing lower and started August with a sharp one-day sell-off, as investors reacted to July’s employment report showing lower-than-expected job growth and the signing of an executive order that would raise tariffs on many nations beginning on August 7th. The one-day selloff was followed by stocks rebounding to start the first full week of Augst, as worries about the economy gave way to growing optimism that the Federal Reserve would cut rates in September. A mid-August 2025 stock market rally was spurred by favorable inflation data, which raised investor optimism that the Federal Reserve would cut rates in September. After trading in a mixed range heading into the second half of August, stocks surged higher in a one-day rally as the Federal Reserve Chairman’s speech on the economy raised hopes of a rate cut in September. An upward revision to second quarter GDP growth served as a catalyst for the Dow Jones Industrial Average (“DJIA”) and S&P 500 closing at record highs in late August. After posting gains for the month of August, inflation concerns and a weak employment report for August pressured major U.S. stock indexes lower at the start of September. Stocks rallied heading into mid-September, with all three of the major U.S. stock indexes closing at record highs on heightened expectations that the Federal Reserve would move to cut interest rates in September. After the Federal Reserve cut rates by a quarter point as expected, the positive trend in the broader stock market continued going into the second half of September. Tech shares led major U.S. stock indexes lower for three consecutive sessions in late-September, which was followed by major U.S. stock indexes trading higher in the last few trading sessions of the third quarter.

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Major U.S. stock indexes edged higher to close at record highs at the beginning of the fourth quarter of 2025, while renewal of a trade war between the U.S. and China provided for choppy stock market conditions going into mid-October. Strong corporate earnings reports, easing trade tensions with China and encouraging inflation data propelled major U.S. stock indexes to record high closes in the second half of October. Stocks finished mixed after the Federal Reserve cut interest rates on October 29th, while casting doubt on expectations of future rate cuts. A slide in big tech shares led the broader stock market lower in the first week of November, as investors gave consideration to the rally in artificial intelligence (“AI”) shares, the uncertain outlook for future rate cuts by the Federal Reserve and weak economic data. As Congress moved closer to ending the government shutdown, stocks advanced with the DJIA closing above 48000 on November 12th. The upturn in stocks was followed by a selloff, as concerns about a flood of delayed economic data, the prospect of slowing interest rate cuts and overvalued tech companies pressured stocks lower going into the second half of November. Growing optimism that the Federal Reserve would cut rates in December fueled a stock market rebound in the final week of November. Stocks dipped lower at start of December in reaction to the Bank of Japan’s governor hinting at a potential rate increase, which was followed by stocks trading mixed ahead of the Federal Reserve’s December meeting. The Federal Reserve’s quarter-point rate cut on December 10th sparked a stock market rally, with the DJIA closing at a record high. Following the rate-cut rally, stocks retreated through mid-December as investors took into consideration an increase in the November unemployment rate and the potential for AI growth not meeting expectations. November’s CPI reading showing lower-than-expected inflation helped stocks to reverse course and trade higher going into the second half of December. Stronger-than-expected third quarter GDP growth sustained the positive trend for the broader stock market going into the last week of 2025, with the S&P 500 closing at a record high. Stocks retreated in the final trading days of 2025, which was led by a decline in tech shares on yearend profit taking. Overall, the DJIA closed at 48063.29 on the last day of trading in 2025, an increase of 13.0% for 2025, while the S&P 500 and the NASDAQ Composite ended 2025 with respective increases of 16.4% and 20.4%.

Broad-based gains pushed the DJIA and S&P 500 to record highs in the first few days of trading in 2026, with energy and bank shares being among the strongest performing sectors. Expectations of an improving economy in 2026 helped to sustain the upward trend in stocks going into mid-January, which was followed by a heightened degree of market volatility in the second half of January. Stocks plunged on January 20th after President Trump stepped up his campaign to take over Greenland and threatened new restrictions on trade with Europe. The one-day selloff was followed by stocks rallying on news that President Trump and NATO had agreed on a framework for a deal on Greenland that would take away the need for new

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tariffs on Europe. A sharp selloff in gold and silver futures weighed on the broader stock market at the end of January, which was followed by stocks advancing at the beginning of February on signs that the U.S. economy was gaining momentum with the DJIA closing above 50000 for the first time on February 6th. Worries that the rapidly growing AI industry would hurt the long-term outlook for technology and financial companies, along with U.S. military build-up in the Middle East, pressured stock lower through mid-February. Technology stocks led a stock market rebound in late-February, which was followed by stocks generally trading lower through the first half of March. Factors contributing to the stock market selloff included concerns about AI disruption, market stress for private-credit lenders, a spike in oil prices caused by the broadening Middle East conflict and a disappointing employment report for March. Concerns over how long the war with Iran would last and the prospect of Federal Reserve interest cuts being dimmed by higher oil prices sustained the broader stock market downturn through late-March, as the DJIA and NASDAQ moved into correction territory. Stocks ended a weak first quarter with a strong rally, which was driven by investors seeing a potential off ramp to the war with Iran.

After trading in a mixed range at the beginning of the second quarter of 2026, a two-week cease-fire between the U.S. and Iran and the prospect of a peace deal that would reopen the Strait of Hormuz propelled stock market gains through mid-April. Uncertainty surrounding the ongoing negotiations between the U.S. and Iran provided for an up and down market in the second half April, with the major U.S. stock indexes rallying higher at end of April in reaction to the strong earnings reported by Alphabet and Caterpillar. Overall, April was the best month for stocks since 2020. The first couple of trading days of May saw the NASDAQ and the S&P 500 close at fresh highs, which was followed by stocks trading lower as fighting in the Iran war escalated and oil prices spiked higher. On May 4, 2026, the DJIA closed at 48941.90, an increase of 18.7% from one year ago and an increase of 1.8% year-to-date, and the NASDAQ closed at 25067.80, an increase of 40.5% from one year ago and an increase of 7.9% year-to-date. The S&P 500 Index closed at 7200.75 on May 4, 2026, an increase of 27.4% from one year ago and an increase of 5.2% year-to-date.

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The market for bank and thrift stocks has also generally trended higher in recent quarters. Bank shares trended higher at the start of the third quarter of 2025, which was followed by a slight pullback in bank shares ahead of the start of the second quarter earnings season on news that inflation accelerated in June. Bank shares edged higher going into the second half of July, as second quarter earnings posted by some of the big banks were viewed as generally favorable. Announcements of some tariff deals getting done contributed to bank shares trading higher heading into late-July, which was followed by bank shares retreating at the start of August pursuant to the employment report for July triggering concerns that the U.S. economy was beginning to weaken. Banks’ shares edged higher following the August 1st selloff, as investors weighed the growing likelihood that the Federal Reserve would cut interest rates in September based on there were more signs that the economy was cooling. Inflation data that boosted investor confidence for a Federal Reserve rate cut lifted bank shares in mid-August. Bank stocks participated in the broader stock market rally that was triggered by the Federal Reserve Chairman’s August 22nd speech on the economy, which raised hopes of a rate cut in September. The positive trend in bank shares continued for the balance of August, which was followed by bank stocks edging lower at the start of September as higher interest rates and the disappointing jobs report for August weighed on economically sensitive stocks. As investors became more confident that the Federal Reserve would cut interest rates, bank shares traded up slightly ahead of the Federal Reserve’s mid-September meeting. The Federal Reserve’s as expected quarter-point rate cut and penciling in two more rate cuts for 2025 boosted bank shares going into the second half of September, which was followed by bank stocks trading in a narrow for the balance of the third quarter.

Profit taking and an uncertain outlook for the economy translated into bank stocks edging lower at the start of the fourth quarter of 2025. A flare-up in the U.S.-China trade war furthered the downturn in bank shares going into the mid-October onset of the third quarter earnings season. Credit loss concerns triggered by loan losses recorded by some regional banks and the rekindling of the U.S.-China trade war pressured bank stocks lower going into the second half of October. Bank stocks traded higher along with the broader stock market in late-October and then closed lower on October 29th as the Federal Reserve lowered rates as expected but tempered expectations of further rate cuts. The slight pullback was followed by bank shares edging higher in the first week of November. After trading higher on signs that Congress was closing in on a deal to reopen the government, bank shares retreated in conjunction with the broader market through mid-November. The growing likelihood of a December Federal Reserve rate-cut served as the basis for bank shares trading higher to close out November and into early-December. JPMorgan’s forecast of higher than forecasted expenses for 2026 pulled bank shares lower ahead of the Federal Reserve’s rate decision, which was followed by bank shares trading up on news of a 25 basis point rate-cut on

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December 10th. Bank shares traded in a narrow range through the mid-December release of November’s employment report, which showed an uptick in the unemployment rate. Stronger-than-expected third quarter GDP growth contributed to bank shares edging higher in the second half of December. For 2025 overall, the S&P U.S. BMI Banks Index closed at 254.1 on the last day of trading in 2025, an increase of 25.1% for 2025.

Bank stocks participated in the broader stock market rally in the first week of trading for 2026, which was followed by a mid-January downturn in bank shares as JPMorgan’s fourth quarter earnings report left investors disappointed. As fourth quarter bank earnings generally met expectations, bank shares traded in a narrow range for the balance of January. After trading higher at the beginning of February on indications that U.S. economy was gaining momentum, bank stocks were among the sectors that experienced a mid-February selloff on concerns that AI would hurt the long-term outlook for financial companies. Concerns about the direction of interest rates, fading hopes of a quick resolution to the war with Iran and a challenging market for private lenders factored into a continuation of bank shares retreating in the second half of March. Bank stocks rallied along with the broader stock market at the conclusion of the first quarter and into early April and then stabilized through mid-April at the start of the second quarter earnings season. As bank earnings were generally in-line with expectations, bank stocks traded in a narrow range through the second half of April and the beginning of May. A spike in oil prices and higher interest rates translated into bank shares trading lower at the start of the first full week of May. On May 4, 2026, the S&P U.S. BMI Banks Index closed at 249.7, an increase of 25.4% from one year ago and a decrease of 1.7% year-to-date.

B. The New Issue Market

In addition to bank and thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma

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financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing bank and thrift stocks the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, four standard conversions, two second-step conversions and one mutual holding offering have been completed during the past twelve months. The first-step MHC offering is considered to be more relevant for the Company’s pro forma pricing. The first-step MHC offering was completed in May 2025 by Winchester Bancorp, Inc. of Massachusetts (“Winchester Bancorp”). Winchester Bancorp’s offering closed at slightly below the top of its offering range, raising gross proceeds of $40.0 million at a fully-converted pro forma price/tangible book ratio of 59.0%. Winchester Bancorp’s stock price closed down 6.7% after its first week of trading and as of May 4, 2026, Winchester Bancorp’s stock price was up 28.5% from its initial public offering (“IPO”) price.

C. The Acquisition Market

Also considered in the valuation was the potential impact on Narragansett Bancorp’s stock price of recently completed and pending acquisitions of other bank and thrift institutions operating in Massachusetts. As shown in Exhibit IV-4, there were 22 Massachusetts bank and thrift acquisitions completed from the beginning of 2021 through year-to-date 2026 and there are currently two acquisitions pending for Massachusetts bank and thrift institutions.

Unlike the Peer Group members that can be acquired given their 100% public stock ownership form, as an MHC, the likelihood of the Company being acquired in the foreseeable future is very low. While in MHC form the Company could only be acquired by another public MHC or a mutual thrift. In the event the Company were eventually to complete a second-step conversion, the Company could be subject to acquisition only after the three-year regulatory antitakeover period elapses. The Company has indicated that it seeks to remain independent and in MHC form, thus diminishing the prospects for acquisition.

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Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed Twelve Months Ended May 4, 2026

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of Public Off. Inc. Fdn.	Benefit Plans				Initial Div. Yield								First Trading Day		After First Week(3)		After First Month(4)
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offer	% of Mid.	Exp./ Proc.	Form		ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.		P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price		% Chg		% Chg		% Chg	Thru 5/4/2026	% Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
URSB Bancorp, Inc. - NJ*	3/272026	URSB- OTCQB	$353	5.42%	0.28%	200%	$23.1	100%	132%	7.4%	C/S	$250/0.86%	8.0%	4.0%	10.0%	3.0%	0.00%	62.0%	36.8x	6.3%	0.2%	10.1%	1.7%	$10.00	$10.70	7.0%	$11.48	14.8%	$11.30	13.0%	$11.42	14.2%
Hoyne Bancorp, Inc. - IL*	12/4/25	HYNE- NASDAQ	$453	19.60%	0.20%	269%	$79.4	100%	132%	3.4%	C/S	$250/2.00%	8.0%	4.0%	10.0%	3.0%	0.00%	52.0%	NM	15.6%	0.0%	30.0%	-0.1%	$10.00	$14.00	40.0%	$13.75	37.5%	$14.19	41.9%	$15.72	57.2%
Security Midwest Bancorp, Inc., IL	8/1/25	SBMW- OTCQB	$218	6.41%	0.40%	129%	$8.9	100%	89%	15.2%	N.A.	N.A.	7.0%	3.0%	10.0%	13.5%	0.00%	45.4%	9.0x	4.0%	0.4%	8.8%	5.1%	$10.00	$11.40	14.0%	$11.12	11.2%	$12.30	23.0%	$16.00	60.0%
Avidia Bancorp, Inc., MA*	8/1/25	AVBC- NYSE	$2,707	6.87%	0.44%	184%	$191.8	100%	132%	3.0%	C/S	$1,000/4.48%	8.0%	4.0%	10.0%	3.4%	0.00%	59.5%	14.2x	7.0%	0.5%	11.8%	4.1%	$10.00	$14.64	46.4%	$14.58	45.8%	$15.47	54.7%	$20.34	103.4%
		Averages - Standard Conversions:	$933	9.58%	0.33%	195%	$75.8	100%	121%	7.2%	N.A.	N.A.	7.8%	3.8%	10.0%	5.7%	0.00%	54.7%	20.0x	8.2%	0.3%	15.2%	2.7%	$10.00	$12.69	26.9%	$12.73	27.3%	$13.32	33.2%	$15.87	58.7%
		Medians - Standard Conversions:	$403	6.64%	0.34%	192%	$51.3	100%	132%	5.4%	N.A.	N.A.	8.0%	4.0%	10.0%	3.2%	0.00%	55.7%	14.2x	6.7%	0.3%	11.0%	2.9%	$10.00	$12.70	27.0%	$12.62	26.2%	$13.25	32.5%	$15.86	58.6%
Second Step Conversions
Seneca Bancorp, Inc., NY*	10/16/25	SNNF- OTCQX	$299	7.94%	0.31%	186%	$10.4	58%	100%	15.1%	N.A.	N.A.	8.0%	4.0%	10.0%	9.6%	0.00%	58.6%	20.8x	5.8%	0.3%	16.9%	2.8%	$10.00	$10.22	2.2%	$10.10	1.0%	$9.75	-2.5%	$11.50	15.0%
Lake Shore Bancorp, Inc., NY*	7/21/25	LSBK- NASDAQ	$689	13.16%	0.66%	114%	$49.5	63%	99%	4.4%	N.A.	N.A.	8.0%	4.0%	10.0%	5.3%	0.00%	59.2%	14.4x	10.7%	0.7%	18.1%	4.1%	$10.00	$11.95	19.5%	$12.11	21.1%	$12.33	23.3%	$15.89	58.9%
		Averages - Second Step Conversions:	$494	10.55%	0.49%	150%	$30.0	61%	100%	9.8%	N.A.	N.A.	8.0%	4.0%	10.0%	7.5%	0.00%	58.9%	17.6x	8.3%	0.5%	17.5%	3.5%	$10.00	$11.09	10.9%	$11.11	11.1%	$11.04	10.4%	$13.70	37.0%
		Medians - Second Step Conversions:	$494	10.55%	0.49%	150%	$30.0	61%	100%	9.8%	N.A.	N.A.	8.0%	4.0%	10.0%	7.5%	0.00%	58.9%	17.6x	8.3%	0.5%	17.5%	3.5%	$10.00	$11.09	10.9%	$11.11	11.1%	$11.04	10.4%	$13.70	37.0%
Mutual Holding Companies
Winchester Bancorp, Inc., MA*	5/2/25	WSBK- NASDAQ	$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	C/S	$400/4.65%	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM	9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.33	-6.7%	$9.35	-6.5%	$12.85	28.5%
		Averages - MHC Conversions:	$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM	9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.33	-6.7%	$9.35	-6.5%	$12.85	28.5%
		Medians - MHC Conversions:	$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM	9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.33	-6.7%	$9.35	-6.5%	$12.85	28.5%
		Averages - All Conversions:	$802	9.77%	0.36%	181%	$57.6	81%	116%	7.6%	N.A.	N.A.	7.9%	3.9%	10.0%	7.3%	0.00%	56.5%	19.0x	8.4%	0.3%	15.4%	2.5%	$10.00	$11.74	17.4%	$11.78	17.8%	$12.10	21.0%	$14.82	48.2%
		Medians - All Conversions:	$453	7.94%	0.31%	186%	$40.0	100%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	5.3%	0.00%	59.0%	14.4x	7.0%	0.3%	12.2%	2.8%	$10.00	$11.40	14.0%	$11.48	14.8%	$12.30	23.0%	$15.72	57.2%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, “NT”—Not Traded; “NA”—Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.
(2)	Does not take into account the adoption of SOP 93-6.
(3)	Latest price if offering is less than one week old.
(4)	Latest price if offering is more than one week but less than one month old.
(5)	Mutual holding company pro forma data on full conversion basis.
(6)	Simultaneously completed acquisition of another financial institution.
(7)	Simultaneously converted to a commercial bank charter.
(8)	Former credit union.

5/4/2026

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

To the extent that speculation of a re-mutualization may impact the Company’s valuation, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence the Company’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in the Company’s stock would tend to be less comparable to the stocks of the Peer Group companies. Furthermore, in comparison to the stocks of the fully-converted Peer Group companies, the degree of acquisition speculation in the Company’s stock is also viewed to be relatively more limited since there will be a very limited number of potential acquirers for the Company’s stock as a re-mutualization transaction can only be completed by a mutual institution or an institution in the MHC form of ownership. Additionally, there tends to be less acquisition speculation in the stocks of publicly-traded MHCs in general, given the majority of the shares are held by the MHC rather than public shareholders which own 100% of the stocks of the fully-converted Peer Group companies. Accordingly, the Peer Group companies are considered to be subject to a greater degree of acquisition speculation relative to the acquisition speculation that may influence the Company’s trading price.

* * * * * * * * * * *

In determining the valuation adjustment for marketing of the issue, we considered trends in both the overall market for bank and thrift stocks, the new issue market including the new issue market for MHC shares and the local acquisition market for bank and thrift stocks. Taking these factors and trends into account and considering the limitations on being acquired given the MHC structure, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8. Management

Narragansett Bancorp’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9. Effect of Government Regulation and Regulatory Reform

In summary, as a federally-insured banking institution operating in the MHC form of ownership, the Company and the Bank will be operating in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and the substantial majority are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. Accordingly, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Downward
Primary Market Area	No Adjustment
Dividends	Slight Downward
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

Valuation Approaches: Fully-Converted Basis

In applying the accepted valuation methodology promulgated by the FRB and the Commissioner, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds, the stock benefit plans and the contribution to a charitable foundation. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for effective tax rate, stock benefit plan assumptions, the Foundation and offering expenses (summarized in Exhibits IV-9 and IV-10). The assumptions utilized in the pro forma analysis in calculating the Company’s full conversion value were consistent with the assumptions utilized for the minority stock offering, except expenses were assumed to equal 2.5% of gross proceeds (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, taking into consideration the valuation adjustments, as well as the pricing at closing of recent conversions and the pro forma pricing of public MHCs on a fully-converted basis.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. The P/E approach in a conversion valuation reflects expectations that earnings will grow as the proceeds are reinvested and leveraged, which involves assumptions regarding the use of proceeds. As a result, the P/E in conversion pricing typically reflects a premium over the Peer Group companies, and the expectation that such premium will remain for a sustained period as the implementation of the plan to reinvest and leverage the proceeds may take several years. In comparison, the Peer Group members are largely seasoned thrift companies that have already leveraged capital raised in prior offerings (including thrift conversion offerings). Thus, it is typical that other valuation approaches will reflect a valuation discount to the Peer Group pricing to counterbalance the premium P/E multiple. In evaluating earnings, it is essential to evaluate core earnings, that is, earnings adjusted for nonrecurring items on an after-tax basis.

•

P/B Approach. The P/B approach is a valuable valuation method for mutual-to-stock conversions, recognizing that in a conversion scenario the P/B ratios must be discounted from pro forma book value in that the converting mutual already has existing capital. This expected pricing discount to book value is the counterbalance to the expected premium P/E multiple described above. It is essential to modify the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community also adjusts book value to exclude goodwill and other acquisition related intangible assets in making investment decisions.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to balance sheet size in the preference to attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when the pro forma ROE is expected to be low.

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that as of May 4, 2026, the pro forma market value of Narragansett Bancorp’s full conversion offering equaled $160,000,000 at the midpoint, equal to 16,000,000 shares at $10.00 per share. This value establishes the basis for the MHC offering in which 43.0% of the stock will be issued publicly at $10.00 per share and 2.0% of the shares will be contributed to the Foundation. The full conversion valuation establishes the range of value and the MHC offering midpoint establishes the selling range of the MHC offering such that the MHC will retain 55% stock ownership at each point in the range.

Basis of Valuation – Fully-Converted and MHC Pricing Ratios

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds and the after-tax cost of the stock benefit plans. Narragansett Bancorp reported earnings of $7.370 million for the twelve months ended March 31, 2026. In deriving Narragansett Bancorp’s core earnings, the adjustments we made to reported earnings included the elimination of net gains on securities of $380,000, loss on sales of portfolio loans of $1.678 million and one-time tax credits of $2.124 million. As shown below, on an after-tax basis, reflecting the marginal income tax rate of 25.0% for the taxable earnings adjustments, the Company’s core earnings were determined to equal $6.220 million for the twelve months ended March 31, 2026.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Amount
($000)
Net income	$7,370
Deduct: Gains on securities (1)	(285)
Add: Loss on sales of portfolio loans (1)	1,259
Deduct: Tax credits	(2,124)
Core earnings estimate	$6,220

(1)	Tax effected at 25.0%.

Based on Narragansett Bancorp’s reported and core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples (fully-converted basis) at the $160.0 million midpoint value equaled 18.93 times and 21.92 times, respectively, which provided for premiums of 55.93% and 60.35% relative to the Peer Group’s average reported and core P/E multiples of 12.14 times and 13.67 times, respectively (see Table 4.3). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 12.23 times and 14.11 times, respectively, the Company’s pro forma reported and core P/E multiples (fully-converted basis) at the midpoint value indicated premiums of 54.78% and 55.35%, respectively. The Company’s pro forma fully-converted P/E ratios based on reported earnings at the minimum and the super maximum equaled 16.41x and 24.03x, respectively, and based on core earnings at the minimum and the super maximum equaled 19.06x and 27.64x, respectively.

On an MHC basis, the Company’s reported and core P/E multiples at the midpoint value of $160.0 million equaled 20.67 times and 24.28 times, respectively (see Table 4.4). The Company’s reported and core P/E multiples provided for premiums of 70.26% and 77.62% relative to the Peer Group’s average reported and core P/E multiples of 12.14 times and 13.67 times, respectively. In comparison to the Peer Group’s median reported and core earnings multiples which equaled 12.23 times and 14.11 times, respectively, the Company’s pro forma reported and core P/E multiples (MHC basis) at the midpoint value indicated premiums of 69.01% and 72.08%, respectively. The Company’s pro forma MHC P/E ratios based on reported earnings at the minimum and the super maximum equaled 17.73x and 26.81x, respectively, and based on core earnings at the minimum and the super maximum equaled 20.86x and 31.39x, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

Table 4.3

Fully-Converted Market Pricing Versus Peer Group

Narragansett Bancorp, Inc.

As of May 4, 2026

			Market Capitalization		Per Share Data							Dividends(3)			Financial Characteristics(5)								Offering Size
			Price/ Share	Market Value	Core 12 Month EPS(1)	Book Value/ Share	Pricing Ratios(2)					Amount/ Share		Payout Ratio(4)	Total Assets	Equity/ Assets	Tang. Eq./ T. Assets	NPAs/ Assets	Reported		Core
							P/E	P/B	P/A	P/TB	P/Core		Yield						ROAA	ROAE	ROAA	ROAE	($Mil)
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Narragansett Bancorp, Inc.		MA
Super Maximum			$10.00	$211.60	$0.36	$17.20	24.03x	58.14%	6.88%	62.97%	27.64x	$0.00	0.00%	0.00%	$3,074	11.84%	10.93%	1.56%	0.29%	2.42%	0.25%	2.10%	$207.37
Maximum			$10.00	$184.00	$0.41	$18.52	21.36x	54.00%	6.03%	58.82%	24.65x	$0.00	0.00%	0.00%	$3,051	11.17%	10.25%	1.57%	0.28%	2.53%	0.24%	2.19%	$180.32
Midpoint			$10.00	$160.00	$0.46	$20.04	18.93x	49.90%	5.28%	54.67%	21.92x	$0.00	0.00%	0.00%	$3,031	10.58%	9.66%	1.58%	0.28%	2.64%	0.24%	2.28%	$156.80
Minimum			$10.00	$136.00	$0.52	$22.10	16.41x	45.25%	4.52%	49.90%	19.06x	$0.00	0.00%	0.00%	$3,011	9.98%	9.05%	1.59%	0.28%	2.76%	0.24%	2.37%	$133.28
All Non-MHC Public Thrifts(6)
Averages			$31.11	$774.39	$2.11	$28.83	14.59x	95.53%	13.69%	106.93%	14.49x	$0.58	2.19%	36.78%	$6,998	14.89%	14.84%	0.65%	0.69%	5.57%	0.75%	5.95%
Median			$17.42	$158.53	$0.97	$19.97	13.94x	90.11%	13.45%	92.54%	12.42x	$0.40	2.27%	32.36%	$1,650	12.28%	10.64%	0.48%	0.73%	5.61%	0.75%	5.53%
All Non-MHC State of MA(6)
Averages			$82.81	$356.48	$6.18	$67.86	14.50x	109.11%	11.94%	111.59%	16.14x	$1.00	1.30%	22.79%	$2,942	10.97%	10.77%	0.33%	0.73%	7.05%	0.74%	7.07%
Medians			$19.21	$327.77	$1.15	$19.57	15.56x	109.78%	11.80%	114.74%	15.80x	$0.28	0.98%	22.79%	$2,786	10.64%	10.64%	0.33%	0.64%	6.45%	0.73%	7.43%
Comparable Group
Averages			$49.37	$370.45	$3.60	$43.10	12.14x	99.21%	11.55%	104.02%	13.67x	$0.86	2.61%	32.83%	$3,407	11.66%	11.20%	0.53%	0.96%	7.86%	1.00%	8.15%
Medians			$20.90	$304.08	$2.44	$22.92	12.23x	94.80%	11.46%	97.43%	14.11x	$0.74	2.88%	31.46%	$2,508	10.46%	10.46%	0.55%	1.02%	8.81%	0.90%	8.13%
Comparable Group
ECBK	ECB Bancorp, Inc.	MA	$18.07	$158.53	$1.15	$20.05	15.71x	90.11%	9.61%	90.11%	15.71x	$0.00	0.00%	0.00%	$1,650	10.66%	10.66%	0.07%	0.62%	5.61%	0.62%	5.61%
FSBW	FS Bancorp, Inc.	WA	$40.30	$298.16	$4.51	$41.84	9.39x	96.32%	9.44%	100.61%	8.93x	$1.16	2.88%	31.70%	$3,204	9.80%	9.42%	0.63%	1.04%	10.76%	1.10%	11.32%
HIFS	Hingham Institution for Savings	MA	$278.97	$611.86	$16.50	$220.06	12.23x	126.77%	13.45%	126.77%	16.91x	$2.52	0.90%	14.12%	$4,548	10.61%	10.61%	0.87%	1.12%	10.78%	0.81%	7.80%
KRNY	Kearny Financial Corp.	NJ	$7.97	$501.18	$0.56	$11.79	13.98x	67.62%	6.78%	80.29%	14.28x	$0.44	5.52%	77.19%	$7,608	10.03%	8.65%	1.06%	0.47%	4.78%	0.46%	4.67%
NECB	Northeast Community Bancorp, Inc.	NY	$23.73	$293.37	$3.21	$25.79	7.37x	92.02%	16.19%	92.02%	7.39x	$0.80	3.37%	31.06%	$2,025	17.59%	17.59%	0.00%	2.18%	12.65%	2.17%	12.61%
RVSB	Riverview Bancorp, Inc.	WA	$5.14	$105.70	$0.23	$7.08	NM	72.58%	7.22%	89.21%	22.61x	$0.08	1.56%	NM	$1,464	9.95%	8.25%	1.04%	-0.29%	-2.65%	0.31%	2.87%
TSBK	Timberland Bancorp, Inc.	WA	$40.26	$315.38	$3.90	$34.61	10.30x	116.34%	15.41%	123.31%	10.30x	$1.16	2.88%	28.64%	$2,046	13.25%	12.59%	0.47%	1.55%	11.81%	1.55%	11.81%
TRST	TrustCo Bank Corp NY	NY	$47.53	$832.10	$3.41	$38.32	13.94x	124.02%	12.79%	124.13%	13.94x	$1.52	3.20%	43.99%	$6,508	10.31%	10.30%	0.35%	0.99%	9.17%	0.99%	9.17%
WSBF	Waterstone Financial, Inc.	WI	$17.90	$310.00	$1.66	$19.19	10.78x	93.28%	14.43%	94.24%	10.78x	$0.68	3.80%	37.35%	$2,251	15.47%	15.44%	0.64%	1.32%	8.45%	1.32%	8.45%
WNEB	Western New England Bancorp, Inc.	MA	$13.85	$278.22	$0.88	$12.26	15.56x	113.00%	10.14%	119.47%	15.80x	$0.28	2.02%	31.46%	$2,765	8.97%	8.53%	0.17%	0.65%	7.29%	0.64%	7.17%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

Table 4.4

MHC Market Pricing Versus Peer Group

Narragansett Bancorp, Inc.

As of May 4, 2026

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)								Offering Size
			Price/ Share	Market Value	12 Month EPS(1)	Value/ Share	Pricing Ratios(2)					Amount/ Share	Yield	Payout Ratio(4)	Total Assets	Equity/ Assets	Tang. Eq./ T. Assets	NPAs/ Assets	Reported		Core
							P/E	P/B	P/A	P/TB	P/Core								ROAA	ROAE	ROAA	ROAE	($Mil)
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Narragansett Bancorp, Inc.		MA
Super Maximum			$10.00	$211.60	$0.32	$12.43	26.81x	80.45%	7.12%	90.01%	31.39x	$0.00	0.00%	0.00%	$2,973	8.84%	7.90%	1.61%	0.27%	3.00%	0.23%	2.56%	$90.99
Maximum			$10.00	$184.00	$0.36	$13.72	23.56x	72.89%	6.21%	81.97%	27.63x	$0.00	0.00%	0.00%	$2,963	8.52%	7.58%	1.62%	0.26%	3.09%	0.22%	2.64%	$79.12
Midpoint			$10.00	$160.00	$0.41	$15.22	20.67x	65.70%	5.42%	74.24%	24.28x	$0.00	0.00%	0.00%	$2,954	8.24%	7.30%	1.62%	0.26%	3.18%	0.22%	2.71%	$68.80
Minimum			$10.00	$136.00	$0.48	$17.24	17.73x	58.00%	4.62%	65.88%	20.86x	$0.00	0.00%	0.00%	$2,945	7.96%	7.01%	1.63%	0.26%	3.27%	0.22%	2.78%	$58.48
All Non-MHC Public Thrifts(6)
Averages			$31.11	$774.39	$2.11	$28.83	14.59x	95.53%	13.69%	106.93%	14.49x	$0.58	2.19%	36.78%	$6,998	14.89%	14.84%	0.65%	0.69%	5.57%	0.75%	5.95%
Median			$17.42	$158.53	$0.97	$19.97	13.94x	90.11%	13.45%	92.54%	12.42x	$0.40	2.27%	32.36%	$1,650	12.28%	10.64%	0.48%	0.73%	5.61%	0.75%	5.53%
All Non-MHC State of MA(6)
Averages			$82.81	$356.48	$6.18	$67.86	14.50x	109.11%	11.94%	111.59%	16.14x	$1.00	1.30%	22.79%	$2,942	10.97%	10.77%	0.33%	0.73%	7.05%	0.74%	7.07%
Medians			$19.21	$327.77	$1.15	$19.57	15.56x	109.78%	11.80%	114.74%	15.80x	$0.28	0.98%	22.79%	$2,786	10.64%	10.64%	0.33%	0.64%	6.45%	0.73%	7.43%
Comparable Group
Averages			$49.37	$370.45	$3.60	$43.10	12.14x	99.21%	11.55%	104.02%	13.67x	$0.86	2.61%	32.83%	$3,407	11.66%	11.20%	0.53%	0.96%	7.86%	1.00%	8.15%
Medians			$20.90	$304.08	$2.44	$22.92	12.23x	94.80%	11.46%	97.43%	14.11x	$0.74	2.88%	31.46%	$2,508	10.46%	10.46%	0.55%	1.02%	8.81%	0.90%	8.13%
Comparable Group
ECBK	ECB Bancorp, Inc.	MA	$18.07	$158.53	$1.15	$20.05	15.71x	90.11%	9.61%	90.11%	15.71x	$0.00	0.00%	0.00%	$1,650	10.66%	10.66%	0.07%	0.62%	5.61%	0.62%	5.61%
FSBW	FS Bancorp, Inc.	WA	$40.30	$298.16	$4.51	$41.84	9.39x	96.32%	9.44%	100.61%	8.93x	$1.16	2.88%	31.70%	$3,204	9.80%	9.42%	0.63%	1.04%	10.76%	1.10%	11.32%
HIFS	Hingham Institution for Savings	MA	$278.97	$611.86	$16.50	$220.06	12.23x	126.77%	13.45%	126.77%	16.91x	$2.52	0.90%	14.12%	$4,548	10.61%	10.61%	0.87%	1.12%	10.78%	0.81%	7.80%
KRNY	Kearny Financial Corp.	NJ	$7.97	$501.18	$0.56	$11.79	13.98x	67.62%	6.78%	80.29%	14.28x	$0.44	5.52%	77.19%	$7,608	10.03%	8.65%	1.06%	0.47%	4.78%	0.46%	4.67%
NECB	Northeast Community Bancorp, Inc.	NY	$23.73	$293.37	$3.21	$25.79	7.37x	92.02%	16.19%	92.02%	7.39x	$0.80	3.37%	31.06%	$2,025	17.59%	17.59%	0.00%	2.18%	12.65%	2.17%	12.61%
RVSB	Riverview Bancorp, Inc.	WA	$5.14	$105.70	$0.23	$7.08	NM	72.58%	7.22%	89.21%	22.61x	$0.08	1.56%	NM	$1,464	9.95%	8.25%	1.04%	-0.29%	-2.65%	0.31%	2.87%
TSBK	Timberland Bancorp, Inc.	WA	$40.26	$315.38	$3.90	$34.61	10.30x	116.34%	15.41%	123.31%	10.30x	$1.16	2.88%	28.64%	$2,046	13.25%	12.59%	0.47%	1.55%	11.81%	1.55%	11.81%
TRST	TrustCo Bank Corp NY	NY	$47.53	$832.10	$3.41	$38.32	13.94x	124.02%	12.79%	124.13%	13.94x	$1.52	3.20%	43.99%	$6,508	10.31%	10.30%	0.35%	0.99%	9.17%	0.99%	9.17%
WSBF	Waterstone Financial, Inc.	WI	$17.90	$310.00	$1.66	$19.19	10.78x	93.28%	14.43%	94.24%	10.78x	$0.68	3.80%	37.35%	$2,251	15.47%	15.44%	0.64%	1.32%	8.45%	1.32%	8.45%
WNEB	Western New England Bancorp, Inc.	MA	$13.85	$278.22	$0.88	$12.26	15.56x	113.00%	10.14%	119.47%	15.80x	$0.28	2.02%	31.46%	$2,765	8.97%	8.53%	0.17%	0.65%	7.29%	0.64%	7.17%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to Narragansett Bancorp’s pro forma book value (fully-converted basis). Based on the $160.0 million midpoint valuation, Narragansett Bancorp’s pro forma P/B and P/TB ratios (fully-converted basis) equaled 49.90% and 54.67%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 99.21% and 104.02%, respectively, the Company’s ratios reflected a discount of 49.70% on a P/B basis and a discount of 47.44% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 94.80% and 97.43%, respectively, the Company’s pro forma P/B and P/TB ratios (fully-converted basis) at the midpoint value reflected a discount of 47.36% on a P/B basis and a discount of 43.89% on a P/TB basis. At the top of the super range, the Company’s P/B and P/TB ratios (fully-converted basis) equaled 58.14% and 62.97%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 41.40% and 39.46%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 38.67% and 35.37%, respectively.

RP Financial considered the discounts under the book value approach to be reasonable given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value given that the Company already has equity. As noted earlier, the discounts reflected under the book value approach counterbalances the significant premiums reflected in the Company’s pro forma P/E multiples.

On an MHC reported basis, the Company’s P/B and P/TB ratios at the $160.0 million midpoint value equaled 65.70% and 74.24%, respectively. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 99.21% and 104.02%, respectively, Narragansett Bancorp’s ratios were discounted by 33.78% on a P/B basis and 28.63% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 94.80% and 97.43%, respectively, the Company’s pro forma P/B and P/TB ratios (MHC basis) at the midpoint value reflected discounts of 30.70% and 23.80%, respectively. At the top of the super range, the Company’s P/B and P/TB ratios (MHC basis) equaled 80.45% and 90.01%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 18.91% and 13.47%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 15.14% and 7.62%, respectively.

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3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $160.0 million midpoint of the valuation range, Narragansett Bancorp’s pro forma P/A ratio (fully-converted basis) equaled 5.28% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 11.55%, which implies a discount of 54.29% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 11.46%, the Company’s pro forma P/A ratio (fully-converted basis) at the midpoint value reflects a discount of 53.93%.

On an MHC basis, Narragansett Bancorp’s pro forma P/A ratio at the $160.0 million midpoint value equaled 5.42%. In comparison to the Peer Group’s average P/A ratio of 11.55%, Narragansett Bancorp’s P/A ratio (MHC basis) indicated a discount 53.07%. In comparison to the Peer Group’s median P/A ratio of 11.46%, the Company’s pro forma P/A ratio (MHC basis) at the midpoint value reflects a discount of 52.71%.

Comparison to Publicly-Traded MHCs

As indicated in Chapter III, we believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; and (4) the regulatory policies regarding the accounting for net assets held by the MHC in a second-step conversion and, thereby, lessening the attractiveness of paying cash dividends. For these unique reasons, MHC stocks are subject to different trading and pricing characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has calculated the pro forma financial data and pricing ratios of the publicly-traded

RP® Financial, LC.	VALUATION ANALYSIS
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MHCs on a “fully-converted” basis to make them comparable for valuation purposes. The calculation of fully-converted pro forma information is beneficial in a number of respects. First, the pro forma analysis eliminates distortions in comparing public MHCs that have different public ownership ratios. Second, this analysis enables calculating fully-converted pricing ratios that can be meaningfully compared to the pricing ratios of existing full stock companies; and thus can be directly compared to the fully-converted value of Narragansett Bancorp. Third, this pro forma analysis is validated by the investment community’s evaluation of public MHCs, including research analysts and S&P Capital IQ.

The pro forma fully converted analysis for public MHCs incorporates the following assumptions to calculate pro forma book value and earnings per share data: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second-step-conversion; (2) the gross proceeds from such a sale are adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of an MHC institution; and (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis. The pricing ratios are calculated based on the current trading price and the pro forma tangible book value and core earnings per share.

Table 4.5 shows the pro forma fully converted pricing ratios for the eight public MHCs (note that these calculations do not reflect the specific offering characteristics of the two MHCs undergoing second step conversions today). The table below compares the average fully-converted pricing ratios of these MHCs to average pricing ratios of the Company’s full stock Peer Group. The MHC group’s fully converted average P/TB multiple carries a 28.22% discount to the Peer Group average, underscoring the pricing discount the market places on MHCs given the previously noted structural differences relative to full stock companies. The expected premium of the MHC group’s pro forma P/E reflects their higher pro forma equity and lower pro forma ROE. Detailed pricing characteristics of the fully-converted MHCs are shown in Table 4.6.

	Publicly-Traded MHCs	Peer Group
Pricing Ratios (Averages) (1)
Price/core earnings (x)	25.71x	13.67x
Price/tangible book (%)	74.67%	104.02%
Price/assets (%)	13.75	11.55

(1)	Based on market prices as of May 4, 2026.

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Table 4.5

Calculation of Implied Per Share Data - Incorporating MHC Second Step Conversion

Publicly Traded MHC Institutions

									Per Share							Net	Net	Pro Forma
						Current Ownership			TTM NI		Book	Tang.		Share	Gross	Capital	Income	Net Inc./	Core Net Inc./	Bk Value/	Tang. Bk.	Assets/
	Ticker	Name	City	State	Exchange	Public	MHC Shares	Total Shares	Reported	Core	Value	Bk Value	Assets	Price	Proceeds(1)	Increase(2)	Increase(3)	Share	Share	Share	Value/Share	Share
1	BSBK	Bogota Financial Corp.	Teaneck	NJ	NASDAQCM	4,421,016	8,504,556	12,925,572	$0.16	$0.13	$10.90	$10.89	$70.01	$8.21	$69,822,405	$58,650,820	$709,675	$0.22	$0.19	$15.44	$15.43	$74.55
2	CLBK	Columbia Financial, Inc.	Fair Lawn	NJ	NASDAQGS	28,126,427	76,016,524	104,142,951	$0.54	$0.56	$11.27	$10.15	$105.72	$18.73	$1,423,789,495	$1,195,983,175	$14,471,396	$0.68	$0.70	$22.75	$21.63	$117.21
3	GCBC	Greene County Bancorp, Inc.	Catskill	NY	NASDAQCM	7,808,300	9,218,528	17,026,828	$2.29	$2.29	$15.72	$15.72	$186.83	$23.80	$219,400,966	$184,296,812	$2,229,991	$2.42	$2.42	$26.54	$26.54	$197.66
4	KFFB	Kentucky First Federal Bancorp	Hazard	KY	NASDAQGM	3,358,777	4,727,938	8,086,715	$0.10	$0.10	$6.07	$6.07	$46.41	$4.43	$20,944,765	$17,593,603	$212,883	$0.13	$0.13	$8.25	$8.25	$48.58
5	PBFS	Pioneer Bancorp, Inc.	Albany	NY	NASDAQCM	10,127,165	14,287,723	24,414,888	$0.81	$0.81	$13.46	$12.96	$90.97	$14.22	$203,171,421	$170,663,994	$2,065,034	$0.90	$0.90	$20.45	$19.95	$97.96
6	RBKB	Rhinebeck Bancorp, Inc.	Poughkeepsie	NY	NASDAQCM	4,806,998	6,345,975	11,152,973	$0.89	$0.90	$12.43	$12.22	$115.20	$16.09	$102,106,738	$85,769,660	$1,037,813	$0.99	$0.99	$20.12	$19.91	$122.89
7	TFSL	TFS Financial Corporation	Cleveland	OH	NASDAQGS	51,718,311	227,119,132	278,837,443	$0.33	$0.33	$6.89	$6.86	$62.69	$14.92	$3,388,617,449	$2,846,438,658	$34,441,908	$0.46	$0.46	$17.10	$17.07	$72.90
8	WSBK	Winchester Bancorp, Inc.	Winchester	MA	NASDAQCM	4,182,919	5,112,457	9,295,376	$0.24	$0.44	$12.82	$12.82	$113.72	$12.85	$65,695,072	$55,183,861	$667,725	$0.32	$0.52	$18.75	$18.75	$119.66

(1)	Gross proceeds calculated as stock price multiplied by the number of shares owned by the MHC (i.e. non-public shares).
(2)

Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and Restricted Stock Plan. For MHC’s with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.

Offering Expense Percent:	4.00%
ESOP Percent Purchase:	8.00%
RRP Percent Purchase:	4.00%

(3)	Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and RRP do not generate reinvestment income), less after-tax ESOP amortization and RRP vesting.

After-Tax Reinvestment Rate:	3.00%
ESOP Loan Term (Yrs.):	20
Recognition Plan Vesting (Yrs.):	5
Effective Tax Rate:	23.00%

Source: S&P Global Market Intelligence, RP Financial, LC. calculations.

RP® Financial, LC.	VALUATION ANALYSIS
IV.28

Table 4.6

MHC Institutions, Implied Pricing Ratios, Full Conversion Basis

Financial Data as of the Most Recent Quarter or Twelve Month Period Available

Prices as of May 4, 2026

																Key Financial Data(2)
								Per Share Data		Pricing Ratios(4)					Dividends			LTM
						Stock	Mkt	LTM	Tang.	P/E	P/E Cre	Price/	Price/	Price/	Ann Div	Total	Tang.	Reported		Core
	Ticker	Company Name	City	State	Exchange	Price(1)	Value(2)	EPS	BV/Sh	LTM(3)	LTM(3)	Book	TBk	Assts	Rate	Assets	E/A	ROAA	ROAE	ROAA	ROAE
						($)	($M)	($)	($)	(x)	(x)	(%)	(%)	(%)	($)	($000)	(%)	(%)	(%)	(%)	(%)
	Publicly Traded MHCs, Full Conversion Basis - Averages					14.34	1,026.4	0.83	18.40	24.93	25.71	73.66	74.67	13.75	0.00	5,859,546	18.51	0.67	3.86	0.67	3.85
	Publicly Traded MHCs, Full Conversion Basis - Medians					14.92	347.2	0.68	19.91	27.69	26.89	79.97	80.81	13.09	0.00	2,391,666	18.45	0.63	2.97	0.63	3.06
	Publicly Traded MHCs, Full Conversion Basis
1	BSBK	Bogota Financial Corp.	Teaneck	NJ	NASDAQCM	8.21	106.1	0.22	15.43	37.89	44.17	53.18	53.21	11.01	0.00	963,599	20.70	0.29	1.40	0.25	1.20
2	CLBK	Columbia Financial, Inc.	Fair Lawn	NJ	NASDAQGS	18.73	1,950.6	0.68	21.63	27.69	26.89	82.31	86.60	15.98	0.00	12,206,490	18.45	0.58	2.97	0.59	3.06
3	GCBC	Greene County Bancorp, Inc.	Catskill	NY	NASDAQCM	23.80	405.2	2.42	26.54	9.82	9.82	89.68	89.68	12.04	0.00	3,365,452	13.43	1.23	9.13	1.23	9.13
4	KFFB	Kentucky First Federal Bancorp	Hazard	KY	NASDAQGM	4.43	35.8	0.13	8.25	34.32	34.32	53.71	53.71	9.12	0.00	392,872	16.98	0.27	1.57	0.27	1.57
5	PBFS	Pioneer Bancorp, Inc.	Albany	NY	NASDAQCM	14.22	347.2	0.90	19.95	15.87	15.87	69.54	71.28	14.52	0.00	2,391,666	20.37	0.91	4.38	0.91	4.38
6	RBKB	Rhinebeck Bancorp, Inc.	Poughkeepsie	NY	NASDAQCM	16.09	179.5	0.99	19.91	16.30	16.24	79.97	80.81	13.09	0.00	1,370,637	16.20	0.80	4.91	0.81	4.92
7	TFSL	TFS Financial Corporation	Cleveland	OH	NASDAQGS	14.92	4,160.3	0.46	17.07	32.64	32.64	87.24	87.42	20.47	0.00	20,326,109	23.41	0.63	2.67	0.63	2.67
8	WSBK	Winchester Bancorp, Inc.	Winchester	MA	NASDAQCM	12.85	119.4	0.32	18.75	40.78	24.95	68.52	68.52	10.74	0.00	1,112,288	15.67	0.26	1.68	0.43	2.75

(1)	Current stock price of minority stock.
(2)	Current stock price of minority stock times total shares (public and MHC) outstanding.
(3)	P/E or Core P/E = “NM” if multiple is negative or >50x.
(4)	Ratios are pro forma assumings a second step conversion to full stock form.

Source: S&P Global Market Intelligence and RP Financial, LC. Calculations. The information provided in this report has been obtained from sources we believe are reliable but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	VALUATION ANALYSIS
IV.29

Compared to the public MHCs on a fully-converted basis, the Company’s pro forma P/TB ratios (fully-converted basis) of 54.67% at the midpoint and 62.97% at the supermax are discounted 26.78% and 15.67%, respectively. Excluding the two MHCs now completing second step conversion, the Company’s midpoint and supermax discounts are smaller at 23.18% and 22.52%, respectively.

There are three factors that support the Company’s discounted P/TB relative to the public MHCs on a fully converted basis. First, the Company’s pro forma P/TB ratio calculation reflects the sale of 100% of the shares, whereas the second step pro forma P/TB calculation of the public MHCs only reflects the sale of shares owned by their respective MHCs (e.g., Bogota Financial’s second-step pro forma reflects the sale of 65.8% of the shares and Winchester Bancorp’s second-step pro forma reflects the sale of 55.0% of the shares); thus, the Company’s pro forma P/TB ratio mathematically builds in a more significant discount compared to pro forma P/TB calculation of public MHCs on a fully converted basis. Second, since the public MHCs are more likely to complete a second step conversion from a time perspective than the Company that is just initiating its IPO, there is support for higher pricing of public MHCs as the unique MHC characteristics would tend to be removed sooner. Third, there are a limited number of public MHCs that are grandfathered with regard to waiving dividend payments to the MHC; this supports higher pro forma pricing in that they are not subject to (1) the required annual majority vote by depositors to approve the waiver of dividends and (2) second step ownership dilution resulting from the past waiver of dividend payments to the MHC.

Comparison to Recent MHC Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As previously noted, the most recent first step MHC offering was completed by Winchester Bancorp in May 2025. In comparison to Winchester Bancorp’s closing pro forma P/TB ratio of 59.00%, the Company’s P/TB ratio of 54.67% at the midpoint value reflects an implied discount of 7.34%. At the top of the super maximum, the Company’s P/TB ratio of 62.97% reflects an implied premium of 6.73% relative to Winchester Bancorp’s closing pro forma P/TB ratio. As of May 4, 2026, Winchester Bancorp’s stock was up 28.5% from its IPO price.

RP® Financial, LC.	VALUATION ANALYSIS
IV.30

Valuation Conclusion – Fully-Converted Basis

In determining the offering range of value in connection with minority stock issuance for a financial institution in mutual holding company form, the first step is to determine pro forma market value and the resulting range of value on a fully-converted basis, that is, assuming all shares are issued in the IPO. Then, the Board of Directors of the converting financial institution determines the percent of shares to be issued publicly, such that the mutual holding company retains more than 50% ownership.

Based on the foregoing, it is our opinion that, as of May 4, 2026, the estimated aggregate pro forma market value of the shares to be issued on a fully-converted basis is $160,000,000 at the midpoint, equal to 16,000,000 shares offered at a per share value of $10.00. The $10.00 offering price per share has been established by the Company’s Board of Directors, and thus the number of shares is a function of the pro forma market value and the offering price per share. Pursuant to conversion regulations, the 15% offering range under a full conversion scenario indicates a minimum value of $136,000,000 and a maximum value of $184,000,000, indicating total shares of 13,600,000 and 18,400,000, respectively. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $211,600,000 without a resolicitation, reflecting 21,160,000 shares at $10.00 per share. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Minority Stock Issuance Offering Range

The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 43.0% ownership interest prior to the issuance of 2.0% of the outstanding shares to the Foundation. Thus, the MHC will retain 55% ownership of the outstanding shares and the public minority shares and the Foundation shares will be 45% of the outstanding shares.

RP® Financial, LC.	VALUATION ANALYSIS
IV.31

Accordingly, the offering of the minority stock issuance is $58,480,000 at the minimum, $68,800,000 at the midpoint, $79,120,000 at the maximum and $90,988,000 at the super maximum. Based on the $10.00 offering price per share, the shares offered in the public offering are 5,848,000 at the minimum, 6,880,000 at the midpoint, 7,912,000 at the maximum and 9,098,800 at the super maximum. The number of shares issued to the Foundation are 272,000 at the minimum, 320,000 at the midpoint, 368,000 at the maximum and 423,200 at the super maximum. The pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.4 and are detailed in Exhibits IV-9 and IV-10.

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Credit Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Non-Performing Assets

I-12	Deposit Composition

II-1	Description of Office Properties

II-2	Historical Interest Rates

LIST OF EXHIBITS (continued)

Exhibit Number	Description

III-1	General Characteristics of Publicly-Traded Thrifts

III-2	All Public Market Pricing

III-3	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of May 4, 2026

IV-2	Historical Stock Price Indices

IV-3	Stock Indices as of May 4, 2026

IV-4	Massachusetts Bank and Thrift Acquisitions 2021—Present

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet – Fully Converted Basis

IV-8	Pro Forma Effect of Conversion Proceeds – Fully Converted Basis

IV-9	Pro Forma Analysis Sheet – Minority Stock Offering

IV-10	Pro Forma Effect of Conversion Proceeds – Minority Stock Offering

V-1	Firm Qualifications Statement

EXHIBIT I-1

Narragansett Bancorp, Inc.

Map of Office Locations

Exhibit I-1

Narragansett Bancorp, Inc.

Map of Office Locations

U.S. Branches: Current Ownership (25)

e.

EXHIBIT I-2

Narragansett Bancorp, Inc.

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

Narragansett Bancorp, Inc.

Key Operating Ratios

Exhibit I-3

Narragansett Bancorp, Inc.

Key Operating Ratios

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2026	2025	2025	2024
Performance Ratios:
Return (loss) on average assets (1)	0.18%	(0.02)%	0.21%	0.18%
Return (loss) on average equity (1)	2.71%	(0.29)%	3.39%	3.25%
Interest rate spread (2)	2.59%	2.12%	2.37%	1.94%
Net interest margin (1)(3)	3.01%	2.56%	2.08%	2.38%
Noninterest expense to average assets (1)	4.12%	3.83%	4.00%	3.46%
Efficiency ratio (4)	90.58%	93.48%	89.61%	87.58%
Average interest-earning assets to average interest-bearing liabilities	119.45%	117.21%	118.95%	117.74%
Loans to deposits ratio	92.15%	95.89%	93.65%	100.35%
Capital Ratios:
Tier 1 capital to average assets (BayCoast Bank only)	8.22%	8.11%	8.18%	8.14%
Tier 1 capital to risk-weighted assets (BayCoast Bank only)	10.69%	10.73%	10.59%	10.62%
Common equity tier 1 capital to risk-weighted assets (BayCoast Bank only)	10.69%	10.73%	10.59%	10.62%
Total capital to risk-weighted assets (BayCoast Bank only)	11.94%	11.94%	11.92%	11.76%
Average equity to average assets	6.51%	5.83%	6.04%	5.56%
Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total loans	1.31%	1.20%	1.28%	1.11%
Allowance for credit losses on loans as a percentage of non-performing loans	66.15%	467.64%	77.69%	481.69%
Net (charge-offs) recoveries to average outstanding loans during the period (1)	(0.19)%	(0.03)%	(0.18)%	(0.02)%
Non-performing loans as a percentage of total loans	1.97%	0.26%	1.65%	0.23%
Non-performing loans as a percentage of total assets	1.55%	0.20%	1.31%	0.19%
Total non-performing assets as a percentage of total assets	1.55%	0.20%	1.31%	0.19%
Other:
Number of offices	25	25	25	25
Number of full-time equivalent employees	532	523	523	519

(1)	Annualized for the three-month periods.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents operating expense divided by the sum of net interest income and other income.

Source: Narragansett Bancorp’s prospectus.

EXHIBIT I-4

Narragansett Bancorp, Inc.

Investment Portfolio Composition

Exhibit I-4

Narragansett Bancorp, Inc.

Investment Portfolio Composition

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2026 are summarized in the following table. The table excludes equity securities, which totaled $2.2 million at March 31, 2026. We held no held-to-maturity securities as of March 31, 2026. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. The weighted average yield is calculated based on the yield to maturity weighted for the size of each debt security over the entire portfolio of debt securities. No tax-equivalent yield adjustments have been made, as the effects would be immaterial.

	One Year or Less			More than One Year through Five Years	More than Five Years through Ten Years			More than Ten Years	Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
U.S. government bonds	$33,880	3.74%	$142,370	3.87%	$58,915	4.06%	$—	—%	$235,165	$234,374	3.90%
U.S. government-sponsored enterprise securities	15,180	3.82%	32,240	3.90%	—	—%	—	—%	47,420	45,309	3.89%
State and municipal bonds	924	2.98%	7,181	3.76%	7,573	3.39%	17,939	4.00%	33,617	33,252	3.79%
Corporate bonds	12,285	5.25%	4,744	4.82%	5,400	4.75%	—	—%	22,429	21,351	5.06%
Subordinated debt and collateralized debt obligations	—	—%	3,000	14.44%	9,000	6.29%	—	—%	12,000	11,381	8.52%

Total	$62,269	4.04%	$189,535	4.08%	$80,888	4.30%	$17,393	4.00%	$350,631	$345,667	4.12%

Source: Narragansett Bancorp’s prospectus.

EXHIBIT I-5

Narragansett Bancorp, Inc.

Yields and Costs

Exhibit I-5

Narragansett Bancorp, Inc.

Yields and Costs

	For the Three Months Ended March 31,
	2026			2025
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$2,310,011	$31,483	5.45%	$2,366,246	$32,467	5.49%
Debt securities	346,502	2,783	3.21%	302,056	2,048	2.71%
Equity securities and mutual funds	7,899	114	5.79%	13,549	260	7.67%
Cash equivalents	18,859	41	0.87%	54,484	417	3.06%

Total interest-earning assets	2,683,271	34,421	5.13%	2,736,335	35,192	5.14%
Noninterest-earning assets	202,839			204,609

Total assets	$2,886,110			$2,940,944

Interest-bearing liabilities:
NOW accounts	$394,247	1,186	1.22%	$389,283	1,309	1.36%
Savings accounts	288,456	144	0.20%	294,988	157	0.22%
Money market accounts	837,356	5,988	2.90%	732,841	6,294	3.48%
Certificates of deposit	509,878	4,082	3.25%	549,206	5,246	3.87%

Total interest-bearing deposits	2,029,937	11,401	2.28%	1,966,318	13,006	2.68%
Borrowings:
Other Borrowings	121,797	1,277	4.19%	259,096	2,753	4.25%
Subordinated debt	94,611	1,577	6.67%	109,226	1,905	6.97%

Total interest-bearing liabilities	2,246,345	14,256	2.54%	2,334,640	17,664	3.03%

Noninterest-bearing liabilities:
Demand deposits	405,741			389,999
Other	46,177			44,749

Total liabilities	2,698,263			2,769,388
Retained earnings	187,847			171,555

Total liabilities and retained earnings	$2,886,110			$2,940,943

Net interest income		$20,166			$17,529

Net interest rate spread (2)			2.59%			2.12%
Net interest-earning assets (3)	$436,926			$401,695

Net interest margin (4)			3.01%			2.56%
Average interest-earning assets to interest-bearing liabilities			119.45%			117.21%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Exhibit I-5 (continued)

Narragansett Bancorp, Inc.

Yields and Costs

	For the Years Ended December 31,
	2025			2024
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$2,338,433	$131,315	5.62%	$2,411,917	$132,250	5.48%
Debt securities	322,804	9,464	2.93%	274,927	6,580	2.39%
Equity securities and mutual funds	10,817	885	8.18%	13,634	1,024	7.51%
Cash equivalents	49,809	1,647	3.26%	50,129	1,905	3.74%

Total interest-earning assets	2,721,863	143,311	5.27%	2,750,607	141,759	5.15%
Noninterest-earning assets	200,220			179,229

Total assets	$2,922,083			$2,929,936

Interest-bearing liabilities:
NOW accounts	$384,745	5,224	1.36%	$380,465	4,980	1.31%
Savings accounts	292,109	626	0.21%	301,763	632	0.21%
Money market accounts	772,148	25,648	3.32%	648,475	24,012	3.70%
Certificates of deposit	539,399	19,788	3.67%	639,720	27,750	4.34%

Total interest-bearing deposits	1,988,402	51,285	2.58%	1,970,423	57,374	2.46%
Borrowings	191,235	8,322	4.29%	256,713	11,155	4.27%
Subordinated debt	108,673	7,579	6.88%	108,987	7,870	7.10%

Total interest-bearing liabilities	2,288,309	67,186	2.90%	2,336,123	76,400	3.22%

Noninterest-bearing liabilities
Demand deposits	410,579			398,769
Other	46,796			31,958

Total liabilities	2,745,684			2,766,849
Retained earnings	176,399			162,987

Total liabilities and retained earnings	$2,922,083			$2,929,836

Net interest income		$76,125			$65,359

Net interest rate spread (1)			2.37%			1.94%
Net interest-earning assets (2)	$433,554			$414,484

Net interest margin (3)			2.80%			2.38%
Average interest-earning assets to interest-bearing liabilities	118.95%			117.74%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Source: Narragansett Bancorp’s prospectus.

EXHIBIT I-6

Narragansett Bancorp, Inc.

Credit Loss Allowance Activity

Exhibit I-6

Narragansett Bancorp, Inc.

Credit Loss Allowance Activity

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2026	2025	2025	2024
	(Dollars in thousands)
Allowance for credit losses at beginning of period	$29,078	$26,223	$26,223	$19,000
Provision for credit losses	1,700	1,950	7,025	7,650
Charge-offs:
Mortgage loans:
Residential real estate	—	—	(1)	—
Commercial and multi-family real estate	—	—	(3,141)	—
Construction	—	—	—	—
Home equity loans and lines of credit	—	—	—	—
Commercial	—	(82)	(478)	—
Consumer	(1,179)	(104)	(935)	(506)
Other	—	—	—	—

Total charge-offs	(1,179)	(186)	(4,555)	(506)
Total recoveries	81	20	385	79

Net (charge-offs) recoveries	(1,098)	(166)	(4,170)	(427)

Allowance at end of period	$29,680	$28,007	$29,078	$26,223

Allowance to non-performing loans	84.99%	467.65%	105.94%	481.69%
Allowance to total loans outstanding at the end of the period	1.31%	1.20%	1.28%	1.11%
Net (charge-offs) recoveries to average loans outstanding during the period (1)	(0.19)%	(0.03)%	(0.18)%	(0.02)%

(1)	Annualized for the three-month periods.

Source: Narragansett Bancorp’s prospectus.

EXHIBIT I-7

Narragansett Bancorp, Inc.

Interest Rate Risk Analysis

Exhibit I-7

Narragansett Bancorp, Inc.

Interest Rate Risk Analysis

At April 30, 2026
Change in Interest Rates (Basis Points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change From Level	Net Interest Income Year 2 Forecast	Year 2 Change From Level
	(Dollars in thousands)
+200	$92,775	(3.2)%	$105,800	10.3%
Level	95,883	—	101,954	6.3%
-200	96,813	1.0%	95,070	(0.8)%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

Source: Narragansett Bancorp’s prospectus.

EXHIBIT I-8

Narragansett Bancorp, Inc.

Fixed and Adjustable Rate Loans

Exhibit I-8

Narragansett Bancorp, Inc.

Fixed and Adjustable Rate Loans

The following table sets forth our fixed and adjustable-rate loans at March 31, 2026 that are contractually due after March 31, 2027.

	Due After March 31, 2027
	Fixed	Adjustable	Total
	(In thousands)
Mortgage loans:
Residential real estate	$189,589	$275,590	$465,179
Commercial and multi-family real estate	113,852	894,925	1,008,777
Construction	31,075	106,272	137,347
Home equity loans and lines of credit	28,984	184,708	213,692
Commercial	61,287	137,565	198,852
Consumer	100,996	2,666	103,661

Total loans	$525,784	$1,601,724	$2,127,508

Source: Narragansett Bancorp’s prospectus.

EXHIBIT I-9

Narragansett Bancorp, Inc.

Loan Portfolio Composition

Exhibit I-9

Narragansett Bancorp, Inc.

Loan Portfolio Composition

	At March 31, 2026		At December 31,
			2025		2024
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Mortgage loans:
Residential real estate	$465,313	20.5%	$484,198	21.3%	$595,532	25.2%
Commercial and multi-family real estate (1)	1,089,361	47.9	1,080,739	47.6	1,088,052	46.0
Construction	184,236	8.1	179,266	7.9	171,595	7.3
Home equity loans and lines of credit	213,706	9.4	209,874	9.3	178,962	7.6
Commercial	200,807	8.8	194,649	8.6	201,392	8.5
Consumer	119,730	5.3	120,586	5.3	127,026	5.4
Other	—	—	5	0.0	1,106	0.1

Total gross loans	2,273,153	100.0%	2,269,316	100.0%	2,363,66	100.0%

Net deferred loan fees	(3,850)		(3,964)		(3,455)
Allowance for credit losses	(29,680)		(29,078)		(26,223)

Loans, net	$2,239,623		$2,236,274		$2,333,986

(1)	Includes $291.9 million, $293.5 million and $286.0 million of multi-family residential real estate loans at March 31, 2026, December 31, 2025 and 2024, respectively.

Source: Narragansett Bancorp’s prospectus.

EXHIBIT I-10

Narragansett Bancorp, Inc.

Contractual Maturity by Loan Type

Exhibit I-10

Narragansett Bancorp, Inc.

Contractual Maturity by Loan Type

Contractual Maturities. The following tables set forth the contractual maturities of our total loan portfolio at March 31, 2026. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

	Residential Real Estate	Commercial and Multi- Family Real Estate	Construction	Home Equity Loans and Lines of Credit
	(In thousands)
Amounts due in:
One year or less	$134	$80,584	$46,889	$14
After one through five years	6,533	163,250	14,872	1,916
After five through 15 years	19,188	224,280	130	56,254
More than 15 years	439,458	621,247	122,345	155,522

Total	$465,313	$1,089,361	$184,236	$213,706

	Commercial	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$1,955	$16,069	$145,645
After one through five years	74,650	24,641	285,862
After five through 15 years	51,564	41,246	392,662
More than 15 years	72,638	37,774	1,448,981

Total	$200,807	$119,730	$2,273,153

Source: Narragansett Bancorp’s prospectus.

EXHIBIT I-11

Narragansett Bancorp, Inc.

Non-Performing Assets

Exhibit I-11

Narragansett Bancorp, Inc.

Non-Performing Assets

	At March 31, 2026	At December 31,
		2025	2024
	(Dollars in thousands)
Non-accrual loans:
Mortgage loans:
Residential real estate	$3,919	$3,750	$2,518
Commercial and multi-family real estate	37,180	30,780	332
Construction	—	—	47
Home equity loans and lines of credit	871	1,150	812
Commercial	1,725	292	478
Consumer	1,170	1,456	1,257
Other	—	—	—

Total non-accrual loans	44,865	37,428	5,444

Accruing loans past due 90 days or more	—	—	—

Total non-performing loans	$44,865	$37,428	$5,444

Foreclosed and repossessed assets	$20	$142	$222

Total non-performing assets	$44,885	$37,570	$5,466

Total non-performing loans to total loans	1.97%	1.65%	0.23%
Total non-accrual loans to total loans	1.97%	1.65%	0.23%
Total non-performing assets to total assets	1.55%	1.31%	0.19%

Source: Narragansett Bancorp’s prospectus.

EXHIBIT I-12

Narragansett Bancorp, Inc.

Deposit Composition

Exhibit I-12

Narragansett Bancorp, Inc.

Deposit Composition

	At March 31, 2026			At December 31,
				2025			2024
	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Noninterest-bearing demand	$410,188	16.6%	—%	$394,297	16.3%	—%	$389,186	16.7%	—%
NOW accounts	405,801	16.5	0.01%	404,615	16.7	0.01%	382,877	16.5	1.27%
Savings accounts	291,353	11.8	0.20%	289,179	11.9	0.21%	292,858	12.6	0.22%
Money market accounts	869,170	35.2	2.88%	812,532	33.5	3.00%	704,796	30.3	3.46%
Certificates of deposit	490,249	19.9	3.08%	522,683	21.6	3.37%	556,163	23.9	3.90%

Total	$2,466,761	100.0%	1.88%	$2,423,306	100.0%	2.01%	$2,325,880	100.0%	2.25%

Source: Narragansett Bancorp’s prospectus.

EXHIBIT II-1

Description of Office Properties

Exhibit II-1

Narragansett Bancorp, Inc.

Description of Office Properties

Properties

BayCoast Bank operates from its main office in Swansea, Massachusetts and 25 full-service branch banking offices in the South Coast of Massachusetts and the State of Rhode Island. Our subsidiary office locations are: BayCoast Insurance (seven offices in Massachusetts and Rhode Island), BayCoast Mortgage (four offices in Massachusetts), Stack Ally (one office in Massachusetts) Plimoth Investment Advisors (two offices in Massachusetts and one office in Connecticut), Priority Funding (one office in Massachusetts and one office in New York) and Teamwork Funding (one office in Arizona). As of March 31, 2026, the net book value of our real properties, including land, buildings and building improvements, was $40.8 million.

Source: Narragansett Bancorp’s prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2
Historical Interest Rates(1)

Year/Qtr. Ended		Prime Rate	90 Day T-Note	One Year T-Note	10 Year T-Note
2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%
2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%
2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%
2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%
2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%
2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%
2021:	Quarter 1	3.25%	0.03%	0.07%	1.74%
	Quarter 2	3.25%	0.05%	0.08%	1.44%
	Quarter 3	3.25%	0.04%	0.09%	1.52%
	Quarter 4	3.25%	0.06%	0.39%	1.52%
2022:	Quarter 1	3.50%	0.52%	1.63%	2.32%
	Quarter 2	4.75%	1.72%	2.80%	2.98%
	Quarter 3	6.25%	3.33%	4.05%	3.83%
	Quarter 4	7.50%	4.42%	4.73%	3.88%
2023:	Quarter 1	8.00%	4.85%	4.64%	3.48%
	Quarter 2	8.25%	5.43%	5.40%	3.81%
	Quarter 3	8.50%	5.55%	5.46%	4.59%
	Quarter 4	8.50%	5.40%	4.79%	3.88%
2024:	Quarter 1	8.50%	5.46%	5.03%	4.20%
	Quarter 2	8.50%	5.48%	5.09%	4.36%
	Quarter 3	8.00%	4.73%	3.98%	3.81%
	Quarter 4	7.50%	4.37%	4.16%	4.58%
2025:	Quarter 1	7.50%	4.32%	4.03%	4.23%
	Quarter 2	7.50%	4.41%	3.96%	4.24%
	Quarter 3	7.25%	4.02%	3.68%	4.16%
	Quarter 4	6.75%	3.67%	3.48%	4.18%
2026	Quarter 1	6.75%	3.70%	3.68%	4.30%
As of May 4, 2026		6.75%	3.70%	3.78%	4.45%

(1)	End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

General Characteristics of Publicly-Traded Thrifts

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

May 4, 2026

										As of
										May 4, 2026
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)				($)	($Mil)
AVBC	Avidia Bancorp, Inc.	NYSE	NE	Hudson	MA	$2,807	10	Dec	7/31/25	$20.34	$377
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$29,249	2	Jun	3/14/05	$87.28	$4,965
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$1,426	4	Dec	1/8/96	$8.52	$53
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$911	12	Dec	1/12/05	$19.44	$157
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,829	47	Sep	3/31/99	$7.68	$954
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$289	6	Dec	10/12/21	$15.91	$65
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$536	9	Mar	10/19/23	$17.49	$68
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,650	3	Dec	7/27/22	$18.07	$159
FBLA	FB Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$1,255	20	Dec	10/22/24	$13.87	$238
FDSB	Fifth District Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$534	7	Dec	7/31/24	$15.12	$80
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$2,133	15	Dec	1/29/15	$9.92	$88
FSEA	First Seacoast Bancorp, Inc.	NASDAQCM	NE	Dover	NH	$599	5	Dec	7/16/19	$11.74	$51
FLG	Flagstar Bank, National Association	NYSE	MA	Hicksville	NY	$87,129	341	Dec	11/23/93	$13.86	$5,777
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$3,204	37	Dec	7/9/12	$40.30	$298
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,548	9	Dec	12/13/88	$278.97	$612
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$642	11	Jun	1/18/05	$18.74	$56
HYNE	Hoyne Bancorp, Inc.	NASDAQCM	MW	Oak Park	IL	$489	7	Dec	12/3/25	$15.72	$127
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,608	41	Jun	2/23/05	$7.97	$501
LSBK	Lake Shore Bancorp, Inc.	NASDAQGM	MA	Dunkirk	NY	$722	11	Dec	4/3/06	$15.89	$125
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$1,068	7	Sep	1/23/06	$17.42	$113
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$2,025	12	Dec	7/5/06	$23.73	$293
NSTS	NSTS Bancorp, Inc.	NASDAQCM	MW	Waukegan	IL	$267	3	Dec	1/18/22	$12.77	$63
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,218	14	Jun	6/27/96	$17.10	$109
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$25,202	144	Dec	1/15/03	$22.25	$2,899
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,464	17	Mar	10/26/93	$5.14	$106
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,143	14	Jun	9/19/23	$18.40	$138
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$430	7	Dec	7/14/21	$16.59	$45
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$2,046	24	Sep	1/12/98	$40.26	$315
TFIN	Triumph Financial, Inc.	NYSE	SW	Dallas	TX	$6,877	62	Dec	11/6/14	$65.68	$1,564
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,508	133	Dec		$47.53	$832
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,251	16	Dec	10/4/05	$17.90	$310
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,765	27	Dec	12/27/01	$13.85	$278
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$22,107	94	Dec	11/26/86	$71.21	$3,714
BSBK	Bogota Financial Corp.	NASDAQCM	MA	Teaneck	NJ	$905	10	Dec	1/15/20	$8.21	$103
CLBK	Columbia Financial, Inc.	NASDAQGS	MA	Fair Lawn	NJ	$11,011	70	Dec	4/19/18	$18.73	$1,951
GCBC	Greene County Bancorp, Inc.	NASDAQCM	MA	Catskill	NY	$3,181	22	Jun	12/30/98	$23.80	$405
KFFB	Kentucky First Federal Bancorp	NASDAQGM	MW	Hazard	KY	$375	7	Jun	3/2/05	$4.43	$36
PBFS	Pioneer Bancorp, Inc.	NASDAQCM	MA	Albany	NY	$2,221	21	Dec	7/17/19	$14.22	$347
RBKB	Rhinebeck Bancorp, Inc.	NASDAQCM	MA	Poughkeepsie	NY	$1,285	17	Dec	1/16/19	$16.09	$175
TFSL	TFS Financial Corporation	NASDAQGS	MW	Cleveland	OH	$17,480	36	Sep	4/20/07	$14.92	$4,160
WSBK	Winchester Bancorp, Inc.	NASDAQCM	NE	Winchester	MA	$1,057	5	Jun	4/30/25	$12.85	$119
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$925	2	Dec	4/27/17	$22.43	$137
NFBK	Northfield Bancorp, Inc.	NASDAQGS	MA	Woodbridge	NJ	$5,735	37	Dec	11/7/07	$13.91	$581

Source: S&P Global Market Intelligence.

EXHIBIT III-2

All Public Market Pricing

Exhibit III-2
All Public Market Pricing
As of May 4, 2026

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Thrifts(6)
Averages			$31.11	$774.16	$2.11	$28.83	14.59x	95.53%	13.69%	106.93%	14.49x	$0.58	2.19%	36.78%	$6,998	14.89%	14.84%	0.65%	0.69%	5.57%	0.75%	5.95%
Median			$17.42	$158.53	$0.97	$19.97	13.94x	90.11%	13.45%	92.54%	12.42x	$0.40	2.27%	32.36%	$1,650	12.28%	10.64%	0.48%	0.73%	5.61%	0.75%	5.53%
Comparable Group
Averages			$31.11	$774.16	$2.11	$28.83	14.59x	95.53%	13.69%	106.93%	14.49x	$0.58	2.19%	36.78%	$6,998	14.89%	14.84%	0.65%	0.69%	5.57%	0.75%	5.95%
Medians			$17.42	$158.53	$0.97	$19.97	13.94x	90.11%	13.45%	92.54%	12.42x	$0.40	2.27%	32.36%	$1,650	12.28%	10.64%	0.48%	0.73%	5.61%	0.75%	5.53%
Comparable Group
AVBC	Avidia Bancorp, Inc.	MA	$20.34	$377.32	NA	$19.09	NM	106.57%	14.55%	110.00%	NM	$0.20	0.98%	NA	$2,807	13.65%	13.28%	0.49%	0.51%	4.52%	0.88%	7.69%
AX	Axos Financial, Inc.	NV	$87.28	$4,964.89	$8.14	$53.89	10.61x	161.97%	16.97%	173.95%	10.72x	NA	NA	NA	$29,249	10.48%	9.83%	0.62%	1.80%	16.62%	1.77%	16.29%
BYFC	Broadway Financial Corporation	CA	$8.52	$79.27	($0.51)	$12.14	NM	70.19%	6.21%	71.06%	NM	$0.00	0.00%	NA	$1,426	18.44%	18.36%	NA	-1.56%	-7.50%	-0.10%	-0.49%
BVFL	BV Financial, Inc.	MD	$19.44	$157.16	$1.62	$20.99	13.99x	92.64%	18.68%	100.89%	12.03x	$0.13	0.00%	NA	$911	20.16%	18.82%	NA	1.37%	6.59%	1.58%	7.60%
CFFN	Capitol Federal Financial, Inc.	KS	$7.68	$953.62	$0.60	$8.03	12.80x	95.61%	NA	96.64%	12.76x	$0.34	4.43%	63.33%	$9,829	10.44%	NA	0.56%	0.80%	7.42%	0.80%	NA
CLST	Catalyst Bancorp, Inc.	LA	$15.91	$64.55	$0.57	$20.26	28.92x	78.52%	22.37%	78.52%	27.90x	NA	NA	NA	$289	28.49%	28.49%	0.85%	0.73%	2.49%	0.75%	2.58%
CPBI	Central Plains Bancshares, Inc.	NE	$17.49	$68.44	$1.03	$20.87	16.98x	83.79%	13.72%	NA	16.98x	NA	NA	NA	$536	16.38%	NA	NA	0.77%	5.32%	0.77%	5.32%
ECBK	ECB Bancorp, Inc.	MA	$18.07	$158.53	$1.15	$20.05	15.71x	90.11%	9.61%	90.11%	15.71x	NA	NA	NA	$1,650	10.66%	10.66%	NA	0.62%	5.61%	0.62%	5.61%
FBLA	FB Bancorp, Inc.	LA	$13.87	$238.00	$0.22	$17.38	NM	79.79%	19.99%	79.79%	NM	NA	NA	NA	$1,255	25.05%	25.05%	1.45%	0.10%	0.38%	0.31%	1.17%
FDSB	Fifth District Bancorp, Inc.	LA	$15.12	$79.97	$0.26	$24.26	18.90x	62.33%	15.13%	62.33%	NM	NA	NA	NA	$534	24.28%	24.28%	0.11%	0.76%	3.17%	0.25%	1.05%
FNWB	First Northwest Bancorp	WA	$9.92	$87.90	$0.92	$16.52	18.04x	60.03%	4.42%	60.44%	10.80x	$0.00	0.00%	NA	$2,133	7.36%	7.31%	1.08%	0.23%	3.15%	0.40%	5.46%
FSEA	First Seacoast Bancorp, Inc.	NH	$11.74	$51.14	($0.22)	$13.54	NM	86.72%	9.20%	86.97%	NM	NA	NA	NA	$599	10.60%	10.58%	0.08%	-0.14%	-1.37%	-0.14%	-1.33%
FLG	Flagstar Bank, National Association	NY	$13.86	$5,776.63	$0.17	$18.28	NM	75.84%	6.67%	79.56%	NM	$0.04	0.29%	NA	$87,129	9.32%	8.95%	3.08%	-0.06%	-0.69%	0.11%	1.29%
FSBW	FS Bancorp, Inc.	WA	$40.30	$298.16	$4.51	$41.84	9.39x	96.32%	9.44%	100.61%	8.93x	$1.16	2.88%	31.70%	$3,204	9.80%	9.42%	NA	1.04%	10.76%	1.10%	11.32%
HIFS	Hingham Institution for Savings	MA	$278.97	$611.86	$16.50	$220.06	12.23x	126.77%	13.45%	126.77%	16.91x	$2.52	0.90%	14.12%	$4,548	10.61%	10.61%	NA	1.12%	10.78%	0.81%	7.80%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$18.74	$55.55	$1.99	$18.96	9.76x	98.86%	8.94%	105.63%	9.44x	$0.54	2.88%	28.13%	$642	9.04%	8.51%	NA	0.96%	10.48%	0.99%	10.84%
HYNE	Hoyne Bancorp, Inc.	IL	$15.72	$127.28	$0.24	$19.93	NM	78.88%	26.01%	78.95%	NM	NA	NA	NA	$489	32.97%	32.95%	0.24%	0.05%	0.25%	0.39%	1.96%
KRNY	Kearny Financial Corp.	NJ	$7.97	$501.18	$0.56	$11.79	13.98x	67.62%	6.78%	80.29%	14.28x	$0.44	5.52%	77.19%	$7,608	10.03%	NA	0.69%	0.47%	4.78%	0.46%	4.67%
LSBK	Lake Shore Bancorp, Inc.	NY	$15.89	$124.91	NA	$18.11	14.57x	87.73%	17.30%	87.73%	NM	$0.36	2.27%	33.03%	$722	19.72%	19.72%	NA	1.13%	6.45%	NA	NA
MGYR	Magyar Bancorp, Inc.	NJ	$17.42	$112.85	$1.78	$19.19	9.79x	90.78%	10.55%	93.06%	9.79x	$0.40	2.30%	20.22%	$1,068	11.62%	NA	NA	1.09%	9.41%	1.09%	9.41%
NECB	Northeast Community Bancorp, Inc.	NY	$23.73	$293.37	$3.21	$25.79	7.37x	92.02%	16.19%	92.02%	7.39x	$0.80	3.37%	31.06%	$2,025	17.59%	17.59%	0.00%	2.18%	12.65%	2.17%	12.61%
NSTS	NSTS Bancorp, Inc.	IL	$12.77	$62.77	($0.08)	$15.20	NM	84.01%	25.20%	84.01%	NM	NA	NA	NA	$267	29.99%	29.99%	0.11%	-0.14%	-0.50%	-0.14%	-0.50%
PROV	Provident Financial Holdings, Inc.	CA	$17.10	$109.01	NA	$20.02	18.59x	85.43%	8.88%	85.43%	NM	$0.56	3.27%	60.87%	$1,218	10.40%	10.40%	0.08%	0.50%	4.71%	NA	NA
PFS	Provident Financial Services, Inc.	NJ	$22.25	$2,899.44	$2.51	$21.97	9.47x	101.28%	11.50%	138.78%	8.86x	$0.96	4.31%	40.85%	$25,202	11.36%	8.55%	0.58%	1.24%	11.04%	1.24%	11.02%
RVSB	Riverview Bancorp, Inc.	WA	$5.14	$105.70	$0.23	$7.08	NM	72.58%	7.22%	89.21%	22.61x	$0.08	1.56%	NA	$1,464	9.95%	8.25%	NA	-0.29%	-2.65%	0.31%	2.87%
SRBK	SR Bancorp, Inc.	NJ	$18.40	$137.75	$0.57	$22.63	31.19x	81.32%	13.12%	94.55%	32.13x	$0.20	1.09%	33.90%	$1,143	16.13%	14.19%	NA	0.42%	2.40%	0.40%	2.30%
TCBS	Texas Community Bancshares, Inc.	TX	$16.59	$44.74	NA	NA	NM	89.10%	NA	89.10%	NM	$0.20	1.21%	NA	$430	12.60%	NA	NA	0.70%	6.11%	NA	NA
TSBK	Timberland Bancorp, Inc.	WA	$40.26	$315.38	NA	$34.61	10.30x	116.34%	15.41%	123.31%	NM	$1.16	2.88%	28.64%	$2,046	13.25%	12.59%	0.47%	1.55%	11.81%	NA	NA
TFIN	Triumph Financial, Inc.	TX	$65.68	$1,563.59	$1.27	$38.05	NM	172.64%	22.89%	309.59%	NM	NA	NA	NA	$6,877	13.83%	8.49%	1.51%	0.49%	3.40%	0.52%	3.58%
TRST	TrustCo Bank Corp NY	NY	$47.53	$832.10	$3.41	$38.32	13.94x	124.02%	12.79%	124.13%	13.94x	$1.52	3.20%	43.99%	$6,508	10.31%	10.30%	0.35%	0.99%	9.17%	0.99%	9.17%
WSBF	Waterstone Financial, Inc.	WI	$17.90	$310.00	$1.66	$19.19	10.78x	93.28%	14.43%	94.24%	10.78x	$0.68	3.80%	37.35%	$2,251	15.47%	NA	NA	1.32%	8.45%	1.32%	8.45%
WNEB	Western New England Bancorp, Inc.	MA	$13.85	$278.22	$0.88	$12.26	15.56x	113.00%	10.14%	119.47%	15.80x	$0.28	2.02%	31.46%	$2,765	8.97%	8.53%	0.17%	0.65%	7.29%	0.64%	7.17%
WSFS	WSFS Financial Corporation	DE	$71.21	$3,706.06	$5.89	$52.24	12.67x	136.30%	16.79%	214.50%	12.08x	$0.80	1.12%	12.63%	$22,107	12.28%	NA	0.40%	1.44%	11.40%	1.47%	11.58%
MHCs
BSBK	Bogota Financial Corp.	NJ	$8.21	$103.14	$0.14	$10.90	NM	75.31%	11.73%	75.37%	NM	NA	NA	NA	$905	15.57%	15.56%	1.47%	0.23%	1.50%	0.18%	1.22%
CLBK	Columbia Financial, Inc.	NJ	$18.73	$1,950.60	$0.58	$11.27	34.05x	166.19%	17.72%	186.95%	32.10x	NA	NA	NA	$11,011	10.66%	NA	0.43%	0.51%	4.92%	0.53%	5.11%
GCBC	Greene County Bancorp, Inc.	NY	$23.80	$405.24	NA	$15.72	10.39x	151.44%	12.74%	151.44%	NM	$0.40	1.68%	17.47%	$3,181	8.41%	8.41%	NA	1.28%	15.72%	NA	NA
KFFB	Kentucky First Federal Bancorp	KY	$4.43	$35.82	$0.10	$6.07	NM	72.96%	9.55%	72.96%	NM	$0.00	0.00%	NA	$375	13.08%	13.08%	0.55%	0.22%	1.72%	0.22%	1.72%
PBFS	Pioneer Bancorp, Inc.	NY	$14.22	$347.18	NA	NA	17.56x	110.09%	NA	114.44%	NM	NA	NA	NA	$2,221	14.79%	NA	NA	0.93%	6.22%	NA	NA
RBKB	Rhinebeck Bancorp, Inc.	NY	$16.09	$174.89	$0.91	$12.43	17.68x	129.44%	13.97%	131.65%	17.61x	NA	NA	NA	$1,285	10.79%	10.63%	NA	0.77%	7.51%	0.78%	7.53%
TFSL	TFS Financial Corporation	OH	$14.92	$4,160.25	$0.33	NA	NM	220.25%	NA	221.39%	NM	$1.13	7.57%	342.42%	$17,480	11.00%	10.95%	0.22%	0.54%	4.84%	0.54%	4.84%
WSBK	Winchester Bancorp, Inc.	MA	$12.85	$119.45	$0.31	$12.82	27.93x	100.25%	11.30%	100.25%	NM	NA	NA	NA	$1,057	11.27%	11.27%	NA	0.23%	2.07%	0.42%	3.78%
Under Acquisition
AFBI	Affinity Bancshares, Inc.	GA	$22.43	$136.71	$1.43	$21.24	16.37x	105.60%	14.78%	122.58%	15.73x	NA	NA	NA	$925	14.00%	12.30%	NA	0.95%	6.98%	0.99%	7.26%
NFBK	Northfield Bancorp, Inc.	NJ	$13.91	$580.94	$0.97	$16.63	NM	83.63%	10.13%	83.63%	14.33x	$0.52	3.74%	433.33%	$5,735	12.11%	12.11%	NA	0.08%	0.67%	0.68%	5.43%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

EXHIBIT III-3

Peer Group Market Area Comparative Analysis

Exhibit III-3

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit Market Share(1)
Institution	County	Population		Pop.	2021-2026 % Change	2026-2031 % Change	2026 Amount	% State Average
		2021	2026	2031
ECB Bancorp, Inc.	Middlesex, MA	1,622,192	1,687,619	1,736,649	0.8%	0.6%	78,369	121.0%	0.98%
FS Bancorp, Inc.	Snohomish, WA	841,173	873,911	904,954	0.8%	0.7%	60,790	103.2%	4.95%
Hingham Institution for Savings	Plymouth, MA	525,369	545,096	555,432	0.7%	0.4%	61,853	95.5%	9.93%
Kearny Financial Corp.	Essex, NJ	801,147	894,352	924,581	2.2%	0.7%	55,052	92.6%	0.61%
Northeast Community Bancorp, Inc.	Westchester, NY	967,400	1,012,130	1,027,239	0.9%	0.3%	73,456	135.2%	0.17%
Riverview Bancorp, Inc.	Clark, WA	500,699	535,315	558,208	1.3%	0.8%	52,464	89.1%	9.46%
Timberland Bancorp, Inc.	Grays Harbor, WA	75,963	77,752	78,475	0.5%	0.2%	36,995	62.8%	34.60%
TrustCo Bank Corp NY	Schenectady, NY	155,424	163,858	168,818	1.1%	0.6%	47,617	87.6%	34.06%
Waterstone Financial, Inc.	Milwaukee, WI	942,546	921,307	912,099	-0.5%	-0.2%	43,116	91.3%	1.79%
Western New England Bancorp, Inc.	Hampden, MA	465,407	463,518	462,777	-0.1%	0.0%	42,093	65.0%	13.54%
	Averages:	689,732	717,486	732,923	0.8%	0.4%	55,181	94.3%	11.01%
	Medians:	663,258	709,504	731,581	0.8%	0.5%	53,758	91.9%	7.21%
Narragansett Financial Corporation	Bristol, MA	567,897	590,800	599,213	0.8%	0.3%	50,057	77.3%	12.85%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2025.

Sources: S&P Global Market Intelligence and FDIC.

EXHIBIT IV-1

Stock Prices:

As of May 4, 2026

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of May 4, 2026

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/	Assets
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
AVBC	Avidia Bancorp, Inc.	NE	20.34	18,550	377.3	21.43	14.00	20.92	-2.77	38.93	21.00	NA	NA	19.09	18.49	151.32	2,807,058
AX	Axos Financial, Inc.	WE	87.28	56,885	4,964.9	101.92	65.80	98.51	-11.40	29.55	1.30	8.23	8.14	53.89	50.18	514.18	29,248,986
BYFC	Broadway Financial Corporation	WE	8.52	9,304	79.3	8.85	5.51	7.85	8.54	31.08	15.14	-2.73	-0.51	12.14	11.99	153.32	1,426,466
BVFL	BV Financial, Inc.	MA	19.44	8,084	157.2	20.54	14.05	19.88	-2.21	21.88	7.17	1.39	1.62	20.99	19.27	112.67	910,857
CFFN	Capitol Federal Financial, Inc.	MW	7.68	124,169	953.6	7.97	5.51	7.88	-2.54	32.64	12.78	NA	0.60	8.03	NA	79.16	9,829,080
CLST	Catalyst Bancorp, Inc.	SW	15.91	4,058	64.5	18.16	11.51	15.95	-0.28	37.11	0.98	0.55	0.57	20.26	20.26	71.09	288,508
CPBI	Central Plains Bancshares, Inc.	MW	17.49	3,914	68.4	17.89	14.52	17.30	1.07	16.88	3.34	1.03	1.03	20.87	NA	136.86	535,738
ECBK	ECB Bancorp, Inc.	NE	18.07	8,773	158.5	20.05	14.82	18.12	-0.28	8.20	3.91	1.15	1.15	20.05	20.05	188.11	1,650,295
FBLA	FB Bancorp, Inc.	SW	13.87	17,159	238.0	14.25	10.71	14.05	-1.28	20.82	7.94	0.07	0.22	17.38	17.38	73.16	1,255,406
FDSB	Fifth District Bancorp, Inc.	SW	15.12	5,289	80.0	15.64	11.70	15.10	0.13	20.96	0.80	0.80	0.26	24.26	24.26	101.03	534,394
FNWB	First Northwest Bancorp	WE	9.92	9,337	87.9	10.98	6.05	9.84	0.81	-2.75	5.76	0.55	0.92	16.52	16.41	228.49	2,133,443
FSEA	First Seacoast Bancorp, Inc.	NE	11.74	4,356	51.1	15.00	10.13	12.25	-4.16	4.45	-11.06	-0.23	-0.22	13.54	13.50	137.57	599,295
FLG	Flagstar Bank, National Association	MA	13.86	416,784	5,776.6	14.92	10.38	14.00	-1.00	15.02	10.09	-0.22	0.17	18.28	17.42	209.05	87,129,000
FSBW	FS Bancorp, Inc.	WE	40.30	7,399	298.2	44.22	36.66	41.14	-2.04	0.47	-2.11	4.29	4.51	41.84	40.06	432.99	3,203,515
HIFS	Hingham Institution for Savings	NE	278.97	2,193	611.9	338.00	220.76	291.55	-4.31	9.84	-1.76	22.81	16.50	220.06	220.06	2073.51	4,547,809
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	18.74	2,964	55.6	20.00	12.32	19.10	-1.88	44.15	4.11	1.92	1.99	18.96	17.74	216.46	641,649
HYNE	Hoyne Bancorp, Inc.	MW	15.72	8,097	127.3	16.14	13.35	15.70	0.13	12.29	8.49	0.03	0.24	19.93	19.91	60.44	489,377
KRNY	Kearny Financial Corp.	MA	7.97	62,883	501.2	8.50	5.76	8.14	-2.09	22.99	7.56	0.57	0.56	11.79	NA	120.98	7,607,656
LSBK	Lake Shore Bancorp, Inc.	MA	15.89	7,863	124.9	16.28	10.91	15.95	-0.41	44.84	8.36	1.09	NA	18.11	18.11	91.82	722,011
MGYR	Magyar Bancorp, Inc.	MA	17.42	6,478	112.8	20.00	14.10	17.45	-0.17	21.39	0.81	1.78	1.78	19.19	NA	164.93	1,068,398
NECB	Northeast Community Bancorp, Inc.	MA	23.73	13,652	293.4	25.65	19.27	24.35	-2.55	1.41	4.95	3.22	3.21	25.79	25.79	148.34	2,025,127
NSTS	NSTS Bancorp, Inc.	MW	12.77	4,915	62.8	13.06	10.72	12.60	1.35	10.85	-1.39	-0.08	-0.08	15.20	15.20	54.25	266,648
PROV	Provident Financial Holdings, Inc.	WE	17.10	6,375	109.0	17.42	14.85	17.01	0.53	11.47	7.48	0.92	NA	20.02	20.02	191.00	1,217,624
PFS	Provident Financial Services, Inc.	MA	22.25	130,312	2,899.4	23.98	15.92	22.81	-2.46	30.19	12.66	2.35	2.51	21.97	16.03	193.40	25,201,690
RVSB	Riverview Bancorp, Inc.	WE	5.14	20,565	105.7	6.59	4.74	5.50	-6.55	-19.44	2.39	-0.21	0.23	7.08	5.76	71.18	1,463,809
SRBK	SR Bancorp, Inc.	MA	18.40	7,486	137.7	19.61	12.30	18.77	-1.97	41.10	16.90	0.59	0.57	22.63	19.46	152.74	1,143,450
TCBS	Texas Community Bancshares, Inc.	SW	16.59	2,697	44.7	20.00	15.10	17.00	-2.41	8.61	-7.68	NA	NA	NA	NA	159.60	430,446
TSBK	Timberland Bancorp, Inc.	WE	40.26	7,834	315.4	43.55	29.30	40.94	-1.66	29.08	12.46	3.91	NA	34.61	32.65	261.23	2,046,386
TFIN	Triumph Financial, Inc.	SW	65.68	23,806	1,563.6	77.84	46.43	68.40	-3.98	20.51	4.87	1.19	1.27	38.05	21.21	288.86	6,876,715
TRST	TrustCo Bank Corp NY	MA	47.53	17,507	832.1	48.45	30.17	46.99	1.15	50.55	15.00	3.41	3.41	38.32	38.29	371.73	6,507,879
WSBF	Waterstone Financial, Inc.	MW	17.90	17,319	310.0	18.88	12.09	17.78	0.67	44.82	8.16	1.66	1.66	19.19	NA	129.99	2,251,218
WNEB	Western New England Bancorp, Inc.	NE	13.85	20,088	278.2	14.52	8.53	13.97	-0.86	44.72	9.75	0.89	0.88	12.26	11.59	137.62	2,764,537
WSFS	WSFS Financial Corporation	MA	71.21	52,044	3,706.1	73.06	49.92	71.64	-0.60	33.60	28.91	5.62	5.89	52.24	NA	424.77	22,106,915
MHCs
BSBK	Bogota Financial Corp.	MA	8.21	12,563	103.1	9.50	6.82	8.45	-2.84	16.95	-2.84	0.17	0.14	10.90	10.89	72.03	904,948
CLBK	Columbia Financial, Inc.	MA	18.73	104,143	1,950.6	19.74	13.66	18.52	1.13	25.20	20.53	0.55	0.58	11.27	NA	105.72	11,010,507
GCBC	Greene County Bancorp, Inc.	MA	23.80	17,027	405.2	26.04	21.16	24.19	-1.61	4.52	7.06	2.29	NA	15.72	15.72	186.83	3,181,155
KFFB	Kentucky First Federal Bancorp	MW	4.43	8,087	35.8	4.98	1.96	4.31	2.78	69.08	-4.73	0.10	0.10	6.07	6.07	46.41	375,278
PBFS	Pioneer Bancorp, Inc.	MA	14.22	24,415	347.2	15.18	11.09	14.27	-0.35	20.92	5.49	0.81	NA	NA	NA	90.97	2,221,002
RBKB	Rhinebeck Bancorp, Inc.	MA	16.09	10,869	174.9	17.99	9.41	16.05	0.25	40.89	33.86	0.91	0.91	12.43	12.22	118.21	1,284,867
TFSL	TFS Financial Corporation	MW	14.92	278,837	4,160.3	15.58	12.54	14.96	-0.27	10.52	11.51	0.33	0.33	NA	NA	62.69	17,479,670
WSBK	Winchester Bancorp, Inc.	NE	12.85	9,295	119.4	13.39	8.76	12.89	-0.31	38.17	22.97	0.46	0.31	12.82	12.82	113.72	1,057,104
Under Acquisition
AFBI	Affinity Bancshares, Inc.	SE	22.43	6,095	136.7	22.50	17.75	22.43	0.00	23.24	9.57	1.37	1.43	21.24	18.30	151.71	924,677
NFBK	Northfield Bancorp, Inc.	MA	13.91	41,764	580.9	14.20	9.91	13.94	-0.22	19.50	21.70	0.12	0.97	16.63	16.63	137.32	5,735,202

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of May 4, 2026

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
AVBC	Avidia Bancorp, Inc.	NE	13.65	13.28	0.51	4.52	0.88	7.69	0.49	167.02	NA	106.57	14.55	110.00	NA	0.20	0.98	NA
AX	Axos Financial, Inc.	WE	10.48	9.83	1.80	16.62	1.77	16.29	0.62	192.15	10.61	161.97	16.97	173.95	10.72	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	18.44	18.36	-1.56	-7.50	-0.10	-0.49	NA	NA	NM	70.19	6.21	71.06	NM	0.00	0.00	NM
BVFL	BV Financial, Inc.	MA	20.16	18.82	1.37	6.59	1.58	7.60	NA	NA	13.99	92.64	18.68	100.89	12.03	0.13	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	10.44	NA	0.80	7.42	0.80	NA	0.56	NA	12.80	95.61	NA	96.64	12.76	0.34	4.43	63.33
CLST	Catalyst Bancorp, Inc.	SW	28.49	28.49	0.73	2.49	0.75	2.58	0.85	94.37	28.92	78.52	22.37	78.52	27.90	NA	NA	NM
CPBI	Central Plains Bancshares, Inc.	MW	16.38	NA	0.77	5.32	0.77	5.32	NA	NM	16.98	83.79	13.72	NA	16.98	NA	NA	NM
ECBK	ECB Bancorp, Inc.	NE	10.66	10.66	0.62	5.61	0.62	5.61	NA	NA	15.71	90.11	9.61	90.11	15.71	NA	NA	NM
FBLA	FB Bancorp, Inc.	SW	25.05	25.05	0.10	0.38	0.31	1.17	1.45	37.31	198.14	79.79	19.99	79.79	64.00	NA	NA	NM
FDSB	Fifth District Bancorp, Inc.	SW	24.28	24.28	0.76	3.17	0.25	1.05	0.11	312.32	18.90	62.33	15.13	62.33	57.36	NA	NA	NM
FNWB	First Northwest Bancorp	WE	7.36	7.31	0.23	3.15	0.40	5.46	1.08	77.53	18.04	60.03	4.42	60.44	10.80	0.00	0.00	NM
FSEA	First Seacoast Bancorp, Inc.	NE	10.60	10.58	-0.14	-1.37	-0.14	-1.33	0.08	716.95	NM	86.72	9.20	86.97	NM	NA	NA	NM
FLG	Flagstar Bank, National Association	MA	9.32	8.95	-0.06	-0.69	0.11	1.29	3.08	35.66	NM	75.84	6.67	79.56	83.39	0.04	0.29	NM
FSBW	FS Bancorp, Inc.	WE	9.80	9.42	1.04	10.76	1.10	11.32	NA	NA	9.39	96.32	9.44	100.61	8.93	1.16	2.88	31.70
HIFS	Hingham Institution for Savings	NE	10.61	10.61	1.12	10.78	0.81	7.80	NA	NA	12.23	126.77	13.45	126.77	16.91	2.52	0.90	14.12
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	9.04	8.51	0.96	10.48	0.99	10.84	NA	NA	9.76	98.86	8.94	105.63	9.44	0.54	2.88	28.13
HYNE	Hoyne Bancorp, Inc.	MW	32.97	32.95	0.05	0.25	0.39	1.96	0.24	604.05	NM	78.88	26.01	78.95	65.82	NA	NA	NM
KRNY	Kearny Financial Corp.	MA	10.03	NA	0.47	4.78	0.46	4.67	0.69	85.38	13.98	67.62	6.78	80.29	14.28	0.44	5.52	77.19
LSBK	Lake Shore Bancorp, Inc.	MA	19.72	19.72	1.13	6.45	NA	NA	NA	NA	14.57	87.73	17.30	87.73	NA	0.36	2.27	33.03
MGYR	Magyar Bancorp, Inc.	MA	11.62	NA	1.09	9.41	1.09	9.41	NA	NA	9.79	90.78	10.55	93.06	9.79	0.40	2.30	20.22
NECB	Northeast Community Bancorp, Inc.	MA	17.59	17.59	2.18	12.65	2.17	12.61	0.00	NM	7.37	92.02	16.19	92.02	7.39	0.80	3.37	31.06
NSTS	NSTS Bancorp, Inc.	MW	29.99	29.99	-0.14	-0.50	-0.14	-0.50	0.11	397.18	NM	84.01	25.20	84.01	NM	NA	NA	NM
PROV	Provident Financial Holdings, Inc.	WE	10.40	10.40	0.50	4.71	NA	NA	0.08	606.75	18.59	85.43	8.88	85.43	NA	0.56	3.27	60.87
PFS	Provident Financial Services, Inc.	MA	11.36	8.55	1.24	11.04	1.24	11.02	0.58	123.84	9.47	101.28	11.50	138.78	8.86	0.96	4.31	40.85
RVSB	Riverview Bancorp, Inc.	WE	9.95	8.25	-0.29	-2.65	0.31	2.87	NA	NA	NM	72.58	7.22	89.21	22.61	0.08	1.56	NM
SRBK	SR Bancorp, Inc.	MA	16.13	14.19	0.42	2.40	0.40	2.30	NA	NM	31.19	81.32	13.12	94.55	32.13	0.20	1.09	33.90
TCBS	Texas Community Bancshares, Inc.	SW	12.60	NA	0.70	6.11	NA	NA	NA	NA	NA	89.10	NA	89.10	NA	0.20	1.21	NA
TSBK	Timberland Bancorp, Inc.	WE	13.25	12.59	1.55	11.81	NA	NA	0.47	198.28	10.30	116.34	15.41	123.31	NA	1.16	2.88	28.64
TFIN	Triumph Financial, Inc.	SW	13.83	8.49	0.49	3.40	0.52	3.58	1.51	37.60	55.19	172.64	22.89	309.59	51.70	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	10.31	10.30	0.99	9.17	0.99	9.17	0.35	246.89	13.94	124.02	12.79	124.13	13.94	1.52	3.20	43.99
WSBF	Waterstone Financial, Inc.	MW	15.47	NA	1.32	8.45	1.32	8.45	NA	NA	10.78	93.28	14.43	94.24	10.78	0.68	3.80	37.35
WNEB	Western New England Bancorp, Inc.	NE	8.97	8.53	0.65	7.29	0.64	7.17	0.17	436.89	15.56	113.00	10.14	119.47	15.80	0.28	2.02	31.46
WSFS	WSFS Financial Corporation	MA	12.28	NA	1.44	11.40	1.47	11.58	0.40	239.64	12.67	136.30	16.79	214.50	12.08	0.80	1.12	12.63
MHCs
BSBK	Bogota Financial Corp.	MA	15.57	15.56	0.23	1.50	0.18	1.22	1.47	19.01	48.29	75.31	11.73	75.37	59.65	NA	NA	NM
CLBK	Columbia Financial, Inc.	MA	10.66	NA	0.51	4.92	0.53	5.11	0.43	166.19	34.05	166.19	17.72	186.95	32.10	NA	NA	NM
GCBC	Greene County Bancorp, Inc.	MA	8.41	8.41	1.28	15.72	NA	NA	NA	NA	10.39	151.44	12.74	151.44	NA	0.40	1.68	17.47
KFFB	Kentucky First Federal Bancorp	MW	13.08	13.08	0.22	1.72	0.22	1.72	0.55	106.35	44.30	72.96	9.55	72.96	44.30	0.00	0.00	NM
PBFS	Pioneer Bancorp, Inc.	MA	14.79	NA	0.93	6.22	NA	NA	NA	NA	17.56	110.09	NA	114.44	NA	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	10.79	10.63	0.77	7.51	0.78	7.53	NA	NA	17.68	129.44	13.97	131.65	17.61	NA	NA	NM
TFSL	TFS Financial Corporation	MW	11.00	10.95	0.54	4.84	0.54	4.84	0.22	201.89	45.21	220.25	NA	221.39	45.21	1.13	7.57	342.42
WSBK	Winchester Bancorp, Inc.	NE	11.27	11.27	0.23	2.07	0.42	3.78	NA	NA	27.93	100.25	11.30	100.25	40.95	NA	NA	NM
Under Acquisition
AFBI	Affinity Bancshares, Inc.	SE	14.00	12.30	0.95	6.98	0.99	7.26	NA	NA	16.37	105.60	14.78	122.58	15.73	NA	NA	NM
NFBK	Northfield Bancorp, Inc.	MA	12.11	12.11	0.08	0.67	0.68	5.43	NA	176.68	115.92	83.63	10.13	83.63	14.33	0.52	3.74	433.33

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

Year/Qtr. Ended		DJIA	S&P 500	NASDAQ Composite	S&P U.S. BMI Banks Index	KBW NASDAQ Regional Bank Index
2015:	Quarter 1	17776.1	2067.9	4900.9	102.0	79.9
	Quarter 2	17619.5	2063.1	4986.9	109.1	87.5
	Quarter 3	16284.7	1920.0	4620.2	100.1	81.2
	Quarter 4	17425.0	2043.9	5007.4	105.4	82.0
2016:	Quarter 1	17685.1	2059.7	4869.9	92.8	77.6
	Quarter 2	17930.0	2098.9	4842.7	93.9	80.0
	Quarter 3	18308.2	2168.3	5312.0	100.7	86.5
	Quarter 4	19762.6	2238.8	5383.1	130.4	111.2
2017:	Quarter 1	20663.2	2362.7	5911.7	131.2	106.7
	Quarter 2	21349.6	2423.4	6140.4	134.9	106.6
	Quarter 3	22405.1	2519.4	6496.0	140.4	109.0
	Quarter 4	24719.2	2673 6	6903.4	151.0	110.9
2018:	Quarter 1	24103.1	2640.9	7063.5	148.9	111.9
	Quarter 2	24271.4	2718.4	7510.3	146.2	113.9
	Quarter 3	26458.3	2914.0	8046.4	149.1	110.7
	Quarter 4	23327.5	2506.9	6635.3	123.4	89.4
2019:	Quarter 1	25928.7	2834.4	7729.3	133.9	97.1
	Quarter 2	26600.0	2941.8	8006.2	142.2	100.2
	Quarter 3	26916.8	2976.7	7999.3	145.3	98.8
	Quarter 4	28538.4	3230.8	8972.6	164.6	107.6
2020:	Quarter 1	21917.2	2584.6	7700.1	97.1	63.6
	Quarter 2	25812.9	3100.3	10058.8	106.3	72.2
	Quarter 3	27781.7	3363.0	11167.5	103.1	64.1
	Quarter 4	30606.5	3756.1	12888.3	138.9	94.6
2021:	Quarter 1	32981.6	3972.9	13246.9	171.3	121.9
	Quarter 2	34502.5	4297.5	14504.0	176.0	119.4
	Quarter 3	33843.9	4307.5	14448.6	182.7	122.5
	Quarter 4	36338.3	4766.2	15645.0	184.0	126.0
2022:	Quarter 1	34678.4	4530.4	14220.5	171.0	122.5
	Quarter 2	30775.4	3785.4	11028.7	141.2	107.1
	Quarter 3	28725.5	3585.6	10575.6	136.7	110.5
	Quarter 4	33147.3	3839.5	10466.5	148.4	114.1
2023:	Quarter 1	33274.2	4109.3	12221.9	128.0	92.9
	Quarter 2	34407.6	4450.4	13787.9	130.4	86.7
	Quarter 3	33507.5	4288.1	13219.3	128.0	87.9
	Quarter 4	37689.5	4769.8	15011.4	156.2	109.5
2024:	Quarter 1	39807.4	5254.4	16379.5	172.2	102.2
	Quarter 2	39118.9	5460.5	17732.6	172.5	98.6
	Quarter 3	42330.2	5762.5	18189.2	182.8	113.2
	Quarter 4	42544.2	5881.6	19310.8	203.1	120.0
2025:	Quarter 1	42001.8	5611.9	17299.3	198.4	112.6
	Quarter 2	44094.8	6205.0	20369.7	222.9	116.5
	Quarter 3	46397.9	6688.5	22660.0	241.0	121.7
	Quarter 4	48063.3	6845.5	23242.0	254.1	124.0
2026:	Quarter 1	46341.5	6528.5	21590.6	237.0	126.4
As of May 4, 2026		48941.9	7200.8	25067.8	249.7	133.7

(1)	End of period data.

Sources: S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Indices as of May 4, 2026

Index Summary (Current Data)

Industry Banking

Geography All

Index Name	Current Value	As Of	Day’s Change	Day’s Change (%)
Banking Indexes
S&P United States BMI Banks	249.68	5/4/2026	(4.12)	(1.62)
KBW Nasdaq Bank Index	166.06	5/4/2026	(2.94)	(1.74)
KBW Nasdaq Regional Bank Index	133.70	5/4/2026	(1.37)	(1.02)
S&P 500 Bank	593.10	5/4/2026	(10.37)	(1.72)
NASDAQ Bank	4,852.21	5/4/2026	(71.82)	(1.46)
S&P 500 Commercial Banks	847.34	5/4/2026	(14.82)	(1.72)
S&P 500 Diversified Banks	1,126.70	5/4/2026	(19.20)	(1.68)
S&P 500 Regional Banks	121.07	5/4/2026	(2.69)	(2.17)
Market Cap Indexes
Dow Jones U.S. MicroCap Banks	39,556.19	5/4/2026	(642.09)	(1.60)
S&P U.S. SmallCap Banks	291.93	5/4/2026	(3.90)	(1.32)
S&P U.S. MidCap Banks	680.94	5/4/2026	(14.68)	(2.11)
S&P U.S. LargeCap Banks	723.33	5/4/2026	(12.32)	(1.67)
S&P United States Between USD1 Billion and USD5 Billion Banks (Industry Group)	840.38	5/4/2026	(9.82)	(1.16)
S&P United States Over USD5 Billion Banks	743.64	5/4/2026	(12.58)	(1.66)
S&P United States Between USD250 Million and USD1 Billion Banks (Industry Group)	1,872.88	5/4/2026	(32.97)	(1.73)
S&P United States Under USD250 Million Banks (Industry Group)	1,649.32	5/4/2026	(25.07)	(1.50)
Geographic Indexes
S&P U.S. BMI Banks - Mid-Atlantic Region	1,258.29	5/4/2026	(18.60)	(1.46)
S&P U.S. BMI Banks - Midwest Region	807.54	5/4/2026	(13.51)	(1.65)
S&P U.S. BMI Banks - New England Region	765.12	5/4/2026	(10.22)	(1.32)
S&P U.S. BMI Banks - Southeast Region	608.46	5/4/2026	(11.72)	(1.89)
S&P U.S. BMI Banks - Southwest Region	1,525.02	5/4/2026	(22.86)	(1.48)
S&P U.S. BMI Banks - Western Region	1,756.20	5/4/2026	(33.21)	(1.86)
Broad Market Indexes
DJIA	48,941.90	5/4/2026	(557.37)	(1.13)
S&P 500	7,200.75	5/4/2026	(29.37)	(0.41)
S&P 400 Mid Cap	3,615.91	5/4/2026	(23.93)	(0.66)
S&P 500 Financials	857.47	5/4/2026	(6.20)	(0.72)
MSCI US IMI Financials	3,080.10	5/4/2026	(22.73)	(0.73)
NASDAQ	25,067.80	5/4/2026	(46.64)	(0.19)
NASDAQ Finl	7,078.75	5/4/2026	(5.39)	(0.08)
NYSE	22,893.46	5/4/2026	(147.68)	(0.64)
Russell 1000	3,918.21	5/4/2026	(15.74)	(0.40)
Russell 2000	2,796.00	5/4/2026	(16.83)	(0.60)
Russell 3000	4,088.70	5/4/2026	(16.81)	(0.41)
S&P TSX Composite	33,638.87	5/4/2026	(252.31)	(0.74)

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

*	- Intraday data is not currently available. Data is as of the previous close.
**	- Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

EXHIBIT IV-4

Massachusetts Bank and Thrift Acquisitions 2021 - Present

Exhibit IV-4

Massachusetts Bank and Thrift Acquisitions 2021-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
04/06/2026	Pending	Cmnty Bncp the Berkshires MHC	MA	Pittsfield Co-operative Bank	MA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
10/31/2025	Pending	Mutual Bancorp.	MA	Bluestone Bank	MA	1,580,709	7.90	7.84	0.35	4.76	0.11	427.27	NA	NA	NA	NA	NA	NA	NA
03/25/2025	01/01/2026	MountainOne Financial MHC	MA	Mechanics Bancorp, MHC	MA	837,477	11.54	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
07/29/2025	12/16/2025	PeoplesBancorp MHC	MA	Athol Savings Bank	MA	682,196	10.14	10.14	0.64	6.48	0.68	98.61	NA	NA	NA	NA	NA	NA	NA
06/05/2025	11/14/2025	NB Bancorp	MA	Provident Bancorp, Inc.	MA	1,553,956	15.06	15.06	0.29	1.95	2.02	67.35	211.7	12.242	93.05	93.05	47.09	13.62	-2.05
05/20/2025	11/01/2025	Hometown Financial Group MHC	MA	CFSB Bancorp, Inc.	MA	366,200	20.68	20.68	0.00	-0.01	NA	NM	94.9	14.250	123.25	123.25	NA	25.92	NA
04/24/2025	10/28/2025	Eastern Bankshares Inc.	MA	HarborOne Bancorp, Inc.	MA	5,700,330	10.10	9.15	0.45	4.41	0.54	159.61	481.8	11.866	89.43	99.75	18.83	8.45	NA
12/16/2024	09/01/2025	Berkshire Hills Bancorp Inc.	MA	Brookline Bancorp, Inc.	MA	11,676,721	10.54	8.50	0.65	6.20	0.62	178.71	1141.3	12.684	92.76	117.67	15.28	9.77	NA
12/09/2024	07/01/2025	Independent Bank Corp.	MA	Enterprise Bancorp, Inc.	MA	4,742,809	7.76	7.65	0.77	10.88	0.55	245.33	564.2	45.062	152.14	154.52	15.54	11.89	5.53
10/01/2024	07/01/2025	River Run Bancorp MHC	MA	Rollstone Bancorp, MHC	MA	899,474	7.91	7.91	0.05	0.65	0.04	NM	NA	NA	NA	NA	NA	NA	NA
01/02/2025	05/01/2025	Reading Cooperative Bank	MA	Wakefield Co-operative Bank	MA	313,408	6.05	6.05	-0.23	-3.90	0.34	182.97	NA	NA	NA	NA	NA	NA	NA
06/20/2024	01/31/2025	PeoplesBancorp MHC	MA	SSB Community Bancorp MHC	MA	1,599,380	7.69	7.68	0.20	2.64	0.18	392.61	NA	NA	NA	NA	NA	NA	NA
02/15/2024	09/21/2024	Hometown Financial Group MHC	MA	North Shore Bancorp	MA	1,662,477	12.31	12.14	1.12	9.29	0.21	563.11	NA	NA	NA	NA	NA	NA	NA
09/19/2023	07/12/2024	Eastern Bankshares Inc.	MA	Cambridge Bancorp	MA	5,489,622	9.60	8.41	0.84	9.08	0.13	528.87	527.1	66.460	98.94	114.48	11.08	9.60	1.69
09/21/2023	04/02/2024	Mutual Bancorp.	MA	Fidelity Mutual Holding Company	MA	1,478,263	8.41	8.37	0.64	7.50	0.08	684.67	NA	NA	NA	NA	NA	NA	NA
03/14/2023	01/01/2024	1831 Bancorp MHC	MA	South Shore Bancorp MHC	MA	2,111,040	8.17	7.84	0.98	11.95	0.27	347.77	NA	NA	NA	NA	NA	NA	NA
12/16/2022	07/01/2023	Newburyport Five Cents Bancorp	MA	Pentucket Bank Holdings, MHC	MA	946,817	9.80	9.80	0.12	1.07	0.92	83.25	NA	NA	NA	NA	NA	NA	NA
07/28/2022	12/03/2022	1889 Bancorp MHC	MA	Foxboro Federal Savings	MA	205,082	12.43	12.43	0.55	3.86	0.00	NA	NA	NA	NA	NA	NA	NA	NA
03/28/2022	10/07/2022	Hometown Financial Group MHC	MA	Randolph Bancorp, Inc.	MA	803,278	12.56	12.56	1.29	9.31	0.48	164.46	148.3	27.000	136.84	136.87	14.36	18.46	8.98
05/23/2022	10/01/2022	Cambridge Bancorp	MA	Northmark Bank	MA	442,468	12.12	12.12	0.78	6.73	0.00	NA	63.0	79.540	117.52	117.52	17.87	14.24	3.21
02/23/2022	08/01/2022	1854 Bancorp	MA	Patriot Community Bank	MA	207,627	14.86	14.86	1.13	7.81	1.62	55.79	NA	15.750	NA	NA	NA	NA	NA
04/22/2021	11/12/2021	Independent Bank Corp.	MA	Meridian Bancorp, Inc.	MA	6,503,925	12.13	11.84	1.17	10.12	0.07	NM	1150.6	21.882	145.39	149.55	14.49	17.69	8.71
04/07/2021	11/12/2021	Eastern Bankshares Inc.	MA	Century Bancorp, Inc.	MA	7,289,324	5.23	5.20	0.68	11.97	0.04	NM	641.9	115.280	168.32	169.53	14.82	8.81	NA
01/04/2021	07/01/2021	SVB Financial Group	CA	Boston Private Financial Holdings, Inc.	MA	10,048,733	8.64	8.04	0.49	5.34	0.31	261.98	942.6	10.943	103.79	112.30	19.90	9.38	1.73
				Average:		2,919,188	10.51	10.19	0.59	5.82	0.44	277.65			120.13	126.23	18.93	13.44	3.97
				Median:		1,553,956	10.10	8.83	0.64	6.34	0.27	214.15			117.52	117.67	15.41	11.89	3.21

Source: S&P Global Market Intelligence.

SNL Table
Buyer Name/ Target Name	S&P Deal Key	Target State	Target Region	Announce Date mm/ dd/yyyy	Completion/ Termination Date mm/dd/ yyyy	Deal Status	Buyer Short Name	Buyer State	Target Name	Target State	Target General Industry Type	TA: Assets ($000)	TA: Equity/ Assets (%)	TA: Tangible Equity/ Assets (%)	TA: LTM ROAA (%)	TA: LTM ROAE (%)	TA: NPAs/ Assets (%)	TA: Loan Loss Reserves/ NPLs (%)	Deal Value ($M)	Deal Value per Share ($)	Consideration Type	Price/ Book (%)	Price/ Tangible Book (%)	Price/ LTM Earnings (x)	Deal Value/ Assets (%)	Franchise Premium/ Core Deposits (%)
125087	137852	141550	12544	12065	12576	12064	12506	12067	12070	12071	12548	12272	12304	12305	126388	45231	12307	12308	12118	12119	12595	12158	12162	12153	12164	12176
												MstRct	MstRct	MstRct	Most Recent	MstRct	MstRct	MstRct	A	A		A	A	A	A	A
												NA	NA	NA	NA	NA	NA	NA	NA	NA		NA	NA	NA	NA	NA
Community Bancorp of the Berkshires, MHC/Pittsfield Co-operative Bank	2204032	MA	Northeast	04/06/2026	Pending	Definitive Agreement	Cmnty Bncp the Berkshires MHC	MA	Pittsfield Co-operative Bank	MA	Bank	NA	NA	NA	NA	NA	NA	NA	NA	NA	Unclassified	NA	NA	NA	NA	NA
Mutual Bancorp./Bluestone Bank	2180711	MA	Northeast	10/31/2025	Pending	Definitive Agreement	Mutual Bancorp.	MA	Bluestone Bank	MA	Bank	1,580,709	7.90	7.84	0.35	4.76	0.11	427.27	NA	NA	Unclassified	NA	NA	NA	NA	NA
MountainOne Financial, MHC/Mechanics Bancorp, MHC	2138474	MA	Northeast	03/25/2025	01/01/2026	Completion	MountainOne Financial MHC	MA	Mechanics Bancorp, MHC	MA	Bank	837,477	11.54	NA	NA	NA	NA	NA	NA	NA	Unclassified	NA	NA	NA	NA	NA
PeoplesBancorp, MHC/Athol Savings Bank	2161360	MA	Northeast	7/29/2025	12/16/2025	Completion	PeoplesBancorp MHC	MA	Athol Savings Bank	MA	Bank	682,196	10.14	10.14	0.64	6.48	0.68	98.61	NA	NA	Unclassified	NA	NA	NA	NA	NA
NB Bancorp, Inc./Provident Bancorp, Inc.	2151793	MA	Northeast	6/5/2025	11/14/2025	Completion	NB Bancorp	MA	Provident Bancorp, Inc.	MA	Savings Bank/ Thrift/ Mutual	1,553,956	15.06	15.06	0.29	1.95	2.02	67.35	211.72	12.24	Cash, Common Stock	93.05	93.05	47.09	13.62	-2.05
Hometown Financial Group MHC/CFSB Bancorp, Inc.	2148620	MA	Northeast	5/20/2025	11/1/2025	Completion	Hometown Financial Group MHC	MA	CFSB Bancorp, Inc.	MA	Savings Bank/ Thrift/ Mutual	366,200	20.68	20.68	0.00	-0.01	NA	NM	94.9	14.25	Cash	123.3	123.3	NA	25.92	NA
Eastern Bankshares, Inc./HarborOne Bancorp, Inc.	2144050	MA	Northeast	4/24/2025	10/28/2025	Completion	Eastern Bankshares Inc.	MA	HarborOne Bancorp, Inc.	MA	Savings Bank/ Thrift/ Mutual	5,700,330	10.10	9.15	0.45	4.41	0.54	159.61	481.82	11.87	Cash, Common Stock, Options/ Warrants	89.4	99.8	18.8	8.45	NA
Berkshire Hills Bancorp, Inc./Brookline Bancorp, Inc.	2120658	MA	Northeast	12/16/2024	09/01/2025	Completion	Berkshire Hills Bancorp Inc.	MA	Brookline Bancorp, Inc.	MA	Bank	11,676,721	10.54	8.50	0.65	6.20	0.62	178.71	1,141.3	12.684	Common Stock	92.76	117.67	15.28	9.77	NA
Independent Bank Corp./Enterprise Bancorp, Inc.	2118806	MA	Northeast	12/9/2024	7/1/2025	Completion	Independent Bank Corp.	MA	Enterprise Bancorp, Inc.	MA	Bank	4,742,809	7.76	7.65	0.77	10.88	0.55	245.33	564.2	45.06	Cash, Common Stock	152.1	154.5	15.5	11.89	5.53
River Run Bancorp, MHC/Rollstone Bancorp, MHC	2107090	MA	Northeast	10/1/2024	7/1/2025	Completion	River Run Bancorp MHC	MA	Rollstone Bancorp, MHC	MA	Savings Bank/ Thrift/ Mutual	899,474	7.91	7.91	0.05	0.65	0.04	NM	NA	NA		NA	NA	NA	NA	NA
Reading Co-Operative Bank/Wakefield Co-operative Bank	2124349	MA	Northeast	1/2/2025	5/1/2025	Completion	Reading Cooperative Bank	MA	Wakefield Co-operative Bank	MA	Bank	313,408	6.05	6.05	-0.23	-3.90	0.34	182.97	NA	NA		NA	NA	NA	NA	NA
PeoplesBancorp, MHC/SSB Community Bancorp MHC	2087733	MA	Northeast	6/20/2024	1/31/2025	Completion	PeoplesBancorp MHC	MA	SSB Community Bancorp MHC	MA	Bank	1,599,380	7.69	7.68	0.20	2.64	0.18	392.61	NA	NA		NA	NA	NA	NA	NA
Hometown Financial Group MHC/North Shore Bancorp	2067858	MA	Northeast	02/15/2024	09/21/2024	Completion	Hometown Financial Group MHC	MA	North Shore Bancorp	MA	Bank	1,662,477	12.31	12.14	1.12	9.29	0.21	563.11	NA	NA		NA	NA	NA	NA	NA
Eastern Bankshares, Inc./Cambridge Bancorp	2044851	MA	Northeast	9/19/2023	7/12/2024	Completion	Eastern Bankshares Inc.	MA	Cambridge Bancorp	MA	Bank	5,489,622	9.60	8.41	0.84	9.08	0.13	528.87	527.14	66.46	Common Stock	98.9	114.5	11.1	9.60	1.69
Mutual Bancorp./Fidelity Mutual Holding Company	2045349	MA	Northeast	9/21/2023	4/2/2024	Completion	Mutual Bancorp.	MA	Fidelity Mutual Holding Company	MA	Bank	1,478,263	8.41	8.37	0.64	7.50	0.08	684.67	NA	NA		NA	NA	NA	NA	NA
1831 Bancorp MHC/South Shore Bancorp MHC	2015104	MA	Northeast	3/14/2023	1/1/2024	Completion	1831 Bancorp MHC	MA	South Shore Bancorp MHC	MA	Bank	2,111,040	8.17	7.84	0.98	11.95	0.27	347.77	NA	NA		NA	NA	NA	NA	NA
Newburyport Five Cents Bancorp MHC/Pentucket Bank Holdings, MHC	2000816	MA	Northeast	12/16/2022	7/1/2023	Completion	Newburyport Five Cents Bancorp	MA	Pentucket Bank Holdings, MHC	MA	Bank	946,817	9.80	9.80	0.12	1.07	0.92	83.25	NA	NA		NA	NA	NA	NA	NA
1889 Bancorp MHC/Foxboro Federal Savings	1974735	MA	Northeast	7/28/2022	12/3/2022	Completion	1889 Bancorp MHC	MA	Foxboro Federal Savings	MA	Savings Bank/ Thrift/ Mutual	205,082	12.43	12.43	0.55	3.86	0.00	NA	NA	NA		NA	NA	NA	NA	NA
Hometown Financial Group MHC/Randolph Bancorp, Inc.	1950704	MA	Northeast	3/28/2022	10/7/2022	Completion	Hometown Financial Group MHC	MA	Randolph Bancorp, Inc.	MA	Savings Bank/ Thrift/ Mutual	803,278	12.56	12.56	1.29	9.31	0.48	164.46	148.28	27.00	Cash	136.84	136.87	14.36	18.46	8.98
Cambridge Bancorp/Northmark Bank	1961949	MA	Northeast	05/23/2022	10/01/2022	Completion	Cambridge Bancorp	MA	Northmark Bank	MA	Bank	442,468	12.12	12.12	0.78	6.73	0.00	NA	63.0	79.540	Common Stock	117.52	117.52	17.87	14.24	3.21
1854 Bancorp/Patriot Community Bank	1944258	MA	Northeast	2/23/2022	8/1/2022	Completion	1854 Bancorp	MA	Patriot Community Bank	MA	Bank	207,627	14.86	14.86	1.13	7.81	1.62	55.79	NA	15.75	Cash	NA	NA	NA	NA	NA
Independent Bank Corp./Meridian Bancorp, Inc.	1876054	MA	Northeast	4/22/2021	11/12/2021	Completion	Independent Bank Corp.	MA	Meridian Bancorp, Inc.	MA	Savings Bank/ Thrift/ Mutual	6,503,925	12.13	11.84	1.17	10.12	0.07	NM	1,150.6	21.88	Common Stock	145.4	149.6	14.5	17.69	8.71
Eastern Bankshares, Inc./Century Bancorp, Inc.	1858673	MA	Northeast	4/7/2021	11/12/2021	Completion	Eastern Bankshares Inc.	MA	Century Bancorp, Inc.	MA	Bank	7,289,324	5.23	5.20	0.68	11.97	0.04	NM	641.9	115.28	Cash	168.3	169.5	14.8	8.81	NA
SVB Financial Group/Boston Private Financial Holdings, Inc.	1794516	MA	Northeast	1/4/2021	7/1/2021	Completion	SVB Financial Group	CA	Boston Private Financial Holdings, Inc.	MA	Bank	10,048,733	8.64	8.04	0.49	5.34	0.31	261.98	942.56	10.94	Cash, Common Stock	103.79	112.30	19.90	9.38	1.73

EXHIBIT IV-5

Narragansett Bancorp, Inc.

Director and Senior Management Summary Resumes

Exhibit IV-5

Narragansett Bancorp, Inc.

Director and Senior Management Summary Resumes

Directors with terms ending following the year ending December 31, 2026:

Gail M. Fortes is the Executive Director of the YWCA of Southeastern MA, where she has worked for 31 years. Her experience, including senior leadership in an organization with over 20 employees, provides valuable insight into non-profit leadership, finance, governance, marketing, human resources and strategic planning. Director since 2021. Age 54.

Steven W. Kenyon is a Certified Public Accountant and the Vice President of Administration & Finance at Bristol Community College, where he has worked since 1994. In this position, he serves as the Chief Financial Officer where he is responsible for the overall financial health, sustainability, and strategic financial planning of the institution. His responsibilities further include campus police, facilities, capital projects, risk and compliance, finance and other administrative responsibilities. With over 39 years of experience in finance and accounting, he provides the board of directors with valuable knowledge of the financial aspects of BayCoast Bank’s business. Director since 2004. Age 60.

Brian R. LeComte has served as the President and Chief Operating Officer of Gold Medal Bakery, Inc. since July 2022. In this position, he is responsible for all day-to-day operations. He previously served as Treasurer at Gold Medal Bakery, Inc. from 2004 to July 2022, where he was responsible for finance, accounting, human resources and information technology functions. His experience, including senior leadership in an organization with over 500 employees, gives him extensive insight into the customers who live in our market areas as well as both the economic developments affecting the communities in which we operate. Director since 2024. Age 45.

Eric B. Mack is an attorney and shareholder of Littler Mendleson P.C., where he has worked since October 2013. Mr. Mack’s practice focuses on assisting private employers, especially financial institutions and hospitals, in a variety of employment disputes. His legal experience provides the board of directors with extensive expertise in employment matters. Director since 2021. Age 44.

Directors with terms ending following the year ending December 31, 2027:

Maria L. Aguiar is a Certified Public Accountant and was in practice for nearly 40 years prior to her retirement in 2022. Ms. Aguiar has extensive experience with the audit, review and/or preparation of financial statements of non-public commercial businesses, non-profit organizations, and pension plans, as well as preparation of corporate, individual, pension and non-profit tax returns. This experience provides the board of directors with extensive insight into accounting and tax matters. Director since 2005. Age 61.

Paul M. Joncas has served as the President of Meganet Communications, an internet service provider serving corporate and residential customers in Massachusetts, New Hampshire, Rhode Island and Vermont, since 1995, the President of Megaclear, a Competitive Local Exchange Carrier company, since 2000, and a Managing Partner of Madison FR Properties, LLC, a Commercial Real Estate Development and Leasing company, since 2018. Mr. Joncas has also served as a partner of Riggar Leasing LLC, a Commercial Real Estate Development and Leasing company, since 2022. Through his extensive experience in the technology industry and as an owner of multiple companies, he brings valuable insight to the board across a range of sectors, including technology and commercial real estate management. Director since 2019. Age 55.

Mary Louise Nunes is a Certified Public Accountant and the Managing Member of Nunes & Charrier, LLC, an accounting firm. She has worked as a CPA for 38 years and is a Chartered Global Management Accountant, Certified Financial Forensics, and holds a Master’s of Science in Taxation. Her experience provides the board of directors with extensive insight into accounting and tax matters. Director since 2019. Age 65.

Carl W. Taber has served as our Chief Lending Officer for 21 years and has over 50 years’ experience in the financial institutions industry, including as Chief Real Estate Lending Officer at another financial institution. Mr. Taber’s extensive experience in community banking provides a broad perspective on our lending operations and the challenges facing our organization and our business strategies. Director since 2025. Age 72.

Exhibit IV-5 (continued)

Narragansett Bancorp, Inc.

Director and Senior Management Summary Resumes

Lawrence R. Walsh had over 41 years’ work experience, including as a Chief Financial Officer for major manufacturing companies with 600 to 1200 employees, and as Chief Operating Officer and Chief Marketing Manager for a mid-sized manufacturer, prior to his retirement in 2018. His operational and executive experience as well as his financial acumen provides the board of directors with invaluable knowledge and strategic insight into all aspects of BayCoast Bank’s business. Director since 1999. Age 73.

Directors with terms ending following the year ending December 31, 2028:

Nicholas M. Christ currently serves as our Chair of the Board and Chief Executive Officer, having served as our President and Chief Executive Officer beginning in January 2006. Mr. Christ has over 45 years’ experience in the financial institutions industry, having been employed by BayCoast Bank since 1986. His positions as Chair of the Board and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy. Mr. Christ is the father of Executive Vice President and Chief Operating Officer Nicholas L. Christ. Director since 1987. Age 74.

Kenneth D. Furtado has served as President and Chief Executive Officer of OCI Software, a software design and development company that he founded, for over 45 years. His experience as a business owner gives him extensive insight into the customers who live in our market areas as well as both the economic developments affecting the communities in which we operate and also provides us with particular expertise in the area of information technology. Director since 2013. Age 68.

Margaret (Margarita) Patricio is Assistant Treasurer and Director at Boston Consulting Group (BCG), a global strategy consulting firm with more than $14 billion in annual revenues, where she has worked since 1995. She overseas BCG’s global cash operations and liquidity strategy, including oversight of the firm’s cash pools and In-House Bank operations. Her responsibilities also include cash forecasting, treasury accounting oversight, Treasury policy governance, and Treasury leadership across the Americas. Her experience and expertise in global Treasury operations, financial governance, risk management, and accounting within a large multinational organization, provides the board of directors with valuable financial and operational insight. Director since 2026. Age 55.

Marie Pellegrino has served as our President since December 2025, and has been employed by BayCoast Bank since 2013, including as Executive Vice President and Chief Operating Officer, and Chief Financial Officer. Ms. Pellegrino has over 25 years’ experience in the financial institutions industry. Her position as President fosters clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy. Director since 2025. Age 58.

Executive Officers Who Are Not Directors

Nicholas L. Christ has served as our Executive Vice President and Chief Operating Officer since January 2026, having worked at BayCoast Mortgage since 2015, where he served as President and Chief Executive Officer beginning in January 2024. Mr. Christ worked as a loan officer for ten years before joining BayCoast Bank. Mr. Christ is the son of Chairman and Chief Executive Officer Nicholas M. Christ. Age 43.

Daniel J. DeCosta has served as our Executive Vice President and Chief Information Officer since January 2024 and has worked at BayCoast Bank for 25 years. His responsibilities include overseeing operational support and all aspects of information technology. He holds a Bachelor’s degree in Business Information Systems. Age 42.

Diana Taxiera has served as our Senior Vice President and Chief Financial Officer since January 2025, and has been employed by BayCoast Bank since 2019, including as Vice President and Controller. Ms. Taxiera is a Certified Public Accountant and was previously an Accounting Manager at Digital Federal Credit Union, where she was employed from 2014 until 2019, and a Senior Auditor at Wolf & Company, where she was employed from 2009 to 2014. Age 39.

Source: Narragansett Bancorp’s prospectus.

EXHIBIT IV-6

Narragansett Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

Narragansett Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

	BayCoast Bank Historical at March 31, 2026		Pro Forma at March 31, 2026 Based Upon the Sale in the Offering of (1):
			5,848,000 Shares		6,880,000 Shares		7,912,000 Shares		9,098,800 Shares (2)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity capital	$258,226	8.95%	$278,622	9.56%	$282,422	9.68%	$286,222	9.79%	$290,592	9.92%

Tier 1 leverage capital (3)(4)	$234,201	8.22%	$254,597	8.85%	$258,397	8.97%	$262,197	9.09%	$266,567	9.22%
Tier 1 leverage requirement	142,406	5.00	143,792	5.00	144,047	5.00	144,302	5.00	144,595	5.00

Excess	$91,796	3.22%	$110,805	3.85%	$114,350	3.97%	$117,895	4.09%	$121,972	4.22%

Tier 1 risk-based capital (3)(4)	$234,201	10.69%	$254,597	11.59%	$258,397	11.76%	$262,197	11.92%	$266,567	12.12%
Tier 1 risk-based requirement	175,303	8.00	175,747	8.00	175,828	8.00	175,910	8.00	176,004	8.00

Excess	$58,898	2.69%	$78,850	3.59%	$82,569	3.76%	$86,287	3.92%	$90,563	4.12%

Total risk-based capital (3)(4)	$261,594	11.94%	$281,990	12.84%	$285,790	13.00%	$289,590	13.17%	$293,960	13.36%
Total risk-based requirement	219,129	10.00	219,683	10.00	219,785	10.00	219,887	10.00	220,005	10.00

Excess	$42,465	1.94%	$62,307	2.84%	$66,005	3.00%	$69,703	3.17%	$73,955	3.36%

Common equity tier 1 risk-based capital (3)(4)	$234,201	10.69%	$254,597	11.59%	$258,397	11.76%	$262,197	11.92%	$266,567	12.12%
Common equity tier 1 risk-based requirement	142,434	6.50	142,794	6.50	142,861	6.50	142,927	6.50	143,003	6.50

Excess	$91,767	4.19%	$111,803	5.09%	$115,536	5.26%	$119,270	5.42%	$123,564	5.62%

Reconciliation:
Net proceeds infused into BayCoast Bank			$27,740		$32,836		$37,932		$43,793
Less: Common stock acquired by employee stock ownership plan			(4,896)		(5,760)		(6,624)		(7,618)
Less: Common stock acquired by stock-based benefit plan			(2,448)		(2,880)		(3,312)		(3,809)

Pro forma increase in leverage capital			$20,396		$24,196		$27,996		$32,366

(1)

Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the aggregate number of shares of common stock of Narragansett Bancorp, Inc. sold in the offering and contributed to the charitable foundation with funds we lend and that our stock-based benefit plan issues a number of shares equal to 4% of the aggregate number of shares of common stock sold in the offering and contributed to the charitable foundation for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan.

(2)

As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(3)	Leverage capital levels are shown as a percentage of total average assets.
(4)	Pro forma dollar amounts and percentages assume net proceeds are invested in assets with a 20% risk weighting.

Source: Narragansett Bancorp’s prospectus.

EXHIBIT IV-7

Narragansett Bancorp, Inc.

Pro Forma Analysis Sheet – Fully Converted Basis

Exhibit IV-7

PRO FORMA ANALYSIS SHEET - FULLY CONVERTED BASIS

Narragansett Bancorp, Inc.

Prices as of May 4, 2026

					Peer Group				Massachusetts Companies				All Publicly-Traded
Price Multiple		Symbol	Subject (1)		Average		Median		Average		Median		Average		Median
Price-earnings ratio (x)		P/E	18.93	x	12.14	x	12.23	x	14.50	x	15.56	x	14.59	x	13.94	x
Price-core earnings ratio (x)		P/Core	21.92	x	13.67	x	14.11	x	16.14	x	15.80	x	14.49	x	12.42	x
Price-book ratio (%)	=	P/B	49.90%		99.21%		94.80%		109.11%		109.78%		95.53%		90.11%
Price-tangible book ratio (%)	=	P/TB	54.67%		104.02%		97.43%		111.59%		114.74%		106.93%		92.54%
Price-assets ratio (%)	=	P/A	5.28%		11.55%		11.46%		11.94%		11.80%		13.69%		13.45%

Valuation Parameters

Pre-Conversion Earnings (Y)	$7,370,000	ESOP Stock Purchases (E)	8.00%	(5)
Pre-Conversion Earnings (CY)	$6,220,000	Cost of ESOP Borrowings (S)	0.00%	(4)
Pre-Conversion Book Value (B)	$186,644,000	ESOP Amortization (T)	20.00	years
Pre-Conv. Tang. Book Val. (TB)	$158,620,000	RRP Amount (M)	4.00%
Pre-Conversion Assets (A)	$2,896,855,000	RRP Vesting (N)	5.00	years (5)
Reinvestment Rate (2)(R)	3.92%	Foundation (F)	2.42%
Est. Conversion Expenses (3)(X)	2.50%	Tax Benefit (Z)	950,000
Tax Rate (TAX)	25.00%	Percentage Sold (PCT)	100.00%
Shares Tax	$0	Option (O1)	10.00%	(6)
		Estimated Option Value (O2)	46.40%	(6)
		Option vesting (O3)	5.00	(6)
		Option pct taxable (O4)	25.00%	(6)

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$160,000,000
	1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)
2. V=	P/Core * (Y)	V=	$160,000,000
	1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)
3. V=	P/B * (B+Z)	V=	$160,000,000
	1 - P/B * PCT * (1-X-E-M-F)
4. V=	P/TB * (TB+Z)	V=	$160,000,000
	1 - P/TB * PCT * (1-X-E-M-F)
5. V=	P/A * (A+Z)	V=	$160,000,000
	1 - P/A * PCT * (1-X-E-M-F)

				Shares		Aggregate
	Shares Issued	Price Per	Gross Offering	Issued To	Total Shares	Market Value
Conclusion	To the Public	Share	Proceeds	Foundation	Issued	of Shares Issued
Supermaximum	20,736,800	10.00	$207,368,000	423,200	21,160,000	$211,600,000
Maximum	18,032,000	10.00	180,320,000	368,000	18,400,000	184,000,000
Midpoint	15,680,000	10.00	156,800,000	320,000	16,000,000	160,000,000
Minimum	13,328,000	10.00	133,280,000	272,000	13,600,000	136,000,000

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Net return reflects a reinvestment rate of 3.92 percent and a tax rate of 25.0 percent.
(3)	Offering expenses shown at estimated midpoint value.
(4)	No cost is applicable since holding company will fund the ESOP loan.
(5)	ESOP and MRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 25.0 percent.
(6)

10 percent option plan with an estimated Black-Scholes valuation of 46.40 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 25.0 percent.

EXHIBIT IV-8

Narragansett Bancorp, Inc.

Pro Forma Effect of Conversion Proceeds – Fully Converted Basis

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Narragansett Bancorp, Inc.

At the Minimum

1. Pro Forma Market Capitalization	$136,000,000
Less: Foundation Shares	2,720,000

2. Offering Proceeds	$133,280,000
Less: Estimated Offering Expenses	3,332,000

Net Conversion Proceeds	$129,948,000
3. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$129,948,000
Less: Cash Contribution to Foundation	600,000
Less: Non-Cash Stock Purchases (1)	16,320,000

Net Proceeds Reinvested	$113,028,000
Estimated net incremental rate of return	2.94%

Reinvestment Income	$3,323,023
Less: Shares Tax	0
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	408,000
Less: Amortization of Options (4)	1,183,200
Less: Recognition Plan Vesting (5)	816,000

Net Earnings Impact	$915,823

		Before Conversion	Net Earnings Increase	After Conversion
4. Pro Forma Earnings
12 Months ended March 31, 2026 (reported)		$7,370,000	$915,823	$8,285,823
12 Months ended March 31, 2026 (core)		$6,220,000	$915,823	$7,135,823

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5. Pro Forma Net Worth
March 31, 2026	$186,644,000	$113,028,000	$830,000	$300,502,000
March 31, 2026 (Tangible)	$158,620,000	$113,028,000	$830,000	$272,478,000

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6. Pro Forma Assets
March 31, 2026	$2,896,855,000	$113,028,000	$830,000	$3,010,713,000

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Narragansett Bancorp, Inc.

At the Midpoint

1. Pro Forma Market Capitalization	$160,000,000
Less: Foundation Shares	3,200,000

2. Offering Proceeds	$156,800,000
Less: Estimated Offering Expenses	3,920,000

Net Conversion Proceeds	$152,880,000
3. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$152,880,000
Less: Cash Contribution to Foundation	600,000
Less: Non-Cash Stock Purchases (1)	19,200,000

Net Proceeds Reinvested	$133,080,000
Estimated net incremental rate of return	2.94%

Reinvestment Income	$3,912,552
Less: Shares Tax	0
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	480,000
Less: Amortization of Options (4)	1,392,000
Less: Recognition Plan Vesting (5)	960,000

Net Earnings Impact	$1,080,552

		Before Conversion	Net Earnings Increase	After Conversion
4. Pro Forma Earnings
12 Months ended March 31, 2026 (reported)		$7,370,000	$1,080,552	$8,450,552
12 Months ended March 31, 2026 (core)		$6,220,000	$1,080,552	$7,300,552

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5. Pro Forma Net Worth
March 31, 2026	$186,644,000	$133,080,000	$950,000	$320,674,000
March 31, 2026 (Tangible)	$158,620,000	$133,080,000	$950,000	$292,650,000

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6. Pro Forma Assets
March 31, 2026	$2,896,855,000	$133,080,000	$950,000	$3,030,885,000

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Narragansett Bancorp, Inc.

At the Maximum Value

1. Pro Forma Market Capitalization	$184,000,000
Less: Foundation Shares	3,680,000

2. Offering Proceeds	$180,320,000
Less: Estimated Offering Expenses	4,508,000

Net Conversion Proceeds	$175,812,000
3. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$175,812,000
Less: Cash Contribution to Foundation	600,000
Less: Non-Cash Stock Purchases (1)	22,080,000

Net Proceeds Reinvested	$153,132,000
Estimated net incremental rate of return	2.94%

Reinvestment Income	$4,502,081
Less: Shares Tax	0
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	552,000
Less: Amortization of Options (4)	1,600,800
Less: Recognition Plan Vesting (5)	1,104,000

Net Earnings Impact	$1,245,281

		Before Conversion	Net Earnings Increase	After Conversion
4. Pro Forma Earnings
12 Months ended March 31, 2026 (reported)		$7,370,000	$1,245,281	$8,615,281
12 Months ended March 31, 2026 (core)		$6,220,000	$1,245,281	$7,465,281

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5. Pro Forma Net Worth
March 31, 2026	$186,644,000	$153,132,000	$1,070,000	$340,846,000
March 31, 2026 (Tangible)	$158,620,000	$153,132,000	$1,070,000	$312,822,000

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6. Pro Forma Assets
March 31, 2026	$2,896,855,000	$153,132,000	$1,070,000	$3,051,057,000

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Narragansett Bancorp, Inc.

At the Super Maximum Value

1. Pro Forma Market Capitalization	$211,600,000
Less: Foundation Shares	4,232,000

2. Offering Proceeds	$207,368,000
Less: Estimated Offering Expenses	5,184,200

Net Conversion Proceeds	$202,183,800
3. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$202,183,800
Less: Cash Contribution to Foundation	600,000
Less: Non-Cash Stock Purchases (1)	25,392,000

Net Proceeds Reinvested	$176,191,800
Estimated net incremental rate of return	2.94%

Reinvestment Income	$5,180,039
Less: Shares Tax	0
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	634,800
Less: Amortization of Options (4)	1,840,920
Less: Recognition Plan Vesting (5)	1,269,600

Net Earnings Impact	$1,434,719

		Before Conversion	Net Earnings Increase	After Conversion
4. Pro Forma Earnings
12 Months ended March 31, 2026 (reported)		$7,370,000	$1,434,719	$8,804,719
12 Months ended March 31, 2026 (core)		$6,220,000	$1,434,719	$7,654,719

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5. Pro Forma Net Worth
March 31, 2026	$186,644,000	$176,191,800	$1,208,000	$364,043,800
March 31, 2026 (Tangible)	$158,620,000	$176,191,800	$1,208,000	$336,019,800

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6. Pro Forma Assets
March 31, 2026	$2,896,855,000	$176,191,800	$1,208,000	$3,074,254,800

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

EXHIBIT IV-9

Narragansett Bancorp, Inc.

Pro Forma Analysis Sheet – Minority Stock Offering

EXHIBIT IV-9

PRO FORMA ANALYSIS SHEET - MINORITY STOCK OFFERING

Narragansett Bancorp, Inc.

May 4,. 2026

					Peer Group				Massachusetts Companies				All Publicly-Traded
Price Multiple		Symbol	Subject (1)		Mean		Median		Mean		Median		Mean		Median
Price-earnings ratio (x)		P/E	20.67	x	12.14	x	12.23	x	14.50	x	15.56	x	14.59	x	13.94	x
Price-core earnings ratio (x)		P/Core	24.28	x	13.67	x	14.11	x	16.14	x	15.80	x	14.49	x	12.42	x
Price-book ratio (%)	=	P/B	65.70%		99.21%		94.80%		109.11%		109.78%		95.53%		90.11%
Price-tangible book ratio (%)	=	P/TB	74.24%		104.02%		97.43%		111.59%		114.74%		106.93%		92.54%
Price-assets ratio (%)	=	P/A	5.42%		11.55%		11.46%		11.94%		11.80%		13.69%		13.45%

Valuation Parameters

Pre-Conversion Earnings (Y)(2)	$7,355,300	ESOP Stock Purchases (E)	8.00%	(6)
Pre-Conversion Earnings (CY)(2)	$6,205,300	Cost of ESOP Borrowings (S)	0.00%	(5)
Pre-Conversion Book Value (B)(2)	$186,144,000	ESOP Amortization (T)	20.00	years
Pre-Conv. Tang. Book Value (TB)(2)	$158,120,000	MRP Amount (M)	4.00%	(6)
Pre-Conversion Assets (A)(2)	$2,896,355,000	MRP Vesting (N)	5.00	years
Reinvestment Rate (3)(R)	3.92%	Foundation (F)	4.65%
Est. Conversion Expenses (4)(X)	4.55%	Tax Benefit (Z)	950,000
Tax Rate (TAX)	25.00%	Percentage Sold (PCT)	45.00%
		Option (O1)	10.00%	(7)
		Estimated Option Value (O2)	46.40%	(7)
		Option vesting (O3)	5.00	(7)
		Option pct taxable (O4)	25.00%	(7)

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$160,000,000
	1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)
2. V=	P/Core * (Y)	V=	$160,000,000
	1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)
3. V=	P/B * (B+Z)	V=	$160,000,000
	1 - P/B * PCT * (1-X-E-M-F)
4. V=	P/TB * (TB+Z)	V=	$160,000,000
	1 - P/TB * PCT * (1-X-E-M-F)
5. V=	P/A * (A+Z)	V=	$160,000,000
	1 - P/A * PCT * (1-X-E-M-F)

							Aggregate
					Shares		Market Value
	Shares Owned by	Shares Issued	Price Per	Gross Offering	Issued to	Total Shares	of Shares Issued	Full Value
Conclusion	The MHC	To the Public	Share	Proceeds	Foundation	Issued Publicly	Publicly	Total Shares
Super Maximum	11,638,000	9,098,800	10.00	$90,988,000	423,200	9,522,000	$95,220,000	21,160,000
Maximum	10,120,000	7,912,000	10.00	$79,120,000	368,000	8,280,000	82,800,000	18,400,000
Midpoint	8,800,000	6,880,000	10.00	$68,800,000	320,000	7,200,000	72,000,000	16,000,000
Minimum	7,480,000	5,848,000	10.00	$58,480,000	272,000	6,120,000	61,200,000	13,600,000

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Adjusted for capitalizing MHC with $500,000.
(3)	Net return reflects a reinvestment rate of 3.92 percent, and a tax rate of 25.0 percent.
(4)	Offering expenses shown at estimated midpoint value.
(5)	No cost is applicable since holding company will fund the ESOP loan.
(6)	ESOP and MRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 25.0 percent.
(7)

10 percent option plan with an estimated Black-Scholes valuation of 46.40 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 25.0 percent.

EXHIBIT IV-10

Narragansett Bancorp, Inc.

Pro Forma Effect of Conversion Proceeds – Minority Stock Offering

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Narragansett Bancorp, Inc.

At the Minimum

1. Pro Forma Market Capitalization	$61,200,000
Less: Foundation Shares	2,720,000

2. Offering Proceeds	$58,480,000
Less: Estimated Offering Expenses	3,001,134

Net Conversion Proceeds	$55,478,866
3. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$55,478,866
Less: Cash Contribution to Foundation	600,000
Less: Non-Cash Stock Purchases (1)	7,344,000

Net Proceeds Reinvested	$47,534,866
Estimated net incremental rate of return	2.94%

Reinvestment Income	$1,397,525
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	183,600
Less: Amortization of Options (4)	532,440
Less: Recognition Plan Vesting (5)	367,200

Net Earnings Impact	$314,285

		Before Conversion	Net Earnings Increase	After Conversion
4. Pro Forma Earnings
12 Months ended March 31, 2026 (reported)		$7,355,300	$314,285	$7,669,585
12 Months ended March 31, 2026 (core)		$6,205,300	$314,285	$6,519,585

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5. Pro Forma Net Worth
March 31, 2026	$186,144,000	$47,534,866	$830,000	$234,508,866
March 31, 2026 (Tangible)	$158,120,000	$47,534,866	$830,000	$206,484,866

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6. Pro Forma Assets
March 31, 2026	$2,896,355,000	$47,534,866	$830,000	$2,944,719,866

(1)	Includes ESOP and MRP stock purchases equal to 8.0 and 4.0 percent of the public shares, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25 percent taxable.
(5)	MRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Narragansett Bancorp, Inc.

At the Midpoint

1. Pro Forma Market Capitalization	$72,000,000
Less: Foundation Shares	3,200,000

2. Offering Proceeds	$68,800,000
Less: Estimated Offering Expenses	3,128,790

Net Conversion Proceeds	$65,671,210
3. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$65,671,210
Less: Cash Contribution to Foundation	600,000
Less: Non-Cash Stock Purchases (1)	8,640,000

Net Proceeds Reinvested	$56,431,210
Estimated net incremental rate of return	2.94%

Reinvestment Income	$1,659,078
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	216,000
Less: Amortization of Options (4)	626,400
Less: Recognition Plan Vesting (5)	432,000

Net Earnings Impact	$384,678

		Before Conversion	Net Earnings Increase	After Conversion
4. Pro Forma Earnings
12 Months ended March 31, 2026 (reported)		$7,355,300	$384,678	$7,739,978
12 Months ended March 31, 2026 (core)		$6,205,300	$384,678	$6,589,978

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5. Pro Forma Net Worth
March 31, 2026	$186,144,000	$56,431,210	$950,000	$243,525,210
March 31, 2026 (Tangible)	$158,120,000	$56,431,210	$950,000	$215,501,210

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6. Pro Forma Assets
March 31, 2026	$2,896,355,000	$56,431,210	$950,000	$2,953,736,210

(1)	Includes ESOP and MRP stock purchases equal to 8.0 and 4.0 percent of the public shares, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25 percent taxable.
(5)	MRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Narragansett Bancorp, Inc.

At the Maximum

1. Pro Forma Market Capitalization	$82,800,000
Less: Foundation Shares	3,680,000

2. Offering Proceeds	$79,120,000
Less: Estimated Offering Expenses	3,256,446

Net Conversion Proceeds	$75,863,554
3. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$75,863,554
Less: Cash Contribution to Foundation	600,000
Less: Non-Cash Stock Purchases (1)	9,936,000

Net Proceeds Reinvested	$65,327,554
Estimated net incremental rate of return	2.94%

Reinvestment Income	$1,920,630
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	248,400
Less: Amortization of Options (4)	720,360
Less: Recognition Plan Vesting (5)	496,800

Net Earnings Impact	$455,070

		Before Conversion	Net Earnings Increase	After Conversion
4. Pro Forma Earnings
12 Months ended March 31, 2026 (reported)		$7,355,300	$455,070	$7,810,370
12 Months ended March 31, 2026 (core)		$6,205,300	$455,070	$6,660,370

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5. Pro Forma Net Worth
March 31, 2026	$186,144,000	$65,327,554	$1,070,000	$252,541,554
March 31, 2026 (Tangible)	$158,120,000	$65,327,554	$1,070,000	$224,517,554

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6. Pro Forma Assets
March 31, 2026	$2,896,355,000	$65,327,554	$1,070,000	$2,962,752,554

(1)	Includes ESOP and MRP stock purchases equal to 8.0 and 4.0 percent of the public shares, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25 percent taxable.
(5)	MRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Narragansett Bancorp, Inc.

At the Super Maximum Value

1. Pro Forma Market Capitalization	$95,220,000
Less: Foundation Shares	4,232,000

2. Offering Proceeds	$90,988,000
Less: Estimated Offering Expenses	3,403,250

Net Conversion Proceeds	$87,584,750
3. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$87,584,750
Less: Cash Contribution to Foundation	600,000
Less: Non-Cash Stock Purchases (1)	11,426,400

Net Proceeds Reinvested	$75,558,350
Estimated net incremental rate of return	2.94%

Reinvestment Income	$2,221,415
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	285,660
Less: Amortization of Options (4)	828,414
Less: Recognition Plan Vesting (5)	571,320

Net Earnings Impact	$536,021

		Before Conversion	Net Earnings Increase	After Conversion
4. Pro Forma Earnings
12 Months ended March 31, 2026 (reported)		$7,355,300	$536,021	$7,891,321
12 Months ended March 31, 2026 (core)		$6,205,300	$536,021	$6,741,321

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5. Pro Forma Net Worth
March 31, 2026	$186,144,000	$75,558,350	$1,208,000	$262,910,350
March 31, 2026 (Tangible)	$158,120,000	$75,558,350	$1,208,000	$234,886,350

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6. Pro Forma Assets
March 31, 2026	$2,896,355,000	$75,558,350	$1,208,000	$2,973,121,350

(1)	Includes ESOP and MRP stock purchases equal to 8.0 and 4.0 percent of the public shares, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25 percent taxable.
(5)	MRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (46)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (41)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (42)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (38)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (38)	(703) 647-6549	joren@rpfinancial.com

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Suite 2A	Fax No.: (703) 528-1788
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